CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED, AS INDICATED BY A { * } IN THE TEXT, AND FILED WITH THE COMMISSION.

EXECUTED COPY

CREDIT AGREEMENT

among

INTIER AUTOMOTIVE INC. and

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

as Borrowers

- and -

THE BANK OF NOVA SCOTIA, BANK OF MONTREAL,

CANADIAN IMPERIAL BANK OF COMMERCE, BANK ONE, MICHIGAN, CITIBANK, N.A., CANADIAN BRANCH, THE BANK OF TOKYO - MITSUBISHI, LTD., ROYAL BANK OF CANADA, THE TORONTO-DOMINION BANK, EXPORT DEVELOPMENT CORPORATION

and other financial institutions

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Agent

- and -

BANK OF MONTREAL

As Syndication Agent

- and -

THE BANK OF NOVA SCOTIA and BANK OF MONTREAL

as Lead Arrangers

DATED as of September 21, 2001

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION *

1.01 Definitions *

1.02 Gender and Number *

1.03 Certificate of the Lenders as to Rates, etc. *

1.04 Interest Act *

1.05 Invalidity, etc. *

1.06 Headings, etc. *

1.07 Governing Law *

1.08 Submission to Jurisdiction *

1.09 References *

1.10 Currency *

1.11 This Agreement to Govern *

1.12 Determination of Amount of Loans *

1.13 Computation of Time Periods *

1.14 Actions on Days Other Than Banking Days *

1.15 Time of the Essence *

1.16 Consents and Approvals *

1.17 Obligations of Borrowers *

1.18 Incorporation of Schedules *

ARTICLE 2 CREDIT FACILITY *

2.01 Establishment of Credit Facility *

2.02 Revolving Nature of Credit Facility *

2.03 Voluntary Reduction in Commitment Amounts *

2.04 Oral Instructions *

2.05 Payments Against Credit Facility *

ARTICLE 3 GENERAL PROVISIONS RELATING TO CREDIT FACILITY *

3.01 Advances *

3.02 Borrowers' Obligations with Respect to Borrowing Notices *

3.03 Lenders' Obligations with Respect to Loans *

3.04 Payments Generally *

3.05 Disturbance of Libor Market *

3.06 Selection of Interest Periods and BA Periods *

3.07 Rollover and Conversion *

3.08 The Swingline Facility *

3.09 Change in Circumstances *

3.10 Illegality *

3.11 Indemnities *

3.12 Mandatory Repayment - Currency Excess *

3.13 U.S. Evidence of Indebtedness *

3.14 Canadian Evidence of Indebtedness *

3.15 Payments Free and Clear of Taxes *

ARTICLE 4 BANKERS' ACCEPTANCES *

4.01 Procedure Relating to Bankers' Acceptances *

4.02 BA Rate Loans *

4.03 Power of Attorney *

ARTICLE 5 LETTERS OF CREDIT *

5.01 Procedures Relating to Letters of Credit *

5.02 Reimbursement *

5.03 Lenders Not Liable *

5.04 Fees *

5.05 Overdue Amounts *

5.06 Acceleration *

5.07 Conflict *

5.08 Letters of Credit Subject to an Order *

5.09 Refund of Overpayments *

ARTICLE 6 INTEREST AND FEES *

6.01 Interest Rates *

6.02 Calculation and Payment of Interest *

6.03 General Interest Rules *

6.04 Commitment Fees *

6.05 Utilization Fee *

6.06 Payment of Costs and Expenses *

6.07 Adjustment of Fees Paid in Advance *

6.08 Failure to Deliver Compliance Certificate *

ARTICLE 7 REPRESENTATIONS AND WARRANTIES *

7.01 Representations and Warranties *

7.02 Survival of Representations and Warranties *

ARTICLE 8 COVENANTS *

8.01 Affirmative Covenants *

8.02 Negative Covenants *

ARTICLE 9 CONDITIONS PRECEDENT *

9.01 Conditions Precedent to Initial Advance under the Credit Facility *

9.02 Conditions Precedent to Subsequent Advances *

9.03 Waiver *

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES *

10.01 Events of Default *

10.02 Remedies Upon Default *

10.03 Set-Off *

ARTICLE 11 THE AGENT AND THE ADMINISTRATION OF THE CREDIT FACILITY *

11.01 Appointment and Authorization *

11.02 Duties and Obligations of Agent *

11.03 Agent's Authority to Deal with Borrowers *

11.04 Independent Credit Decisions *

11.05 Indemnification *

11.06 Successor Agent *

11.07 Action by and Consent of Lenders *

11.08 Waiver and Amendments *

11.09 Taking and Enforcement of Remedies *

11.10 Reliance by Borrowers Upon Agent *

11.11 No Liability of Agent *

11.12 Set-off *

11.13 Procedure for Making Loans *

11.14 Remittance of Payments *

11.15 Redistribution of Payments *

11.16 Several Liability *

11.17 Adjustments to Reflect Rateable Portions *

11.18 Distribution of Notices, etc *

ARTICLE 12 GENERAL *

12.01 Amendment *

12.02 Credit Information *

12.03 No Set-Off by the Borrowers *

12.04 Reliance by the Lenders *

12.05 Notices *

12.06 Further Assurances *

12.07 Assignment *

12.08 Exchange of Information *

12.09 Currency Conversion and Indemnity *

12.10 Attorney for Service *

12.11 Counterparts *

12.12 Entire Agreement *

12.13 Waiver of Jury Trial *
SCHEDULES

Schedule A - Canadian Borrowing Notice - Tranche A

Schedule B - U.S. Borrowing Notice - Tranche A

Schedule C - U.S. Borrowing Notice - Tranche B

Schedule D - Commitment Amounts

Schedule E - U.S. Note

Schedule F-1 - Form of Canadian Guarantee

Schedule F-2 - Form of US Guarantee

Schedule G - Restricted Subsidiaries

Schedule H - Form of Assignment

Schedule I - Addresses for Notice

Schedule J - Compliance Certificate

CREDIT AGREEMENT

THIS AGREEMENT is made as of the 21st day of September, 2001.

AMONG:

INTIER AUTOMOTIVE INC., a corporation amalgamated under the laws of the Province of Ontario

(herein called the "Canadian Borrower")

- and -

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC., a corporation incorporated under the laws of the State of Delaware

(herein called the "U.S. Borrower")

- and -

THE BANK OF NOVA SCOTIA, BANK OF MONTREAL, CANADIAN IMPERIAL BANK OF COMMERCE, BANK ONE, NA, CANADA BRANCH, Citibank, N.A., Canadian Branch, BANK OF TOKYO - MITSUBISHI (CANADA), ROYAL BANK OF CANADA, THE TORONTO-DOMINION BANK, EXPORT DEVELOPMENT CORPORATION and other financial institutions to whom any of the foregoing or their permitted assigns may from time to time assign an undivided interest in the Loan Documents and who agree to be bound by the terms hereof as a Canadian Tranche A Lender

(herein, in their capacities as lenders to the Canadian Borrower under Tranche A, collectively called the "Canadian Tranche A Lenders" and individually called a "Canadian Tranche A Lender")

- and -

THE BANK OF NOVA SCOTIA, Atlanta Agency, BANK OF MONTREAL, Chicago Branch, CIBC INC., BANK ONE, MICHIGAN, CITIBANK, N.A., THE BANK OF TOKYO-MITSUBISHI, LTD. New York Branch, ROYAL BANK OF CANADA, TORONTO DOMINION (TEXAS), INC., EXPORT DEVELOPMENT CORPORATION and other financial institutions to whom any of the foregoing or their permitted assigns may from time to time assign an undivided interest in the Loan Documents and who agree to be bound by the terms hereof as a U.S. Tranche A Lender

(herein, in their capacities as lenders to the U.S. Borrower under Tranche A, collectively called the "U.S. Tranche A Lenders" and individually called a "U.S. Tranche A Lender")

- and -

Each of the financial institutions who, from time to time, agree to be bound by the terms hereof as a Tranche B Lender and each other financial institution to whom any of the foregoing or their permitted assigns may from time to time assign an undivided interest in the Loan Documents and who agree to be bound by the terms hereof as a Tranche B Lender

(herein, in their capacities as lenders to the U.S. Borrower under Tranche B, collectively called the "Tranche B Lenders" and individually called a "Tranche B Lender")

- and -

BANK OF MONTREAL

(herein, in its capacity as syndication agent, called the "Syndication Agent")

- and -

THE BANK OF NOVA SCOTIA

(herein, in its capacity as administrative agent of the Lenders, called the "Agent")

RECITALS:

A. The Borrowers have requested the Lenders to make a revolving unsecured term credit facility available to them for general corporate and acquisition purposes;

B. The Lenders have agreed to provide such credit facility to the Borrowers for such purposes on the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.01 Definitions

For the purposes of this Agreement:

"Acceptance Fee" means, in respect of each Bankers' Acceptance Loan, a fee calculated on the basis of a 365 or 366 day year at a rate per annum for the actual number of days in the relevant BA Period equal to the Applicable Margin as at the date of issuance of the Banker's Acceptance, subject to adjustment pursuant to Section 6.08, multiplied by the aggregate face amount of the applicable Bankers' Acceptances;

"Advance" means any utilization of the Credit Facility by either Borrower (other than by way of Rollover or Conversion of a Loan already outstanding), whether by way of, in the case of the Canadian Borrower, advance of a Prime Rate Loan, Base Rate Canada Loan or Libor Loan or issuance of a Bankers' Acceptance (including BA Rate Loans) or Letter of Credit or, in the case of the U.S. Borrower, advance of a U.S. Base Rate Loan or Libor Loan or issuance of a Letter of Credit;

"Affiliate" means, in respect of any corporation, any Person which, directly or indirectly, controls or is controlled by or is under common control with the corporation; and for the purpose of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the power to direct, or cause to be directed, the management and policies of a corporation whether through the ownership of voting shares or by contract;

"Agreement" means this agreement and all schedules attached to this agreement, in each case as this agreement or such schedules may be amended or supplemented from time to time; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement (as amended or supplemented from time to time) as a whole and not to any particular article, section, schedule or other portion hereof, and the expression "Article" and "Section" followed by a number or by a number and letter, and "Schedule" followed by a letter, mean and refer to the specified article or section of or schedule to this Agreement, except as otherwise specifically provided herein;

"Applicable Commitment Fee" shall have the meaning ascribed to such term in Section 6.04;

"Applicable Law" means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by-laws and regulations, and all applicable official directives, orders, judgments and decrees of Governmental Bodies (and, in the case of Section 3.09, whether or not having the force of law, so long as banks or non-bank lenders, as the case may be, customarily comply therewith);

"Applicable Margin" means, at any particular time but subject to Section 6.05, the rate per annum shown in Column II below opposite the ratio of Total Debt to Total Capitalization at such time (and, for greater certainty, the Applicable Margin shall change based on any change in the ratio of Total Debt to Total Capitalization effective, subject to the terms of Section 6.08 hereof, on the date on which the Canadian Borrower is required to deliver a Compliance Certificate to the Agent):

Level	Column I Ratio of Total Debt to Total Capitalization	Column II Applicable Margin
I	> { * }%	0.{ * }%
II	> { * }% and < { * }%	0.{ * }%
III	> { * }% and < { * }%	0.{ * }%
IV	< { * }%	0.{ * }%

{ * };

"BA Period" means, with respect to a Bankers' Acceptance, the duration thereof as selected by the Canadian Borrower in the applicable Borrowing Notice, in each case commencing on the date the Bankers' Acceptance is accepted and expiring on a Banking Day not less than 30 nor more than 180 days thereafter;

"BA Rate" means the BA Schedule I Rate or the BA Schedule II Rate, as the case may be;

"BA Rate Loan" shall have the meaning ascribed thereto in Section 4.02;

"BA Schedule I Rate" means, with respect to an issue of Bankers' Acceptances with the same Maturity Date to be accepted by a Schedule I Lender hereunder, the discount rate per annum, calculated on the basis of a year of 365 days, (i) equal to, as determined by the Agent, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Schedule I Reference Lenders that appear on the Reuters Screen CDOR Page for the Schedule I Reference Lenders at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers' Acceptances, for bankers' acceptances having a comparable face value and an identical Maturity Date to the face value and Maturity Date of such issue of Bankers' Acceptances or (ii) if such rate does not appear on such page for any Schedule I Reference Lender, equal to the arithmetic average of the rates per annum for Canadian dollar bankers' acceptances having such term for such Schedule I Reference Lender which are quoted to such Schedule I Reference Lender as of such time by three major Canadian investment dealers chosen by such Schedule I Reference Lender, provided that such Schedule I Reference Lender shall act in good faith in order to obtain representative quotes;

"BA Schedule II Rate" means, with respect to an issue of Bankers' Acceptances with the same Maturity Date to be accepted by a Schedule II Lender hereunder, the lesser of (i) the discount rate per annum, calculated on the basis of a year of 365 days, determined by the Agent as being the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of the Schedule II Reference Lenders determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers' Acceptances, for bankers' acceptances having a comparable face value and an identical Maturity Date to the face value and Maturity Date of such issue of Bankers' Acceptances and (ii) the BA Schedule I Rate with respect to an issue of Bankers' Acceptances with the same Maturity Date to be accepted by a Schedule I Lender hereunder plus 0.15% per annum;

"Bankers' Acceptance" means any draft issued by the Canadian Borrower and accepted by a Canadian Tranche A Lender in accordance with the provisions of ARTICLE 4 and includes, among other things, a depository bill under the Depository Bills and Notes Act (Canada) and a bill of exchange under the Bills of Exchange Act (Canada);

"Bankers' Acceptance Loan" means, at any particular time, any Loan which at such time is outstanding by way of Bankers' Acceptances or BA Rate Loans and, for greater certainty, refers to the aggregate face amount of all Bankers' Acceptances accepted and BA Rate Loans made in respect of a single Borrowing Notice, and "Bankers' Acceptance Loans" means, at any time, all Bankers' Acceptance Loans at such time;

"Banking Day" means, for all purposes other than in respect of a Libor Loan or a Loan to the U.S. Borrower, a day on which banks are generally open for business and on which dealings in foreign currency and exchange between banks may be carried on in Toronto, Ontario and, in respect of a Loan to the U.S. Borrower, a day on which banks are generally open for business and on which dealings in foreign currency and exchange between banks may be carried on in New York, New York and in Atlanta, Georgia and, in respect of a Libor Loan, a day on which banks are generally open for business and on which dealings in foreign currency and exchange between banks may be carried on in Toronto, Ontario, in New York, New York, in Atlanta, Georgia and in London, England;

"Base Rate Canada" means, at any particular time, the greater of (a) the annual rate of interest, designated as the "Base Rate Canada", which the Agent establishes at its principal office in Toronto as the reference rate of interest in order to determine interest rates it will charge at such time for loans in U.S. dollars made to its customers in Canada, such rate to be adjusted automatically and without the necessity of any notice to the Canadian Borrower upon each change to such rate and (b) the Federal Funds Rate at such time plus 1/2of 1% per annum;

"Base Rate Canada Loan" means, at any particular time, any Loan which is outstanding at such time and in respect of which interest is to be calculated based on the Base Rate Canada and "Base Rate Canada Loans" means, at any particular time, all Base Rate Canada Loans at such time;

"Borrowers" means, collectively, the Canadian Borrower and the U.S. Borrower and "Borrower" means either of them;

"Borrowers' Counsel" means, collectively, Bruce Cluney of Aurora, Ontario, Sidley, Austin, Brown & Wood of New York, New York and Richards, Layton & Finger of Wilmington, Delaware, or such other counsel not unacceptable to the Lenders acting reasonably as the Borrowers may designate to the Agent in writing from time to time;

"Borrowing Date" means any Banking Day on which an Advance is made;

"Borrowing Notice" means, in respect of an Advance to the Canadian Borrower under Tranche A, a notice substantially in the form of Schedule A hereto and, in respect of an Advance to the U.S. Borrower under Tranche A, a notice substantially in the form of Schedule B hereto and, in respect of an Advance to the U.S. Borrower under Tranche B, a notice substantially in the form of Schedule C hereto;

"Canadian Borrower" means Intier Automotive Inc., an Ontario corporation;

"Canadian Borrower Guarantee" means the unconditional and irrevocable guarantee to be entered into by the Canadian Borrower in favour of the Agent for and on behalf of the U.S. Tranche A Lenders and the Tranche B Lenders in the form attached as Schedule F-1 hereto;

"Canadian Branch of Account" means the Wholesale Banking Operations, Loan Operations of the Agent located at 44 King Street West, Toronto, Ontario, or such other branch or lending office of the Agent located in Canada as the Canadian Borrower and the Agent may agree upon;

"Canadian Dollar Equivalent" means the Exchange Equivalent in Canadian dollars of any amount of United States dollars, ₤ or Euros;

"Canadian dollars" or "Cdn. $" means lawful money of Canada;

"Canadian Tranche A Commitment Amount" means $192,500,000 as such amount may be changed from time to time in accordance with Section 2.01(f) and may be reduced pursuant to Section 2.03;

"Canadian Tranche A Lenders" means all of the Lenders to the Canadian Borrower under Tranche A and "Canadian Tranche A Lender" means any one of such Lenders;

"Capital Lease Obligations" means, with respect to any Person, the obligations of such Person which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, for purposes of this Agreement, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with GAAP;

"Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

"Commitment" means, with respect to each Canadian Tranche A Lender, each U.S. Tranche A Lender and each Tranche B Lender, the amount of U.S. dollars set forth in Schedule D hereto that such Canadian Tranche A Lender and U.S. Tranche A Lender is committed to Advance under Tranche A or such Tranche B Lender is committed to Advance under Tranche B, as the case may be, as such amount may be amended from time to time pursuant to the terms hereof;

"Compliance Certificate" means the Officers' Certificate in the form attached hereto as Schedule J and delivered in accordance with Section 8.01(i) hereof;

"Contaminants" means any biological, chemical or physical agent which is regulated, prohibited, restricted or controlled under any Environmental Laws including, without limitation, any petroleum products, chemicals, contaminants, pollutants, emissions, effluents, wastes and toxic, hazardous, dangerous or potentially toxic, hazardous or dangerous substances or materials as such terms are defined in Environmental Laws;

"Controlled Group" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliate service group" with the U.S. Borrower within the meaning of Sections 414(b),(c) or (m) of the Code, or required to be aggregated with the U.S. Borrower under Section 414)(o) of the Code, or is under "common control" with the U.S. Borrower, within the meaning of Section 4001(a)(14) of ERISA;

"Conversion" means, in respect of a Loan, the conversion of the method for calculating interest or fees on such Loan from one method to another, and, for greater certainty, includes a conversion to or from a Bankers' Acceptance Loan or a Letter of Credit;

"Conversion Date" means, in respect of a Loan under the Credit Facility, the Banking Day on which a Conversion thereof is made;

"Conversion Rate" means, in relation to the conversion of one Currency to another on a particular day, the noon spot rate quoted by the Agent for such day;

"Credit Facility" means the credit facility established pursuant to Section 2.01(a).

"Currency" means Canadian dollars, U.S. dollars, ₤ or Euros;

"Default" means any event which, but for the lapse of time or the giving of notice or both, would constitute an Event of Default;

"Depreciation Expense" means, with respect to any period, depreciation and amortization expenses of the Canadian Borrower, on a consolidated basis and determined in accordance with GAAP;

"Discount Proceeds" means, in respect of any Bankers' Acceptances to be accepted by a Canadian Tranche A Lender on any particular day, an amount in Canadian dollars (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated on such day by multiplying:

      the aggregate face amount of such Bankers' Acceptances; by a factor equal to one divided by the sum of one plus the product of:
          the BA Rate which is applicable to such Bankers' Acceptance (expressed as a decimal); and
          a fraction, the numerator of which is the number of days in the BA Period with respect to such Bankers' Acceptances and the denominator of which is 365;

with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

"EBITDA" shall mean, for any period, Net Income of the Canadian Borrower on a consolidated basis and determined in accordance with GAAP for such period plus, without duplication:

      net cash-paid Interest Expense for such period;
      Income Tax Expense for such period; and
      to the extent deducted in determining Net Income, Depreciation Expense for such period;

"Environmental Approval" means any approval, permit, order, consent or other authorization issued or granted by any Governmental Body under applicable Environmental Laws;

"Environmental Laws" means applicable federal, provincial, state, local, municipal, governmental or quasi-governmental laws, by-laws, rules, regulations and orders made or given under Applicable Law, policies, guidelines, directives and decisions (so long as a duly diligent Person would, in the conduct of its business, be reasonably required to comply therewith) and other lawful requirements concerning occupational or public health and safety or the environment (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage of any Contaminants) and any lawful order, injunction, judgment, declaration, notice or demand issued thereunder;

"ERISA" means the Employee Retirement Income Security Act of 1974 (United States), as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time; references to sections of ERISA also refer to any successor sections;

"ERISA Event" shall mean (i) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder other than one for which the PBGC has waived in writing the statutory notice requirement, (ii) the withdrawal of the U.S. Borrower or any member of the Controlled Group from a Pension Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under section 4041 of ERISA, (iv) the institution of proceedings to terminate a Pension Plan by the PBGC or (v) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

"Euro" means the common currency which member states of the European Union have adopted as a single currency;

"Event of Default" has the meaning attributed to such term in Section 10.01;

"Exchange Equivalent" means, as of any particular date, with reference to any amount (the "original amount") expressed in Canadian dollars, United States dollars, ₤ or Euros (the "original currency"), the amount expressed in another of such currencies which would be required to buy the original amount of the original currency using the Conversion Rate for such date and for comparable amounts of such original currency;

"Federal Funds Rate" means, for any particular day, a fluctuating interest rate per annum equal to:

    the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York; or
    if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it;

    "Fee Letter" means the letter agreement dated August 3, 2001 between the Borrowers and the Lead Arrangers with respect to fees payable to the Lead Arrangers;

    "Final Repayment Date" means, at any particular time, the date which is three years from the date of this Agreement;

    "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31 in each Fiscal Year;

    "Fiscal Year" means the fiscal year of the Canadian Borrower, being the period commencing on January 1 of each year and ending on the next subsequent December 31;

    "Fixed Charges" means, for any period, in respect of the Canadian Borrower on a consolidated basis and determined in accordance with GAAP, the sum of:

    cash-paid Interest Expense and Interest Expense due and owing for such period; and
    cash-paid dividends on the Preference Shares for such period;

    "Four Quarter Period" means, as at the date of any calculation relating thereto, the period of four consecutive Fiscal Quarters which includes the Fiscal Quarter ending as of the date of such calculation and the immediately preceding three Fiscal Quarters;

    "F.R.S. Board" means the Board of Governors of the Federal Reserve System of the United States or any successor thereto;

    "Funded Indebtedness" means, at any particular time, the aggregate of (i) the Restricted Subsidiaries indebtedness for borrowed money (including reimbursement obligations for issued letters of credit, letters of guarantee and bankers' acceptances, but excluding Subordinate Debt) at such time, (ii) Capital Lease Obligations of the Restricted Subsidiaries at such time excluding capital leases with MI Developments Inc., Magna International Inc. and their respective Affiliates up to a maximum amount, in the aggregate, of U.S. ${ * }, and (iii) contingent liability of the Restricted Subsidiaries at such time with respect to indebtedness for borrowed money of a Person other than the Restricted Subsidiaries, all determined on a consolidated basis in accordance with GAAP;

    "GAAP" means generally accepted accounting principles prevailing in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants from time to time;

    "Governmental Body" means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limiting the foregoing) any other law-making, regulation-making or rule-making entity (including, without limitation, the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements and any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances, or any Person acting under the authority of any of the foregoing (including, without limitation, any arbitrator);

    "Guarantees" means, collectively, the Canadian Borrower Guarantee and the U.S. Borrower Guarantee;

    "Income Tax Expense" means, for any period, the aggregate of all taxes on the income of the Canadian Borrower on a consolidated basis and determined in accordance with GAAP for such period, whether current or deferred;

    "Indebtedness" means, with respect to any Person at any particular time, the aggregate amount of all indebtedness and liabilities (excluding deferred taxes) of such Person which would, in accordance with GAAP, be reflected on a balance sheet of such Person at that time, together with, without duplication, all indebtedness created or arising under any conditional sales agreement, provided that if the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of property, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the amount of such indebtedness and (B) the book value of such property; provided that for the purpose of computing the Indebtedness of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depository in trust the necessary funds (or evidences of other indebtedness, or other securities, if permitted by the instrument creating such indebtedness) for the payment, redemption or satisfaction of such indebtedness, and such funds and evidences of indebtedness or other security so deposited shall not be included in any computation of the assets of such Person made for purposes of this Agreement;

    "Intellectual Property" means trade marks, trade mark applications, trade names, certification marks, patents, patent applications, copyrights, copyright interests and industrial designs;

    "Interest Expense" means, in respect of any fiscal period, for any Person or operations for which financial statements are prepared, all interest expense calculated on a consolidated basis for such Person and its Subsidiaries or such operations in respect of Indebtedness, including any commitment, standby, agency or other fees charged in respect of the provision of any such Indebtedness, any fee payable in respect of the issuance of any letter of credit or letter of guarantee, the imputed interest component of any bankers' acceptance or other security issued by any such Person or operations in respect of such, the interest component under any Capital Lease Obligation or under any interest rate protection agreement entered into by any such Person or in respect of such operations, all as determined in accordance with GAAP;

    "Interest Period" means, with respect to each Libor Loan, the period selected by the applicable Borrower in accordance with the provisions hereof and being of a duration of one, two, three or six months, commencing on the Borrowing Date, Rollover Date or Conversion Date (as the case may be) of such Loan;

    "Intier Group" means the Canadian Borrower, the U.S. Borrower and all other Restricted Subsidiaries of the Canadian Borrower taken as a whole and "member of the Intier Group" means any one of the Canadian Borrower, the U.S. Borrower or any other Restricted Subsidiary of the Canadian Borrower;

    "₤" means pounds sterling, the lawful currency of the United Kingdom;

    "L/C Issuing Lenders" means the L/C Issuing Canadian Lender and the L/C Issuing U.S. Lender and "L/C Issuing Lender" means either of the L/C Issuing Lenders;

    "L/C Issuing Canadian Lender" means The Bank of Nova Scotia or any other Canadian Tranche A Lender selected by the Agent and acceptable to the Canadian Borrower who assumes in writing the obligation of issuing Letters of Credit under Tranche A on behalf of the Canadian Tranche A Lenders;

    "L/C Issuing U.S. Lender" means The Bank of Nova Scotia, Atlanta Agency, or any other U.S. Tranche A Lender selected by the Agent and acceptable to the U.S. Borrower who assumes in writing the obligation of issuing Letters of Credit under Tranche A on behalf of the U.S. Tranche A Lenders;

    "Lead Arrangers" means The Bank of Nova Scotia and Bank of Montreal;

    "Lender Pair" means a Canadian Tranche A Lender and a U.S. Tranche A Lender, each of which is the same legal entity or is an Affiliate, branch, agency or lending office of the other and each of which has made a Commitment with respect to Tranche A;

    "Lenders" means the Tranche A Lenders and the Tranche B Lenders;

    "Lenders' Counsel" means, collectively, McCarthy TJ trault of Toronto, Ontario and Fried, Frank, Harris, Shriver & Jacobson of New York, New York or such other counsel not unacceptable to the Canadian Borrower acting reasonably as the Agent may designate to the Canadian Borrower in writing from time to time;

    "Letter of Credit" means a standby letter of credit or letter of guarantee:

    denominated in Canadian dollars, U.S. dollars, Euros or ₤ and in form satisfactory to and issued by the L/C Issuing Canadian Lender for a term not exceeding one year whereby the L/C Issuing Canadian Lender, acting at the request of and in accordance with the instructions of the Canadian Borrower, is to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party; or
    denominated in Canadian dollars, U.S. dollars, Euros or ₤ and in form satisfactory to and issued by the L/C Issuing U.S. Lender for a term not exceeding one year whereby the L/C Issuing U.S. Lender, acting at the request of and in accordance with the instructions of the U.S. Borrower, is to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party;

    "Libor" means:

    in respect of any Libor Loan to be made by the Canadian Tranche A Lenders for any Interest Period, the rate of interest per annum (calculated on the basis of a 360 day year) which appears on the Reuters Screen LIBO Page in the case of a Libor Loan denominated in U.S. dollars or the Telerate Screen Page 3750 in the case of a Libor Loan denominated in Euros (or if two or more rates appear on the Reuters Screen LIBO Page or the Telerate Screen Page 3750, as the case may be, the arithmetic mean of such rates) as of 11:00 a.m. (London time) on the day which is two Banking Days prior to the first day of such Interest Period, as being the rate for deposits with prime lending banks in the London interbank eurocurrency market in U.S. dollars or Euros, as the case may be, in an amount approximately equal to the amount of the particular Libor Loan for approximately the same number of days as such Interest Period for delivery on the first day of such Interest Period, or, if such rate is not available on such date, the simple average (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) of such rates quoted at such time by the Canadian Tranche A Lenders (to the extent that they quote rates) as being the respective rates at which their respective principal lending offices in London, England are prepared to offer such deposits; and
    in respect of any Libor Loan to be made by the U.S. Tranche A Lenders or the Tranche B Lenders for any Interest Period, the greater of the rate determined in accordance with (a) above and Libor (Reserve Adjusted) for such Interest Period;

    "Libor Loan" means, at any particular time, any Loan which is outstanding at such time and in respect of which interest is to be calculated based on Libor or Libor (Reserve Adjusted), and "Libor Loans" means, at any particular time, all Libor Loans at such time;

    "Libor (Reserve Adjusted)" means, for a particular Interest Period, the rate per annum, calculated on the basis of a year of 360 days, determined pursuant to the following formula (and rounded up to the nearest 1/16 of 1%):

Libor (Reserve Adjusted)	=	Libor for such Interest Period
1 - Libor Reserve Percentage for such Interest Period

    Libor (Reserve Adjusted) for any Interest Period for Libor Loans will be determined by the Agent on the basis of the Libor Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent, two Banking Days before the first day of such Interest Period;

    "Libor Reserve Percentage" means, for a particular Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period;

    "Lien" means any mortgage, lien, pledge, assignment, charge, security interest, lease that secures a Capital Lease Obligation, conditional sale agreement, right reserved in any Governmental Body, hypothec, levy, execution, seizure, attachment, garnishment or other similar encumbrance and includes any contractual restriction which, if contravened, may give rise to such an encumbrance and any agreement to give any of the foregoing;

    "Loan" means, at any particular time, the principal amount of all Obligations then outstanding under the Credit Facility pursuant to the same availment option, denominated in the same Currency, and, in the case of a Bankers' Acceptance Loan, relating to all Bankers' Acceptances accepted and BA Rate Loans made in respect of a single Borrowing Notice;
    in the case of a Libor Loan, pursuant to an Advance, Rollover or Conversion made on the same date and having the same Maturity Date; and
    in the case of a Letter of Credit, relating to a single Letter of Credit;

    "Loan Documents" means, collectively, this Agreement, the Fee Letter, the Guarantees, the U.S. Notes and any agreement, instrument, certificate or other document now or hereafter delivered pursuant thereto and "Loan Document" means any one of them;

    "Majority Lenders" means, at any particular time, Lenders whose aggregate Commitments at such time are at least { * }% of the Total Commitment Amount at such time;

    "Material Adverse Effect" means a negative impact on the business or financial condition of the Canadian Borrower on a consolidated basis which could reasonably be expected to reduce { * };

    "Material Authorization" means, with respect to any Person, any Environmental Approval or approval, permit, licence or similar authorization (including any trademark, trade name or patent) from, and any filing or registration with, any Governmental Body required by such Person to own, hold under licence or lease its property and assets or to carry on its business in each jurisdiction in which it does so;

    "Maturity Date" means the last day of an Interest Period, BA Period or Letter of Credit term (as applicable);

    "Multiemployer Plan" shall mean a Pension Plan defined as such in section 3(37) or 4001(a)(3) of ERISA;

    "Net Income" means, for any period, the consolidated net income (loss) of the Canadian Borrower determined in accordance with GAAP for such period after allowance for minority interests and excluding extraordinary gains and losses arising from:

    the sale of capital assets;
    any write-up or write-down of assets;
    gains or losses recorded in income arising from the acquisition of any securities;
    discontinued operations from and after the date of sale or discontinuance of such operations; and
    any other non-cash items (which, for greater certainty, would exclude any non-cash gains or losses that result in an accrual and a subsequent cash receipt or payment in a future period) that do or do not have all the characteristics of extraordinary items but which result from transactions or events that are not expected to occur frequently over several years or do not typify normal business activities to the extent that any such gain or loss has been recorded in income and has been disclosed separately in the Canadian Borrower's income statement;

    "Obligations" means, collectively, all indebtedness, liabilities and other obligations of the Borrowers to the Lenders, the Agent or any of them hereunder (including any amendments or supplements hereto) and under any other Loan Document (including any amendments or supplements thereto) or under any other document (including any amendments or supplements thereto) delivered pursuant to, or arising from dealings between the Lenders and any other Person contemplated by this Agreement, whether actual or contingent, direct or indirect, matured or not, now existing or arising hereafter;

    "Officers' Certificate" means, in respect of any Person, a certificate signed by any two of the Chairman of the Board, any Vice-Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Executive Vice-President, any Vice-President, the Secretary, the Treasurer or the Controller of such Person and shall include the Compliance Certificate delivered as required pursuant to Section 8.01(i) hereof;

    "Order" means an order, judgment, injunction or such other determination restricting payment by an L/C Issuing Lender under and in accordance with a Letter of Credit or extending an L/C Issuing Lender's liability under a Letter of Credit beyond the expiration date stated therein;

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions;

    "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the U.S. Borrower or any corporation, trade or business that is, along with the U.S. Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA or, in the case of a multiple employer plan (as described in section 4064(a) of ERISA), has made contributions at any time during the immediately preceding five plan years;

    "Permitted Encumbrances" means any one or more of the following with respect to the Intier Group:

    Liens for Taxes, assessments or governmental charges or for utilities arising or incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by the applicable member of the Intier Group and in respect of which (i) the applicable member of the Intier Group has established on its books reserves considered by it to be adequate therefor, or (ii) security has been provided to the Lenders which is adequate to ensure payment, or (iii) such Liens do not exceed U.S.${ * } in the aggregate;
    construction, mechanics, carriers, warehousemen, workers, repairers', materialmen's or other like possessory Liens and Liens in respect of vacation pay, workers' compensation, unemployment insurance or similar statutory obligations, provided the obligations secured by such Liens are not yet due and payable and, in the case of construction Liens, which have not yet been filed or the validity of which is being contested in good faith by the applicable member of the Intier Group and in respect of which (i) the applicable member of the Intier Group has established on its books reserves considered by it to be adequate therefor or (ii) security has been provided to the Lenders which is adequate to ensure payment, or (iii) such Liens do not exceed U.S.${ * } in the aggregate;
    Liens arising from court or arbitral proceedings, the validity of which is being contested in good faith by the applicable member of the Intier Group and in respect of which the applicable member of the Intier Group has established on its books reserves considered by it to be adequate therefor;
    deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;
    deposits to secure public or statutory obligations or in connection with any matter giving rise to a Lien described in (b) above;
    deposits of cash or securities in connection with any appeal, review or contestation of any Lien, or any matter giving rise to a Lien, described in (a) or (c) above;
    Purchase Money Security Interests including renewals and refinancings of such original financing provided such renewals and refinancings do not exceed the amount of the original financing together with any additional consideration related to the alteration or improvement of the asset secured pursuant to the original financing;
    security given by the applicable member of the Intier Group to a public utility or any Governmental Body, when required by such utility or Governmental Body in connection with the operations of the applicable member of the Intier Group in the ordinary course of its business, which singly or in the aggregate do not materially impair the use of the asset concerned in the operation of the business of the applicable member of the Intier Group;
    rights reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation, to approve or designate a purchaser of any real property or to require annual or other payments as a condition to the continuance thereof;
    zoning restrictions, development agreements, site plan agreements, easements, rights of way, servitudes, leases, minor encroachments or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the applicable member of the Intier Group in the operation of its business;
    the reservation in any original grants from the Crown of any land or interest therein;
    any Lien on the assets of any member of Intier Group provided the Lenders are provided with a Lien ranking pari passu with such Lien;
    Liens granted by the Borrowers and the Restricted Subsidiaries on their respective property and assets provided that the aggregate amount so secured does not at any time exceed an amount equal to { * }; and
    any other Lien which the Lenders approve in writing as a Permitted Encumbrance;

    "Person" means any individual, partnership, limited partnership, joint venture, limited liability company, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body, whether acting in an individual, fiduciary or other capacity;

    "Preference Shares" means all preference shares of the Canadian Borrower now issued and outstanding or hereinafter issued and outstanding;

    "Prime Rate" means, at any time, the greater of (a) the annual rate of interest which the Agent establishes at its principal office in Toronto as the reference rate of interest to determine interest rates it will charge at such time for loans in Canadian dollars made to its customers in Canada and which it refers to as its "prime rate of interest", such rate to be adjusted automatically and without the necessity of any notice to the Canadian Borrower upon each change to such rate, and (b) the sum of (i) the BA Schedule I Rate at such time for a 30 day term and (ii) 1/2of 1% per annum;

    "Prime Rate Loan" means, at any particular time, any Loan which is outstanding at such time and in respect of which interest is to be calculated based on the Prime Rate and "Prime Rate Loans" means, at any particular time, all Prime Rate Loans at such time;

    "Purchase Money Security Interest" means any Lien given, assumed or arising by operation of law, including leases that secure Capital Lease Obligations, by any member of the Intier Group to provide or secure, or to provide the obligor with funds to pay, up to but not to exceed 100% of the consideration for the acquisition of new assets, provided the principal amount of the obligation secured by such Lien does not exceed the capital cost of such acquisition, and such Lien attaches only to the asset being acquired by the obligor;

    "Rateable Portion" means:

    in respect of any Lender Pair at any particular time, that proportion that the aggregate Commitments of the Canadian Tranche A Lender and the U.S. Tranche A Lender forming that Lender Pair with respect to Tranche A at such time bears to the Tranche A Commitment Amount at such time;
    in respect of any Canadian Tranche A Lender at any particular time, that proportion that the Commitment of the Canadian Tranche A Lender at such time bears to the Canadian Tranche A Commitment Amount at such time;
    in respect of any U.S. Tranche A Lender at any particular time, that proportion that the Commitment of the U.S. Tranche A Lender at such time bears to the U.S. Tranche A Commitment Amount at such time; and
    in respect of any Tranche B Lender at any particular time, that proportion that the Commitment of that Tranche B Lender with respect to Tranche B at such time bears to the Tranche B Commitment Amount at such time;

    and the terms "rateable" and "rateably" shall have the corresponding meanings;

    "Restricted Subsidiaries" means each of the Subsidiaries of the Canadian Borrower identified on Schedule G hereto and each additional Subsidiary of the Canadian Borrower that from time to time has any of revenues, EBITDA or assets representing 10% or greater of the Canadian Borrower's revenues, EBITDA or assets, as the case may be, on a consolidated basis and determined in accordance with GAAP;

    "Reuters Screen" means, in respect of any designated page and interest or discount rate, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to that interest or discount rate);

    "Rollover" means, in respect of a Libor Loan or Bankers' Acceptance Loan, the continuation of such Loan or any portion thereof for a succeeding Interest Period or BA Period, as the case may be, in accordance with the provisions hereof;

    "Rollover Date" means, in respect of a Libor Loan or Bankers' Acceptance Loan, a Banking Day on which a Rollover of all or a portion thereof is made;

    "Schedule I Lenders" means the Canadian Tranche A Lenders that are listed in Schedule I and Schedule III to the Bank Act (Canada);

    "Schedule II Lenders" means the Canadian Tranche A Lenders that are not Schedule I Lenders;

    "Schedule I Reference Lenders" means, initially, The Bank of Nova Scotia, Bank of Montreal and The Toronto-Dominion Bank, provided that if any Schedule I Reference Lender ceases to be a Canadian Tranche A Lender it will thereupon cease to be a Schedule I Reference Lender and may be replaced by a Schedule I Lender selected by the Agent and approved by the Canadian Borrower;

    "Schedule II Reference Lenders" means, initially, Citibank, N.A., Canadian Branch and The Bank of Tokyo-Mitsubishi (Canada), provided that if any Schedule II Reference Lender ceases to be a Canadian Tranche A Lender it will thereupon cease to be a Schedule II Reference Lender and may be replaced by a Canadian Tranche A Lender that is listed in Schedule II to the Bank Act (Canada);

    "Senior Management" means all senior officers of the Canadian Borrower;

    "Subordinate Debt" means, at any particular time, the amount of the unsecured Indebtedness of the Canadian Borrower, the U.S. Borrower or a Restricted Subsidiary, as applicable, at such time, the repayment of the principal and interest of which is subordinate to the Obligations to the reasonable satisfaction of the Majority Lenders, determined on a consolidated basis in accordance with GAAP unless (i) any of the principal amount thereof is repayable earlier than the Final Repayment Date and (ii) the holder of such Indebtedness is entitled to demand repayment in cash or cash equivalents;

    "Subsidiary" means, in respect of any Person that is a company or corporation, a "subsidiary" of such Person as defined in the Business Corporations Act (Ontario) as in force on the date hereof, and "Subsidiaries" means all Subsidiaries of such Person;

    "Swingline Facility" shall have the meaning set forth in Section 3.08(a);

    "Swingline Lender" means The Bank of Nova Scotia;

    "Swingline Loan" shall have the meaning set forth in Section 3.08(b);

    "Take-over Bid" means an offer to acquire made by one or more Persons acting alone, jointly or in concert (collectively, the "Offeror") to any holder of shares or securities convertible, exchangeable or exercisable into shares (the "Target Shares") of the offeree issuer (the "Offeree Issuer"), which has not been solicited by or made at the request of the board of directors of the Offeree Issuer or with respect to which the board of directors of the Offeree Issuer has not recommended acceptance, where the Target Shares subject to the offer to acquire together with the Target Shares held by or on behalf of the Offeror on the date of the offer, constitute, in aggregate, 20% (or such lesser percentage as would require compliance with the formal requirements governing take-over bids (such as the delivery of circulars or equivalent disclosure documents to shareholders under applicable law)) or more of the outstanding Target Shares at the date of the offer to acquire, but excluding any such offer which, under the applicable law of the jurisdiction in which such offer is made, would be exempt from such formal requirements;

    "Tangible Net Worth" means, at any particular time, Total Equity at such time less the book value of intangible assets (including, without limitation, goodwill and Intellectual Property) of the Canadian Borrower at such time, all as determined on a consolidated basis in accordance with GAAP;

    "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, capital taxes, franchise taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within Canada, the United States or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon;

    "Total Capitalization" means, at any particular time, the aggregate of Total Debt and Total Equity at such time, in each case calculated on a consolidated basis and determined in accordance with GAAP;

    "Total Commitment Amount" means, at any particular time, the Tranche A Commitment Amount at such time plus the Tranche B Commitment Amount at such time;

    "Total Debt" means, at any particular time, the aggregate of (i) the Canadian Borrower's indebtedness for borrowed money (including reimbursement obligations for issued letters of credit, letters of guarantee and bankers' acceptances, but excluding Subordinate Debt) at such time, (ii) Capital Lease Obligations of the Canadian Borrower at such time excluding capital leases with MI Developments Inc., Magna International Inc. and their respective Affiliates up to a maximum amount, in the aggregate, of U.S. ${ * }, (iii) contingent liability of the Canadian Borrower at such time with respect to indebtedness for borrowed money of a Person other than the Canadian Borrower or any of its Subsidiaries, and (iv) the redemption or retraction price, whichever is greater, of all outstanding Preference Shares that contain a right of redemption or retraction that may be exercised prior to the Final Repayment Date, all determined on a consolidated basis in accordance with GAAP except as expressly provided for herein;

    "Total Equity" means, at any particular time, the aggregate of, without duplication, (i) the common share equity (including the presently existing Class A Subordinate Voting shares and Class B shares) of the Canadian Borrower at such time, (ii) retained earnings, (iii) currency translation adjustment, (iv) Preference Shares that have a redemption or retraction right that may not be exercised prior to the Final Repayment Date, and (v) the principal amount of Subordinate Debt, all as determined on a consolidated basis in accordance with GAAP except as expressly provided for herein;

    "Tranche" means Tranche A or Tranche B;

    "Tranche A" shall have the meaning ascribed thereto in Section 2.05(a)(i);

    "Tranche A Commitment Amount" means U.S. $385,000,000, subject to any reduction of such amount due to any permanent reduction pursuant to Section 2.03;

    "Tranche A Lenders" means Canadian Tranche A Lenders (including the Swingline Lender) and U.S. Tranche A Lenders;

    "Tranche B" shall have the meaning ascribed thereto in Section 2.05(a)(ii);

    "Tranche B Commitment Amount" means, as of the date of this Agreement and thereafter, nil, subject to any reduction of such amount due to any permanent reduction pursuant to Section 2.03;

    "Tranche B Lenders" means all of the Lenders to the U.S. Borrower under Tranche B and "Tranche B Lender" means any one of such Lenders;

    "Unutilized Portion" means, at any time and in respect of any of the Canadian Tranche A Commitment Amount, the U.S. Tranche A Commitment Amount or the Tranche B Commitment Amount, as applicable, the difference between the Canadian Tranche A Commitment Amount, the U.S. Tranche A Commitment Amount or the Tranche B Commitment Amount, as applicable, and the aggregate U.S. Dollar Value of all Loans outstanding under Tranche A by the Canadian Tranche A Lenders and the U.S. Tranche A Lenders, as applicable, or Tranche B by the Tranche B Lenders, as applicable, during such Fiscal Quarter;

    "Unutilized Portion of the Credit Facility" means, on a particular date, the difference between the Total Commitment Amount and the aggregate U.S. Dollar Value of all Loans outstanding under the Credit Facility on such date;

    "U.S. Base Rate" means, at any particular time, the greater of (a) the annual rate of interest which the Agent establishes at its principal office as the reference rate of interest to determine interest rates it will charge at such time for loans in U.S. dollars made to its customers in the United States and which it refers to as its "U.S. Base Rate", such rate to be adjusted automatically and without the necessity of any notice to the U.S. Borrower upon each change to such rate and (b) the Federal Funds Rate at such time plus 1/2of 1% per annum;

    "U.S. Base Rate Loan" means, at any time, any Loan which is outstanding at such time and in respect of which interest is to be calculated based on the U.S. Base Rate and "U.S. Base Rate Loans" means, at any time, all U.S. Base Rate Loans at such time;

    "U.S. Borrower" means Intier Automotive of America Holdings, Inc., a Delaware corporation;

    "U.S. Borrower Guarantee" means the unconditional and irrevocable guarantees to be entered into by the U.S. Borrower in favour of the Agent for and on behalf of the Canadian Tranche A Lenders, in the form attached as Schedule F-2 attached hereto;

    "U.S. Branch of Account" means the Atlanta Agency of the Agent located at 600 Peachtree St. N.E., Suite 2700, Atlanta, Georgia, or such other branch, agency or lending office of the Agent located in the United States as the U.S. Borrower and the Agent may agree upon;

    "U.S. Dollar Equivalent" means the Exchange Equivalent in United States dollars of any amount of Canadian dollars, ₤ or Euros;

    "U.S. Dollar Value" means, in relation to any particular amount of money at any time, the value thereof at such time expressed in U.S. dollars, determined as follows:

    for that portion of such amount which is U.S. dollars, the stated amount thereof; and
    for that portion of such amount which is Canadian dollars, ₤ or Euros, the U.S. dollar Equivalent thereof;

    "U.S. dollars", "U.S. $", "dollars" or "$" means lawful money of the United States of America;

    "U.S. Notes" means the promissory notes of the U.S. Borrower substantially in the form of Schedule E hereto which any U.S. Tranche A Lender or any Tranche B Lender requests to have issued to it;

    "U.S. Tranche A Commitment Amount" means U.S. $192,500,000 as such amount may be changed from time to time in accordance with Section 2.01(f) and may be reduced pursuant to Section 2.03;

    "U.S. Tranche A Lenders" means all of the Lenders to the U.S. Borrower under Tranche A and "U.S. Tranche A Lender" means any one of such Lenders; and

    "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

    1.02 Gender and Number

    Where the context so requires, words importing the singular number include the plural and vice versa and words importing gender include all genders.

    1.03 Certificate of the Lenders as to Rates, etc.

    A certificate of the Agent on behalf of, and after consultation with, the Lenders certifying the amount of the Applicable Margin, the Base Rate Canada, the Prime Rate, the U.S. Base Rate, Libor or Libor (Reserve Adjusted) at any particular time in respect of any Loan made or maintained or to be made or maintained by the Lenders hereunder or the Conversion Rate in respect of any calculation hereunder shall be prima facie evidence of the contents thereof. The Agent shall issue a certificate from time to time at the reasonable request of either Borrower.

    1.04 Interest Act

    For purposes of the Interest Act (Canada), where in any Loan Document (i) a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the 360 day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 360, or (ii) an annual rate of interest is to be calculated during a leap year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by 366 and divided by 365.

    1.05 Invalidity, etc.

    Each of the provisions contained in any Loan Document is distinct and severable and a declaration of invalidity, illegality or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of such Loan Document or of any other Loan Document. Without limiting the generality of the foregoing, if any amounts on account of interest or fees or otherwise payable by the Borrowers to the Lenders hereunder exceed the maximum amount recoverable under Applicable Law, the amounts so payable hereunder shall be reduced to the maximum amount recoverable under Applicable Law.

    1.06 Headings, etc.

    The division of a Loan Document into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of such Loan Document.

    1.07 Governing Law

    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

    1.08 Submission to Jurisdiction

    Each of the Borrowers agrees that any suit, action or proceeding against it or any of its assets may be brought in any court of the Province of Ontario (for all matters arising out of or in connection with this Agreement or any other Loan Document) and each of them hereby irrevocably and unconditionally attorns and submits to the non-exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each of the Borrowers irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. Each of the Borrowers agrees that any judgment or order in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other courts, by registration or otherwise of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders, at the option of the Majority Lenders, provided that service of any required process is effected upon it in the manner specified in Section 12.10 or as otherwise permitted by law. Nothing in this Section shall restrict the bringing of any such suit, action or proceeding in the courts of any other jurisdiction.

    1.09 References

    Except as otherwise specifically provided, reference in any Loan Document to any contract, agreement or any other instrument shall be deemed to include references to the same as varied, amended, supplemented, restated or replaced from time to time and reference in any Loan Document to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

    1.10 Currency

    Except as otherwise specifically provided herein, all monetary amounts in this Agreement are stated in U.S. dollars. Whenever it is provided herein that an amount shall be expressed in U.S. dollars but such amount is denominated in Canadian dollars, ₤ or Euros, such amount shall be expressed as the U.S. Dollar Equivalent of the amount denominated in Canadian dollars, ₤ or Euros. Whenever it is provided herein that an amount shall be expressed in Canadian dollars but such amount is denominated in U.S. dollars, ₤ or Euros, such amount shall be expressed as the Canadian Dollar Equivalent of the amount denominated in U.S. dollars, ₤ or Euros.

    1.11 This Agreement to Govern

    If there is any inconsistency between the terms of this Agreement and the terms of any other Loan Document, the provisions hereof shall prevail to the extent of the inconsistency.

    1.12 Determination of Amount of Loans

    For the purpose of determining the amount of Loans or any Loan at any time (but not for the purpose of calculating interest), there shall be deemed to be outstanding and advanced in addition to amounts outstanding and directly advanced, without duplication and without affecting other provisions hereof regarding the basis for the calculation of interest or fees, (i) the face amount of all Bankers' Acceptances then outstanding, and (ii) the maximum amount of all contingent liabilities of the L/C Issuing Lenders pursuant to Letters of Credit then outstanding.

    1.13 Computation of Time Periods

    Except as otherwise specifically provided herein, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

    1.14 Actions on Days Other Than Banking Days

    Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Banking Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Agreement shall be deemed to provide that such payment shall be made or such action shall be taken on the first Banking Day after such day. If the payment of any amount is deferred for any period under this Section, then such period shall, unless otherwise provided herein, be included for purposes of the computation of any interest or fees payable hereunder.

    1.15 Time of the Essence

    Time shall in all respects be of the essence of this Agreement.

    1.16 Consents and Approvals

    Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.

    1.17 Obligations of Borrowers

    Any obligations which are stated herein to be obligations of the Borrowers, without being stated to be the several obligations of the Borrowers and without any provision for allocating such obligations as between the Borrowers, shall be deemed to be the joint and several obligations of the Borrowers.

    1.18 Incorporation of Schedules

    The following schedules annexed hereto shall, for all purposes hereof, form part of this Agreement:

Schedule A	-	Canadian Borrowing Notice - Tranche A
Schedule B	-	U.S. Borrowing Notice - Tranche A
Schedule C	-	U.S. Borrowing Notice - Tranche B
Schedule D	-	Commitment Amounts
Schedule E	-	U.S. Note
Schedule F-1	-	Form of Canadian Borrower Guarantee
Schedule F-2	-	Form of U.S. Borrower Guarantee
Schedule G	-	Restricted Subsidiaries
Schedule H	-	Form of Assignment
Schedule I	-	Addresses for Notice
Schedule J	-	Compliance Certificate

    ARTICLE 2
    CREDIT FACILITY

    2.01 Establishment of Credit Facility

    Subject to the terms and conditions of this Agreement, the Lenders hereby severally establish a revolving unsecured credit facility ("Credit Facility") in favour of the Borrowers in an amount equal to the Total Commitment Amount from time to time, the Credit Facility being comprised of:
        a tranche ("Tranche A") in an aggregate amount equal from time to time to the Tranche A Commitment Amount which is made available by the Canadian Tranche A Lenders to the Canadian Borrower through the Canadian Branch of Account to the extent of the Canadian Tranche A Commitment Amount from time to time part of which includes the Swingline Facility and by the U.S. Tranche A Lenders to the U.S. Borrower through the U.S. Branch of Account to the extent of the U.S. Tranche A Commitment Amount from time to time; and
        a tranche ( "Tranche B") in an amount equal from time to time to the Tranche B Commitment Amount which is made available by the Tranche B Lenders to the U.S. Borrower through the U.S. Branch of Account.
    All Obligations in respect to the Credit Facility shall be repayable on the Final Repayment Date.
    Tranche A shall be available to the Canadian Borrower, at the option of the Canadian Borrower, by way of Advances of: (i) Prime Rate Loans in Canadian dollars; (ii) Base Rate Canada Loans in U.S. dollars; (iii) Bankers' Acceptance Loans in Canadian dollars; (iv) Libor Loans in U.S. dollars or Euros; and (v) Letters of Credit in Canadian dollars, ₤, U.S. dollars or Euros.
    Tranche A shall be available to the U.S. Borrower, at the option of the U.S. Borrower, by way of Advances of: (i) U.S. Base Rate Loans in U.S. dollars; (ii) Libor Loans in U.S. dollars or Euros; and (iii) Letters of Credit in Canadian dollars, ₤, Euros or U.S. dollars.
    Tranche B shall be available, at the option of the U.S. Borrower, by way of Advances of: (i) U.S. Base Rate Loans in U.S. dollars; and (ii) Libor Loans in U.S. dollars or Euros.
    The Borrowers may, upon at least five Banking Days' written notice to the Agent (which notice may be given no more than four times during any Fiscal Year), change the amounts of the Canadian Tranche A Commitment Amount and the U.S. Tranche A Commitment Amount, provided that:
        the sum of the Canadian Tranche A Commitment Amount and the U.S. Tranche A Commitment Amount shall at all times equal the Tranche A Commitment Amount;
        the aggregate U.S. Dollar Value of all Loans outstanding of the Canadian Borrower under Tranche A shall not at any time exceed the Canadian Tranche A Commitment Amount;
        the aggregate U.S. Dollar Value of all Loans outstanding of the U.S. Borrower under Tranche A shall not at any time exceed the U.S. Tranche A Commitment Amount; and
        upon such change becoming effective, the commitments of the Canadian Tranche A Lenders and the U.S. Tranche A Lenders shall change in a corresponding fashion.
    The aggregate U.S. Dollar Value of all Loans outstanding of the U.S. Borrower under Tranche B shall not at any time exceed the Tranche B Commitment Amount.

    2.02 Revolving Nature of Credit Facility

    The Canadian Borrower may increase or decrease its Obligations under Tranche A by making drawdowns, repayments and further drawdowns up to the Canadian Tranche A Commitment Amount from time to time.
    The U.S. Borrower may increase or decrease its Obligations under Tranche A by making drawdowns, repayments and further drawdowns up to the U.S. Tranche A Commitment Amount from time to time.
    The U.S. Borrower may increase or decrease its Obligations under Tranche B by making drawdowns, repayments and further drawdowns up to the Tranche B Commitment Amount from time to time.

    2.03 Voluntary Reduction in Commitment Amounts

    At any time and from time to time, the Borrowers shall have the right, by giving at least two Banking Days' notice to the Agent, which notice, once given, shall be irrevocable and binding upon the Borrowers to reduce the then applicable Tranche A Commitment Amount or Tranche B Commitment Amount to a lower amount which is not less than the principal amount of all Obligations then outstanding under Tranche A or Tranche B, as the case may be. Such notice shall specify the amount of the reduction, which reduction shall be in an integral multiple of U.S. $10,000,000. The amount of any such reduction shall be permanent and irrevocable. To the extent the Tranche A Commitment Amount is so reduced, each of the Canadian Tranche A Commitment Amount and the U.S. Tranche A Commitment Amount shall be reduced rateably and the Commitment of each Lender included in each Lender Pair shall be reduced rateably. To the extent the Tranche B Commitment Amount is so reduced, the Commitment of each Tranche B Lender shall be reduced rateably. Bankers' Acceptances may not be prepaid.

    2.04 Oral Instructions

    Notwithstanding any other provision herein regarding the delivery of Borrowing Notices by the Borrowers, the Agent and the Lenders shall in their sole discretion be entitled to act upon the oral instructions of any Person identified in writing to them as being authorized by either Borrower to give instructions regarding any request for an Advance, Rollover, Conversion, completion and issuance of Bankers' Acceptances or issuance of Letters of Credit under the Credit Facility. All such oral instructions shall be at the risk of the applicable Borrower and must be confirmed in writing by the applicable Borrower on the same Banking Day as the oral instruction is given. The Agent and the Lenders shall not be responsible for any error or omission in such instructions or in the performance thereof except in the case of negligence or wilful misconduct by the Agent or the Lenders, as the case may be.

    2.05 Payments Against Credit Facility

    Subject to the terms and conditions of this Agreement, the Borrowers shall have the privilege of paying, on any Banking Day, all or any part of the Obligations outstanding under the Credit Facility on the following conditions:

    any such payment shall be in an amount of not less than U.S.$5,000,000;
    any such payment shall only be made on at least 2 Banking Days' notice to the Agent, which notice shall specify the portions of such payment to be applied to Tranche A and/or Tranche B and, once given, shall be irrevocable and binding upon the Borrowers;
    any such payment may not be made in respect of a Bankers' Acceptance Loan;
    any payment of a Libor Loan prior to its Maturity Date whether pursuant to this Section 2.05 or otherwise, is subject to payment of all of each Lender's breakage costs, if any;
    the portion of any such payment applied to Tranche A shall be made by the Canadian Borrower to the Canadian Tranche A Lenders in accordance with their Rateable Portions and by the U.S. Borrower to the U.S. Tranche A Lenders in accordance with their Rateable Portions in proportion to the relative amounts of the outstanding Obligations of the Canadian Borrower and the U.S. Borrower under Tranche A, respectively; and
    the portion of any such payment applied to Tranche B shall be made by the U.S. Borrower to the Tranche B Lenders in accordance with their Rateable Portions.

    ARTICLE 3
    GENERAL PROVISIONS RELATING TO CREDIT FACILITY

    3.01 Advances

    Subject to Section 2.04 and excluding the Swingline Facility, each request by the Canadian Borrower for an Advance under Tranche A shall be made by the delivery of a duly completed and executed Borrowing Notice by the Canadian Borrower to the Agent on behalf of the Canadian Tranche A Lenders:
        in the case of Advances of Prime Rate Loans and Bankers' Acceptance Loans on any proposed Borrowing Date, not later than 11:00 a.m. (Toronto time) on the first Banking Day prior to the proposed Borrowing Date;
        in the case of Advances of Base Rate Canada Loans on any proposed Borrowing Date, not later than 11:00 a.m. (Toronto time) on the second Banking Day prior to the proposed Borrowing Date; and
        in the case of Advances of Libor Loans and Letters of Credit on any proposed Borrowing Date, not later than 11:00 a.m. (Toronto time) on the third Banking Day prior to the proposed Borrowing Date.
    Subject to Section 2.04, each request by the U.S. Borrower for an Advance under Tranche A or Tranche B shall be made by the delivery of a duly completed and executed Borrowing Notice to the Agent on behalf of the U.S. Tranche A Lenders or the Tranche B Lenders, respectively:
        in the case of Advances of U.S. Base Rate Loans on any proposed Borrowing Date, not later than 11:00 a.m. (New York time) on the second Banking Day prior to the proposed Borrowing Date; and
        in the case of Advances of Libor Loans and Letters of Credit on any proposed Borrowing Date, not later than 11:00 a.m. (New York time) on the third Banking Day prior to the proposed Borrowing Date.
    Any Borrowing Notice shall be irrevocable and binding on the applicable Borrower.
    Excluding the Swingline Facility, all Advances shall be in an amount which is an integral multiple of U.S. ${ * } (or Cdn. ${ * } in the case of an Advance denominated in Cdn. dollars).

    3.02 Borrowers' Obligations with Respect to Borrowing Notices

    Each Borrowing Notice shall set out the proposed Borrowing Date, Rollover Date or Conversion Date, as applicable, the type of Loan, the principal amount and Currency of the Loan, whether such Loan is being made under Tranche A or Tranche B, the BA Period of such Loan (if it is a Bankers' Acceptance Loan), the Interest Period of such Loan (if it is a Libor Loan) and, if applicable, the account of the Canadian Borrower or the U.S. Borrower, as the case may be, to which each such Lender's Rateable Portion is to be credited.

    3.03 Lenders' Obligations with Respect to Loans

    Upon receipt by the Agent of a Borrowing Notice received pursuant to Section 3.02, the Agent shall determine each applicable Lender's Rateable Portion and shall promptly provide the calculation of its amount accompanied by the Borrower's Borrowing Notice to each applicable Lender. Each applicable Lender shall, on the Borrowing Date, Rollover Date or Conversion Date specified by the Canadian Borrower or the U.S. Borrower, as the case may be, in a Borrowing Notice credit the Agents' Canadian Branch of Account or U.S. Branch of Account, as the case may be, and as specified in the Borrowing Notice with such Lender's Rateable Portion of such Advance such that the full amount of the amounts so credited shall be made available to the Canadian Borrower or the U.S. Borrower, as the case may be, for value on the same date.

    3.04 Payments Generally

    Notwithstanding that a payment may be stated herein to be made by one or both Borrowers to one or more Lenders, all payments in respect of the Credit Facility (in respect of principal, interest, fees or otherwise) shall be made by the Canadian Borrower or the U.S. Borrower to the Agent on the due date thereof to the account of the Agent at the Canadian Branch of Account or the U.S. Branch of Account, as the case may be, specified therefor by the Agent to the Canadian Borrower and the U.S. Borrower from time to time for value on such date and such payment shall be forthwith disbursed to the applicable Lender or Lenders in immediately available funds. All payments shall be made by way of immediate transfers from accounts of the Canadian Borrower or the U.S. Borrower, as the case may be, by certified cheque, bank draft or other immediately available funds in the Currency of the Loan to which such payments relate.

    3.05 Disturbance of Libor Market

    Notwithstanding any other provision hereof, if any Lender determines in good faith (which determination shall be conclusive and binding) that with respect to a future Libor Loan:

    Libor will not adequately and fairly reflect the cost to such Lender of funding such Libor Loan for a particular Interest Period, or deposits in U.S. dollars or Euros are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business, or by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining Libor for a particular Interest Period;

    then the Agent shall forthwith give notice of such determination and the specific basis therefor to the Borrowers and from and after the date of such notice for so long as such conditions shall continue to exist, the Borrowers shall not have the right to obtain such Libor Loan and any outstanding request for such Libor Loan shall be deemed to be a request for a Base Rate Canada Loan (in the case of such Libor Loan requested by the Canadian Borrower) or a U.S. Base Rate Loan (in the case of such Libor Loan requested by the U.S. Borrower).

    3.06 Selection of Interest Periods and BA Periods

    Notwithstanding any other provision hereof, neither Borrower may select any Interest Period or BA Period in respect of a Loan, with the result that a Loan would have to be terminated before its Maturity Date to allow for repayment of the Credit Facility on the Final Repayment Date.

    3.07 Rollover and Conversion

    Subject to the terms and conditions of this Agreement and provided that no Default has occurred and is continuing, either Borrower may from time to time request that a Loan owing by it or any portion thereof be rolled over or converted to another form of Loan in accordance with the provisions hereof.
    The applicable Borrower shall repay the full amount of each Bankers' Acceptance Loan and Libor Loan (as applicable) on the Maturity Date of the BA Period or Interest Period applicable thereto, in accordance with the provisions hereof governing repayment and prepayment, unless such Loan shall be rolled over or converted to another form of Loan on such Maturity Date in accordance with the provisions hereof.
    Each request by the Canadian Borrower or the U.S. Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Borrowing Notice to the Agent and the provisions of Sections 3.01 and 3.02 shall apply to the Rollover or Conversion as if such Rollover or Conversion were an Advance.
    Each Rollover or Conversion of a Libor Loan or Bankers' Acceptance Loan shall be made effective as of the Maturity Date of the Interest Period or BA Period applicable thereto.
    If either Borrower does not deliver a Borrowing Notice at or before the time required by Section 3.01 and in the case of a Bankers' Acceptance Loan, fails to pay to the Agent the face amount thereof on the relevant Maturity Date, or in the case of a Libor Loan, fails to pay to the Agent the principal amount thereof on the relevant Maturity Date,

    the applicable Borrower shall be deemed to have requested a Conversion of such Loan to a Prime Rate Loan (if the maturing Loan is denominated in Canadian dollars), a Base Rate Canada Loan (if the maturing Loan is to the Canadian Borrower and is denominated in U.S. dollars) or a U.S. Base Rate Loan (if the maturing Loan is to the U.S. Borrower) or a Rollover of such Loan for a one month Interest Period (if the maturing Loan is denominated is Euros), and all of the provisions hereof applicable to Prime Rate Loans, Base Rate Canada Loans or U.S. Base Rate Loans, as the case may be, shall apply thereto.

    If a Default has occurred and is continuing at the time a Borrowing Notice is delivered:
        any Advance of, Rollover of or Conversion into a Bankers' Acceptance Loan or Libor Loan shall not be permitted;
        any Bankers' Acceptance Loan maturing on the relevant Borrowing Date shall be automatically converted to a Prime Rate Loan; and
        any Libor Loan maturing on the relevant Borrowing Date shall be automatically converted to a Base Rate Canada Loan in the case of the Canadian Borrower or to a U.S. Base Rate Loan in the case of the U.S. Borrower.
    A Rollover or Conversion shall not constitute a repayment of the relevant Loan but shall result in a change in the basis of calculation of interest or fees (as the case may be) for such Loan and, where applicable, the Currency of the Loan, in accordance with the provisions hereof.

    3.08 The Swingline Facility

    Subject to the terms and conditions of this Agreement, the Swingline Lender establishes in favour of the Canadian Borrower a revolving term facility which is part of the Canadian Tranche A Commitment Amount in an amount up to U.S. $10,000,000 (or the Exchange equivalent in Canadian dollars) on the terms set forth in this Section 3.08 (the "Swingline Facility").
    At any time that the Canadian Borrower would be entitled to obtain Prime Rate Loans or Base Rate Canada Loans under Tranche A, the Canadian Borrower shall be entitled to draw cheques on its Canadian dollar chequing account maintained from time to time with the Swingline Lender and its U.S. dollar chequing account maintained from time to time with the Swingline Lender, in each case at the main branch of the Swingline Lender in Toronto, Ontario (or in such other accounts with the Swingline Lender at such other branch of the Swingline Lender as may be agreed upon by the Swingline Lender and the Canadian Borrower from time to time). The debit balance from time to time in any such account shall be deemed to be a Prime Rate Loan or a Base Rate Canada Loan, as applicable, outstanding to the Canadian Borrower from the Swingline Lender under Tranche A. A Prime Rate Loan from the Swingline Lender as contemplated by this subsection, prior to such time as such Advance is repaid as contemplated by subsections 3.08(d) or 3.08(e), or purchased as contemplated by subsection 3.08(f), is referred to as a "Swingline Loan".
    The outstanding U.S. Dollar Value of all Swingline Loans at any time shall not exceed the lesser of:
        U.S. $ 10,000,000; and
        the amount if any, by which the limit of the Canadian Tranche A Commitment Amount exceeds the U.S. Dollar Value of all Advances (other than Swingline Loans) outstanding at such time under the Canadian Tranche A Commitment Amount.
    It is the intention of the parties that Swingline Loans are to be available to the Canadian Borrower on a short-term basis pending the obtaining of Advances under Tranche A. Accordingly, the Canadian Borrower shall periodically obtain, under Tranche A, Prime Rate Loans or Base Rate Canada Loans in an aggregate amount equal to the amount of such Swingline Loan, and shall apply the proceeds of such Loans in repayment of such Swingline Loan.
    If the Canadian Borrower does not repay a Swingline Loan as required by Section 3.08(d), the Swingline Lender may (but shall not be obliged to) deliver a written notice to the Agent (which shall thereupon deliver a similar notice to each of the Canadian Tranche A Lenders) and to the Canadian Borrower, or the Agent may itself (but shall not be obliged to) deliver a written notice to each of the Canadian Tranche A Lenders and to the Canadian Borrower requiring repayment of such Swingline Loan. The Canadian Borrower shall be deemed to have given at such time a Borrowing Notice to the Agent requesting Prime Rate Loans and/or Base Rate Canada Loans, as applicable, under Tranche A in an aggregate amount equal to the amount of such Swingline Loan. The Canadian Tranche A Lenders shall thereupon (irrespective of whether any condition precedent to an Advance has been satisfied, whether the amount of such Advance to be made available under the Tranche A is less than, equal to or more than the minimum amount of an Advance required to be included in an Advance constituting such type of Advance under this Agreement, whether any Default or Event of Default has occurred or is continuing or whether any acceleration or enforcement action (including any termination of the Credit Facility and the Commitments) has occurred or commenced under any of the Loan Documents or otherwise or whether the Final Repayment Date has occurred) make such Prime Rate Loan and/or Base Rate Canada Loan under Tranche A and the Agent shall apply the proceeds thereof in repayment of such Swingline Loan. The Agent shall promptly notify the Canadian Borrower of any such Prime Rate Loans and/or Base Rate Canada Loans as the case may be, and the Canadian Borrower agrees to accept each such Prime Rate Loan and/or Base Rate Canada Loan and hereby irrevocably authorizes and directs the Agent to apply the proceeds thereof in payment of the applicable Swingline Loan.
    Without limiting Section 3.08(e), on the Final Repayment Date, or if an Event of Default has occurred and is continuing, each of the Canadian Tranche A Lenders other than the Swingline Lender, agrees that it will purchase from the Swingline Lender, and the Swingline Lender shall sell to such Canadian Tranche A Lenders, for cash, at par, without representation or warranty from or recourse against the Swingline Lender (and irrespective of whether any condition precedent to an Advance has been satisfied, any Default or Event of Default has occurred or is continuing or whether any acceleration or enforcement action (including any termination of the Credit Facility and the Commitments) has occurred or commenced under any of the Loan Documents or otherwise or whether the Final Repayment Date has occurred), on a rateable basis, an undivided interest in all Swingline Loans then outstanding. The Agent, upon consultation with the applicable Lenders, shall have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the Agent, to execute any document as attorney for any Canadian Tranche A Lender in order to complete any such purchase. The Canadian Borrower and the Canadian Tranche A Lenders acknowledge that the foregoing arrangements are to be settled by the Canadian Tranche A Lenders among themselves, and the Canadian Borrower expressly consents to the foregoing arrangements among such Lenders.
    Each of the Canadian Tranche A Lenders agrees to indemnify and save harmless the Swingline Lender on a rateable basis against all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses, payments or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Swingline Lender in any way related to or arising out of any Swingline Loan made by the Swingline Lender (except for any such liabilities to the extent that they result from the gross negligence or wilful misconduct of the Swingline Lender).

    3.09 Change in Circumstances

    If the introduction of or any change in any Applicable Law relating to any Lender, or any change in the interpretation or application thereof by any Governmental Body or compliance by any Lender with any request (provided that banks or non-bank lenders, as the case may be, would customarily comply therewith) or direction of any Governmental Body:

    subjects any Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes on payments of the Obligations or changes the basis of taxation of payments due to any Lender or increases any existing Taxes on payments of the Obligations (other than Taxes of application to the overall income or capital of such Lender);
    imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital, special deposit, deposit insurance or assessment, or any other regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by, any Lender;
    imposes any Taxes on reserves or deemed reserves in respect of the undrawn portion of the Credit Facility;
    imposes on any Lender or requires there to be maintained by any Lender any capital adequacy or additional capital requirement (including, without limitation, a requirement which affects such Lender's allocation of capital resources to its obligations) in respect of such Lender's obligations hereunder or imposes any other condition or requirement with respect to the maintenance by any Lender of a contingent liability with respect to any Bankers' Acceptance hereunder; or
    imposes on any Lender any other condition or requirement with respect to this Agreement or the Credit Facility (other than Taxes of application to the overall income or capital of such Lender);

    and such occurrence has the effect of:

    increasing the cost to such Lender of agreeing to make or making or maintaining the Credit Facility, any Advance, any Loan or any portion thereof;
    reducing the amount of the Obligations;
    directly or indirectly reducing the effective return to such Lender under this Agreement or on its overall capital as a result of entering into this Agreement or as a result of any of the transactions or obligations contemplated by this Agreement (other than a reduction resulting from a higher rate of income tax being imposed on the Lender's overall income or from a tax being imposed on the Lender's overall capital); or
    causing such Lender to make any payment or to forego any interest, fees or other return on or calculated by reference to any sum received or receivable by such Lender hereunder;

    then, upon demand being made to the Canadian Borrower or the U.S. Borrower, as the case may be, by such Lender accompanied by a certificate of such Lender documenting the relevant calculations (which certificate shall be prima facie evidence of the contents thereof), the Canadian Borrower or the U.S. Borrower, as the case may be, shall pay or cause to be paid to such Lender such additional amounts as shall be sufficient to fully indemnify such Lender for such additional cost, reduction, payment, foregone interest or other return but only in respect of the period after the effective date of the introduction or change in any Applicable Law, change of interpretation or application or request or direction as the case may be. If, after the receipt of any payment by the Canadian Borrower or the U.S. Borrower to a Lender under this Section 3.09, such Lender obtains a refund, credit, allowance, or remission on account of the additional cost, reduction, payment, foregone interest or other return in respect of which such payment was received, the Lender shall, to the extent allocable to payment by either of the Borrowers under this Section 3.09 and to the extent it can do so without prejudice to its ability to retain the amount of such refund, credit, allowance or remission, account to the Canadian Borrower or the U.S. Borrower, as the case may be, for an amount equal to the refund received or credit, allowance or remission given net of its out-of-pocket costs. If such Lender is subsequently advised of the requirement that it repay such refund, credit, allowance or remission, the applicable Borrower shall return to such Lender any amount that it had accounted for.

    3.10 Illegality

    If the introduction of or change to any present or future Applicable Law, or any change in the interpretation or application thereof by any Governmental Body, shall make it unlawful for any Lender to make or maintain any Loan or to give effect to its obligations in respect of such Loan as contemplated hereby, such Lender may, by notice to the Borrowers and to the Agent, declare that its obligations hereunder in respect of such Loan shall be terminated, and thereupon the Canadian Borrower or the U.S. Borrower, as the case may be, shall prepay to the Agent on behalf of such Lender within the time required by such Applicable Law (or at the end of such longer period as such Lender in its discretion has agreed) all of the Obligations in respect of such Loan including all amounts payable in connection with such prepayment pursuant to Section 3.11(c). If there are any types of Loans hereunder that are not so affected, the Canadian Borrower or the U.S. Borrower, as the case may be, may convert the Loans which are affected into one of the types of Loans that are not affected.

    3.11 Indemnities

    The Borrowers, on a joint and several basis, hereby agree to indemnify, exonerate and hold the Agent and each Lender and each of their respective shareholders, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, reasonable costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and reasonable out-of-pocket disbursements and amounts paid with the Canadian Borrower's consent in settlement of any and every kind whatsoever (collectively, in this Section 3.11(a), the "Indemnified Liabilities"), paid, incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) the Advances contemplated herein, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advances hereunder, (iii) any actual or threatened investigation, litigation or other proceeding relating to any Advances as contemplated herein or (iv) the execution, delivery, performance or enforcement of any Loan Document and any instrument, document or agreement executed pursuant hereto or thereto, except for any such Indemnified Liabilities (x) that arose on account of the relevant Indemnified Party's bad faith, negligence, wilful misconduct or illegal act or (y) that constitute loss of profit, loss of income or revenue or loss of business opportunity of such Indemnified Party.
    Without limiting the generality of the indemnity set out in Section 3.11(a), the Borrowers, on a joint and several basis, hereby further agree to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, reasonable costs, charges, liabilities and damages, and reasonable expenses in connection therewith, including, without limitation, reasonable legal fees and reasonable out of pocket disbursements, and amounts paid with the Canadian Borrower's consent in settlement, of any and every kind whatsoever (collectively, in this Section 3.11(b), the "Indemnified Liabilities"), paid, incurred or suffered by, or asserted against the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by the Canadian Borrower or any of its Subsidiaries of any Contaminant or (ii) the breach or violation of any Environmental Law by the Canadian Borrower or any of its Subsidiaries, regardless of whether caused by, or within the control of, the Canadian Borrower or such Subsidiary, except for any such Indemnified Liabilities (x) that arose on account of the relevant Indemnified Party's bad faith, negligence, wilful misconduct or illegal act or (y) that constitute loss of profit, loss of income or revenue or loss of business opportunity of such Indemnified Party.
    Without limiting the generality of the indemnity set out in Section 3.11(a), the Borrowers, on a joint and several basis, hereby further agree to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against all losses, reasonable costs, reasonable expenses, damages and liabilities (including, without limitation, any loss, reasonable cost, reasonable expense, damage or liability sustained by the Indemnified Parties or any of them in connection with the liquidation or re-employment in whole or in part of deposits or funds borrowed or acquired by the Lenders or any of them to make any Loan), which the Indemnified Parties or any of them may sustain or incur: (i) if for any reason a utilization does not occur on a date specified therefor in any Borrowing Notice, (ii) if the Canadian Borrower or the U.S. Borrower fail to give any notice required to be given by any of them hereunder, in the manner and at the time specified herein, (iii) if for any reason any payment of any Libor Loan, or any portion thereof, occurs on a date which is not a Maturity Date in respect thereof, or (iv) as a consequence of any other default by the Canadian Borrower or the U.S. Borrower to repay any Obligations when required by the terms of this Agreement. A certificate of the relevant Indemnified Party or Indemnified Parties, documenting the relevant calculations and setting forth the amounts necessary to indemnify the Indemnified Party or Indemnified Parties in respect of such losses, costs, expenses, damages or liabilities, shall be prima facie evidence of the amounts owing under this Section 3.11.
    Each Indemnified Party shall notify the Canadian Borrower as soon as reasonably practicable upon becoming aware of facts which the Indemnified Party believes in good faith could give rise to a claim under this Section 3.11.
    Other than obligations with respect to claims of which the Indemnified Party was aware or ought reasonably to have been aware but did not notify the Borrowers within 30 days following the permanent repayment of all of the outstanding Obligations hereunder and the termination of this Credit Facility and this Agreement, all obligations provided for in this Section 3.11 shall survive the permanent repayment of all of the outstanding Obligations hereunder and the termination of the Credit Facility and this Agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent or the Lenders or any of them.
    The Borrowers hereby agree that, for the purposes of effectively allocating the risk of loss placed on the Borrowers by this Section 3.11, the Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.
    If, for any reason, the obligations of either Borrower pursuant to this Section 3.11 shall be unenforceable, each Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Applicable Law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the bad faith, negligence, wilful misconduct or illegal act of any Indemnified Party.

    3.12 Mandatory Repayment - Currency Excess

    If the U.S. Dollar Value of the principal amount of all Obligations outstanding under Tranche A and owing by the Canadian Borrower at any time exceeds 105% of the Canadian Tranche A Commitment Amount at such time, the Canadian Borrower shall repay such excess amount (through the repayment of Advances selected by the Canadian Borrower) within five Banking Days after the Agent gives the Canadian Borrower written notice of such excess.
    If the U.S. Dollar Value of the principal amount of all Obligations outstanding under Tranche A and owing by the U.S. Borrower at any time exceeds 105% of the U.S. Tranche A Commitment Amount at such time, the U.S. Borrower shall repay such excess amount (through the repayment of Advances selected by the U.S. Borrower) within five Banking Days after the Agent gives the U.S. Borrower written notice of such excess.
    If the U.S. Dollar Value of the principal amount of all Obligations outstanding under Tranche B and owing by the U.S. Borrower at any time exceeds 105% of the Tranche B Commitment Amount at such time, the U.S. Borrower shall repay such excess amount (through the repayment of Advances selected by the U.S. Borrower) within five Banking Days after the Agent gives the U.S. Borrower written notice of such excess.
    Any payment pursuant to clauses (a) to (c) above shall be accompanied by any payment required pursuant to Section 3.11(c).
    Any payment pursuant to clause (a) above shall be made by the Canadian Borrower to the Agent and shall not reduce the Tranche A Commitment Amount or the Canadian Tranche A Commitment Amount.
    Any payment pursuant to clause (b) above shall be made by the U.S. Borrower to the Agent and shall not reduce the Tranche A Commitment Amount, the U.S. Tranche A Commitment Amount or the Tranche B Commitment Amount.

    3.13 U.S. Evidence of Indebtedness

    To evidence the Obligations owing by the U.S. Borrower to any particular U.S. Tranche A Lender or Tranche B Lender from time to time under Tranche A or Tranche B, respectively, the U.S. Borrower shall, on the request of such Lender, execute and deliver a U.S. Note to such Lender. Each U.S. Tranche A Lender and each Tranche B Lender shall, irrespective as to whether a U.S. Note has been issued, record the amount of each Advance by it hereunder, the dates thereof and the interest, fees and other charges accrued thereon or applicable thereto from time to time, and each payment of principal (including prepayments), interest and fees hereunder in the records of such Lender. At all times and for all purposes, such records shall constitute prima facie evidence of the matters recorded therein. Each U.S. Tranche A Lender and Tranche B Lender that has received a U.S. Note shall, at the request of the U.S. Borrower to the Agent, promptly return such U.S. Note after the Obligations of the U.S. Borrower have been repaid in full and the Commitments of such Lender have been terminated.

    3.14 Canadian Evidence of Indebtedness

    Each of the Canadian Tranche A Lenders shall maintain and keep accounts showing the amount of each Advance by it hereunder, the dates thereof and the interest, fees and other charges accrued thereon or applicable thereto from time to time, and each payment of principal (including prepayments), interest and fees hereunder. At all times and for all purposes, such accounts shall constitute prima facie evidence of the matters recorded therein.

    3.15 Payments Free and Clear of Taxes

    Any and all payments made by a Borrower under or pursuant to any of the Loan Documents shall be made free and clear of, and without deduction for, any and all present or future Taxes and all liabilities with respect thereto, imposed by any jurisdiction as a consequence or result of any action taken by such Borrower, including the making of any payment under or pursuant to any of the Loan Documents excluding, in the case of the Agent or any Lender, Taxes imposed on its net income or capital taxes or receipts and franchise taxes and excluding any withholding tax payable as a result of a Canadian Tranche A Lender ceasing to maintain a Canadian funding office (taxes, levies, imposts, deductions, charges, withholdings and liabilities other than those that have been expressly excluded being hereinafter referred to as "Non-Excluded Taxes"). If a Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable to the Agent or any Lender under or pursuant to any of the Loan Documents, the sum so payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.15) the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
    Each Borrower hereby indemnifies and holds harmless the Agent and each Lender for the full amount of Non-Excluded Taxes which may be owed to it, and for any incremental Non-Excluded Taxes due to such Borrower's failure to remit to the Agent and the Lenders the required receipts or other required documentary evidence or due to such Borrower's failure to pay any Non-Excluded Taxes when due to the appropriate taxing authority (including, without limitation, any Non-Excluded Taxes imposed by any jurisdiction on amounts payable under this Section 3.15) which are paid by the Agent or any Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally assessed. The Agent or the Lender who pays any Non-Excluded Taxes shall promptly notify such Borrower of such payment and, if such payment was made pursuant to an incorrect or illegal assessment, shall reasonably cooperate with such Borrower, at the expense of such Borrower, in any dispute of such assessment. Payment pursuant to this indemnification shall be made within 30 days from the date the Agent or the Lender, as the case may be, makes written demand therefor.
    All obligations provided for in this Section 3.15 shall survive any termination of the Credit Facility or this Agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent or any of the Lenders.
    The Borrowers represent and warrant that the transactions contemplated herein are not for the purpose of avoidance of United States withholding taxes.

    ARTICLE 4
    BANKERS' ACCEPTANCES

    4.01 Procedure Relating to Bankers' Acceptances

    Subject to the terms and conditions of this Agreement and specifically Section 4.02, the Canadian Tranche A Lenders shall accept Bankers' Acceptances of the Canadian Borrower on the following terms and conditions:

    each Borrowing Notice with respect to a Banker's Acceptance shall be sent to the Agent and shall set out the proposed Borrowing Date, Rollover Date or Conversion Date, the BA Period with respect to such Bankers' Acceptance (provided that the Maturity Date shall not be later than the Final Repayment Date), the face amount of the draft to be accepted by such Canadian Tranche A Lender as determined in Section 4.01(b) and, if applicable, the account of the Canadian Borrower at the Canadian Branch of Account to which such Canadian Tranche A Lender's Rateable Portion is to be credited by the Agent;
    delivery by the Canadian Borrower of a Borrowing Notice under Section 4.01(a) shall constitute the authorization by the Canadian Borrower to such Canadian Tranche A Lender to release a draft drawn by the Canadian Borrower upon such Canadian Tranche A Lender in a principal amount at maturity equal to such Canadian Tranche A Lender's Rateable Portion of the proposed Banker's Acceptance Loan on the Borrowing Date, Rollover Date or Conversion Date specified by the Canadian Borrower in its Borrowing Notice. Such draft shall be properly drawn and executed by the Canadian Borrower on such Canadian Tranche A Lender's standard form in effect at that time, provided that:
        the principal amount at maturity of each draft of a Banker's Acceptance to be presented by the Canadian Borrower at any one time to a Canadian Tranche A Lender shall be Cdn. $500,000 or an integral multiple of Cdn. $100,000 in excess thereof (if such draft is a bill of exchange) or shall be at least Cdn. $500,000 (if such draft is a depository bill) with integral multiples of Cdn. $1,000; if a draft that is a bill of exchange and that would otherwise be accepted by a Canadian Tranche A Lender would not be Cdn. $500,000 or an integral multiple of Cdn. $100,000 in excess thereof, the face amount shall be rounded to the nearest integral multiple of Cdn. $100,000;
        each draft of a Banker's Acceptance delivered to the Canadian Tranche A Lenders in respect of a single Borrowing Notice shall have an identical BA Period; and
        the provisions of this Agreement, and not the provisions contained in any Canadian Tranche A Lender's standard form of agreement with respect to Banker's Acceptances, shall govern the relationship between the Canadian Borrower and the Canadian Tranche A Lender;
    the Canadian Borrower shall provide for payment to the accepting Canadian Tranche A Lenders of the face amount of each Bankers' Acceptance at its maturity, either by payment of such amount or through an Advance, Conversion or Rollover hereunder or through a combination thereof; the Canadian Borrower hereby waives presentment for payment of Bankers' Acceptances by the Canadian Tranche A Lenders and any defence to payment of amounts due to a Canadian Tranche A Lender in respect of a Bankers' Acceptance which might exist by reason of such Bankers' Acceptance being held at maturity by the Canadian Tranche A Lender which accepted it and agrees not to claim from such Canadian Tranche A Lender any days of grace for the payment at maturity of Bankers' Acceptances;
    upon acceptance of any draft by a Canadian Tranche A Lender as a Bankers' Acceptance and as provided in Section 6.08, the Canadian Borrower shall pay to such Canadian Tranche A Lender, in the manner set out in Section 4.01(e), the Acceptance Fee applicable to such Bankers' Acceptance;
    upon the fulfilment of all applicable conditions set out herein, each Canadian Tranche A Lender shall accept the draft of the Canadian Borrower as a Bankers' Acceptance and shall on the Borrowing Date, Rollover Date or Conversion Date specified by the Canadian Borrower in the Borrowing Notice, credit the account of the Agent at the Canadian Branch of Account specified in the Borrowing Notice with an amount equal to the Discount Proceeds on such date, less the applicable Acceptance Fee, such that the full amount of the amounts so credited shall be made available to the Canadian Borrower for value on the same date by the Agent;
    each Canadian Tranche A Lender may at any time or from time to time endorse in favour of a clearing house, hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances purchased by it;
    in the case of a Rollover of a Bankers' Acceptance Loan or a portion thereof, each Canadian Tranche A Lender accepting a Banker's Acceptance shall receive for its own account the Discount Proceeds applicable to the new Bankers' Acceptance in order to satisfy the continuing liability of the Canadian Borrower to the Canadian Tranche A Lenders for the face amount of the maturing Bankers' Acceptance, and the Canadian Borrower shall on the Maturity Date of the maturing Bankers' Acceptance pay to the Agent for the account of the Canadian Tranche A Lenders rateably an amount equal to the difference between the face amount of the maturing Bankers' Acceptance and the Discount Proceeds from the new Bankers' Acceptance, together with the Acceptance Fee applicable to the new Bankers' Acceptance;
    in the case of a Conversion of another Loan into a Bankers' Acceptance Loan, each Canadian Tranche A Lender accepting a Banker's Acceptance shall receive for its account the Discount Proceeds applicable to the Bankers' Acceptance in order to satisfy the liability of the Canadian Borrower to the Canadian Tranche A Lenders for the amount of the converted Loan, and the Canadian Borrower shall on the Conversion Date pay to the Agent for the account of the Canadian Tranche A Lenders rateably an amount equal to the difference between the amount of the converted Loan and the Discount Proceeds from the Bankers' Acceptance, together with the Acceptance Fee applicable to the Bankers' Acceptance;
    in the case of a Conversion of a Banker's Acceptance into another Loan, in order to satisfy the continuing liability of the Canadian Borrower to the Canadian Tranche A Lenders for an amount equal to the face amount of such Banker's Acceptance, the Agent shall record the Obligation of the Canadian Borrower to the Canadian Tranche A Lenders as a Loan of the type into which the Obligation was converted;
    upon the Agent making a declaration under Section 10.02, the maximum amount of the contingent liability of the Canadian Tranche A Lenders under all outstanding Bankers' Acceptances shall immediately become due and payable by the Canadian Borrower to the Agent for the account of the Canadian Tranche A Lenders notwithstanding that the Canadian Tranche A Lenders have not at such date been required to make payment under any such Bankers' Acceptances. Any such amount paid to the Agent on behalf of the Canadian Tranche A Lenders shall be held by the Agent on behalf of the Canadian Tranche A Lenders in a separate collateral account of the Canadian Borrower for set-off against future indebtedness owing by the Canadian Borrower to the Canadian Tranche A Lenders in respect of such Bankers' Acceptances and, pending such application, any amounts paid to the Agent for the account of the Canadian Tranche A Lenders shall bear interest for the account of the Canadian Borrower at the rate established by the Agent from time to time as that payable in respect of daily interest savings deposits of like amount;
    the Canadian Borrower shall not enter into any agreement or arrangement of any kind with any Person to whom Bankers' Acceptances have been delivered whereby the Canadian Borrower undertakes to replace such Bankers' Acceptances on a continuing basis with other Bankers' Acceptances, nor shall the Canadian Borrower directly or indirectly take, use or provide Bankers' Acceptances as security for loans or advances from any other Person;
    to facilitate the acceptance of Bankers' Acceptances, the Canadian Borrower shall from time to time as required provide to each Canadian Tranche A Lender instruments duly endorsed in blank by authorized signatories of the Canadian Borrower, in quantities sufficient for the Canadian Tranche A Lenders to fulfil their obligations hereunder. Neither the Agent in its capacity as agent or as a Canadian Tranche A Lender nor any other Canadian Tranche A Lender shall be responsible or liable for the failure to accept a Bankers' Acceptance if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide such instruments to the Canadian Tranche A Lenders on a timely basis nor shall the Agent in its capacity as agent or as a Canadian Tranche A Lender nor any other Canadian Tranche A Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except a loss or improper use arising by reason of the negligence or wilful misconduct of the Agent or the Canadian Tranche A Lender. In case any authorized signatory of the Canadian Borrower whose signature shall appear on any draft shall cease to have such authority before the acceptance of such draft, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such acceptance;
    if, in the reasonable judgement of the Canadian Tranche A Lenders, at any time or from time to time there no longer exists an active market for bankers' acceptances accepted by the Canadian Tranche A Lenders, the Canadian Tranche A Lenders shall not be obliged to accept drafts of the Canadian Borrower presented under this 0, and, upon the making of such determination, the Agent shall notify the Canadian Borrower thereof and the Bankers' Acceptance availment option shall thereupon terminate for so long as such conditions shall continue to exist;
    any Bankers' Acceptance may, at the option of the Canadian Borrower, be executed in advance by or on behalf of the Canadian Borrower (as otherwise provided herein), by mechanically reproduced or facsimile signatures of any two officers of the Canadian Borrower who are properly so designated and authorized by the Canadian Borrower from time to time; any Bankers' Acceptance so executed and delivered by the Canadian Borrower to the Canadian Tranche A Lenders shall be valid and shall bind the Canadian Borrower and may be dealt with by the Canadian Tranche A Lenders to all intents and purposes as if the Bankers' Acceptance had been signed in the executing officers' own handwriting;
    the Canadian Borrower shall notify the Canadian Tranche A Lenders as to those officers whose signatures may be reproduced and used to execute Bankers' Acceptances in the manner provided in Section 4.01(n); Bankers' Acceptances with the mechanically reproduced or facsimile signatures of designated officers may be used by the Canadian Tranche A Lenders and shall continue to be valid, notwithstanding the death, termination of employment or termination of authorization of either or both of such officers or any other circumstance;
    the Canadian Borrower hereby indemnifies and agrees to hold harmless the Canadian Tranche A Lenders against and from all losses, damages, expenses and other liabilities caused by or attributable to the use of the mechanically reproduced or facsimile signature instead of the original signature of an authorized officer of the Canadian Borrower on a Banker's Acceptance prepared, executed, issued and accepted pursuant to this Agreement, except to the extent determined by a court of competent jurisdiction to be due to the negligence or wilful misconduct of the Canadian Tranche A Lenders;
    each of the Canadian Tranche A Lenders agrees that, in respect of the safekeeping of executed drafts of the Canadian Borrower which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which it gives to its own property, provided that it shall not be deemed to be an insurer thereof; and
    all Bankers' Acceptances to be accepted by a particular Canadian Tranche A Lender shall, at the option of such Canadian Tranche A Lender, be issued in the form of depository bills made payable originally to and deposited with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

    4.02 BA Rate Loans

    If, in the sole judgement of a Canadian Tranche A Lender, such Canadian Tranche A Lender is unable to issue Bankers' Acceptances in accordance with this Agreement, such Canadian Tranche A Lender shall give an irrevocable notice to such effect to the Agent and the Canadian Borrower prior to 10:00 a.m. (Toronto time) on the applicable Borrowing Date, Conversion Date or Rollover Date, as the case may be, and shall make available to the Canadian Borrower prior to 11:00 a.m. (Toronto time) on such date a Canadian dollar loan (a "BA Rate Loan") in the principal amount equal to such Canadian Tranche A Lender's Rateable Portion of such Bankers' Acceptance Loan, such BA Rate Loan to be funded in the same manner as a Loan is funded pursuant to Sections 3.01, 3.03 and 3.07. Additionally, any Canadian Tranche A Lender may provide notice to the Agent that it is unable to issue Bankers' Acceptances and such notice shall remain operative until such time that written notice to the contrary is delivered by such Canadian Tranche A Lender to the Agent. Such BA Rate Loan shall have the same term as the Bankers' Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit such Canadian Tranche A Lender to obtain the same effective rate as if such Canadian Tranche A Lender had accepted and purchased a Bankers' Acceptance at the same Acceptance Fee and Discount Proceeds at which a Schedule I Lender would have accepted and purchased such Bankers' Acceptance (if such Canadian Tranche A Lender is a Schedule I Lender) or at which a Schedule II Lender would have accepted and purchased such Bankers' Acceptance (if such Canadian Tranche A Lender is a Schedule II Lender) at approximately 11:00 a.m. (Toronto time) on the date such BA Rate Loan is made, on the basis that, and the Canadian Borrower hereby agrees that, for such a BA Rate Loan, interest shall be payable in advance on the date of the Advance, Conversion or Rollover, as the case may be, by the Canadian Tranche A Lender deducting the interest payable in respect thereof from the principal amount of such BA Rate Loan. All BA Rate Loans to be made by a particular Canadian Tranche A Lender shall, at the option of such Canadian Tranche A Lender, be evidenced by a promissory note in the form of a depository note made payable originally to and deposited with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada) or, alternatively, in accordance with the terms of Section 3.14. All references herein to Loans and Bankers' Acceptance Loans shall include BA Rate Loans with the appropriate modifications to such references.

    4.03 Power of Attorney

    The Canadian Borrower hereby appoints each Canadian Tranche A Lender, acting by any authorized signing officer of such Canadian Tranche A Lender, the attorney of the Canadian Borrower:
        to sign for and on behalf and in the name of the Canadian Borrower as drawer and, if applicable, as endorser, drafts ("Drafts") drawn on such Lender and payable to or to the order of CDS & Co. (or other nominee name of The Canadian Depository for Securities Limited) or payable to or to the order of the Canadian Borrower; and
        to fill in the amount, date and maturity date of such Drafts;

    provided that such acts in each case are to be undertaken by such Canadian Tranche A Lender in accordance with instructions given to such Canadian Tranche A Lender by the Canadian Borrower as provided in the relevant Borrowing Notice. The signatures of any authorized signatory of such Canadian Tranche A Lender may be mechanically or electronically reproduced in facsimile on Drafts in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Canadian Tranche A Lender.

    The communication in writing by the Canadian Borrower to the Agent relating to Bankers' Acceptance advances, conversions or rollovers shall constitute (i) the authorization and instruction of the Canadian Borrower to each Canadian Tranche A Lender to complete and endorse Drafts in accordance with such information as set out above and (ii) the request of the Canadian Borrower to each Canadian Tranche A Lender to accept such Drafts and deliver the same against payment as set out in the instructions. The Canadian Borrower acknowledges that each Canadian Tranche A Lender shall not be obligated to accept any such Drafts except in accordance with the provisions of this agreement. Each Canadian Tranche A Lender shall be and it is hereby authorized to act on behalf of the Canadian Borrower upon and in compliance with instructions communicated to such Canadian Tranche A Lender as provided herein if such Canadian Tranche A Lender reasonably believes them to be genuine.
    The Canadian Borrower agrees to indemnify each Canadian Tranche A Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, reasonable expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby, provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or wilful misconduct of such Canadian Tranche A Lender or any of its directors, officers, employees, affiliates or agents or for such Canadian Tranche A Lender or its directors, officers, employees, affiliates or agents failing to use the same standard of care in the custody of such Drafts as such Canadian Tranche A Lender uses in the custody of its own property of a similar nature.
    This power of attorney may be revoked with respect to all but not less than all Canadian Tranche A Lenders at any time upon not less than 5 Banking Days' written notice served upon the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Canadian Borrower in respect of any Draft executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

    ARTICLE 5
    LETTERS OF CREDIT

    5.01 Procedures Relating to Letters of Credit

    Each Borrowing Notice with respect to a Letter of Credit shall be sent to the Agent and such Borrowing Notice shall set out the proposed Borrowing Date, the amount and Currency of such Letter of Credit, whether such Letter of Credit is to be a standby letter of credit or a letter of guarantee, the beneficiary thereof and the expiration date thereof.
    Each Letter of Credit issued on behalf of the Canadian Borrower shall be issued by the L/C Issuing Canadian Lender for the account of each Canadian Tranche A Lender and each Letter of Credit issued on behalf of the U.S. Borrower shall be issued by the L/C Issuing U.S. Lender for the account of each U.S. Tranche A Lender, in each case in accordance with its respective Rateable Portion thereof.
    Notwithstanding any other provision hereof, a Borrower may not request the issuance of any Letter of Credit which would have a Maturity Date which is later than the Final Repayment Date.
    At no time shall the aggregate amount of all Letters of Credit outstanding under Tranche A exceed U.S.$50,000,000.

    5.02 Reimbursement

    The Canadian Borrower and the U.S. Borrower unconditionally and irrevocably authorize the L/C Issuing Canadian Lender on behalf of the Canadian Tranche A Lenders rateably and the L/C Issuing U.S. Lender on behalf of the U.S. Tranche A Lenders rateably, respectively, to pay the amount of any demand made on the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender, as the case may be, under and in accordance with the terms of any Letter of Credit on demand without requiring proof of the Canadian Borrower's or the U.S. Borrower's agreement, as the case may be, that the amount so demanded was due and notwithstanding that the Canadian Borrower or the U.S. Borrower may dispute the validity of any such demand or payment.
    The Canadian Borrower and the U.S. Borrower shall reimburse the L/C Issuing Canadian Lender and the L/C Issuing U.S. Lender, respectively, on demand for the rateable account of the Canadian Tranche A Lenders or the U.S. Tranche A Lenders, as the case may be, for any amounts paid by them from time to time as contemplated by Section 5.02(a) and, without limiting the foregoing, the Canadian Borrower and the U.S. Borrower shall indemnify and save the L/C Issuing Canadian Lender and the L/C Issuing U.S. Lender, respectively, harmless on demand from and against any and all other losses, reasonable costs, damages, reasonable expenses, claims, demands or liabilities which it may suffer or incur arising in any manner whatsoever in connection with the making of any such payments (including, without limitation, in connection with proceedings to restrain the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender from making, or to compel the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender to make, any such payment), except to the extent that such losses, costs, damages, expenses, claims, demands or liabilities arose on account of the gross negligence or wilful misconduct of the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender.

    5.03 Lenders Not Liable

    Neither the L/C Issuing Lenders nor any other Lender shall have any responsibility or liability for, or duty to inquire into, the authorization, execution, signature, endorsement, correctness, genuineness or legal effect of any certificate or other document presented to an L/C Issuing Lender pursuant to any Letter of Credit and the Canadian Borrower and the U.S. Borrower, as the case may be, fully and unconditionally assume all risks with respect to the same and, without limiting the generality of the foregoing, all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use by any beneficiary of any Letter of Credit. Neither the L/C Issuing Lenders nor any other Lender shall be responsible:
        for the validity of certificates or other documents delivered under or in connection with any Letter of Credit that appear on their face to be in order, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged;
        for errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telefax or otherwise, whether or not they are in code;
        for errors in translation or for errors in interpretation of technical terms or for errors in the calculation of amounts demanded under any Letter of Credit;
        for any failure or inability of an L/C Issuing Lender or any other Person to make payment under any Letter of Credit as a result of any Applicable Law or by reason of any control or restriction rightfully or wrongfully exercised by any Person asserting or exercising governmental or paramount powers; or
        for any other consequences arising in respect of a failure by an L/C Issuing Lender to honour a Letter of Credit due to causes beyond the control of such L/C Issuing Lender;

    and none of the above shall affect or impair any of the rights or powers of the Lenders hereunder or the obligations of the Borrowers under Section 5.02(b). In furtherance and not in limitation of the foregoing provisions, it is agreed that any payment made by the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender in good faith under and in accordance with the terms of a Letter of Credit shall be binding upon the Canadian Borrower and the U.S. Borrower, respectively, and shall not result in any liability of the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender to the Canadian Borrower or the U.S. Borrower, respectively, and shall not lessen the obligations of the Canadian Borrower or the U.S. Borrower under Section 5.02(b).

    Notwithstanding the provisions of this Section 5.03, neither the Canadian Borrower nor the U.S. Borrower shall be responsible for, and neither of the L/C Issuing Lenders nor any other Lender shall be relieved of responsibility for, any wilful misconduct or negligence of or by the L/C Issuing Lenders or any other Lender.

    5.04 Fees

    The Canadian Borrower shall, subject to Section 6.08, pay to the Canadian Tranche A Lenders and the U.S. Borrower shall pay to the U.S. Tranche A Lenders an issuance fee in advance on the date each Letter of Credit is issued, renewed or extended calculated at a rate per annum equal to the Applicable Margin on the amount of each such Letter of Credit for the number of days which such Letter of Credit will be outstanding in the year of 360 days in which the Letter of Credit is issued; provided that the minimum issuance fee for each Letter of Credit shall be Cdn. $250 for Letters of Credit denominated in Canadian dollars, U.S. $250 for Letters of Credit denominated in U.S. dollars, Euros 250 for Letters of Credit denominated in Euros and 250 ₤ for Letters of Credit denominated in ₤. In addition, with respect to all Letters of Credit, the Canadian Borrower shall from time to time pay to the L/C Issuing Canadian Lender and the U.S. Borrower shall from time to time pay to the L/C Issuing U.S. Lender its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit.
    The Canadian Borrower shall pay to the L/C Issuing Canadian Lender and the U.S. Borrower shall pay to the L/C Issuing U.S. Lender, a fee in advance on the date each Letter of Credit is issued, renewed or extended hereunder, calculated at a rate of 0.{ * }% per annum on the amount of each such Letter of Credit for the number of days which such Letter of Credit will be outstanding in the year of 360 days in which the Letter of Credit is issued.

    5.05 Overdue Amounts

    Without limiting any other provision of this Agreement, if the Canadian Borrower shall fail to reimburse the L/C Issuing Canadian Lender in respect of any payments made by the L/C Issuing Canadian Lender under a Letter of Credit, or if the U.S. Borrower shall fail to reimburse the L/C Issuing U.S. Lender in respect of any payments made by the L/C Issuing U.S. Lender under a Letter of Credit, in each case as contemplated in Section 5.02(b), the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender, as the case may be, may at any time thereafter notify the Agent which will in turn notify the other Canadian Tranche A Lenders or U.S. Tranche A Lenders, respectively, of such failure and such notification shall be deemed to have been delivery of a Borrowing Notice in the amount and Currency (which, in the case of a Letter of Credit issued by either L/C Issuing Lender in ₤, shall be U.S. dollars calculated on the Exchange Equivalent and, in the case of a Letter of Credit issued by the L/C Issuing U.S. Lender in Canadian dollars, shall be U.S. dollars calculated on the Exchange Equivalent) of such payments on and subject to the terms hereof, each other Canadian Tranche A Lender or U.S. Tranche A Lender, as the case may be, shall forthwith credit the account of the Agent which will in turn credit the Canadian Branch of Account or the U.S. Branch Account of the L/C Issuing Canadian Lender or the L/C Issuing U.S. Lender, as the case may be, with such Lender's Rateable Portion of such payments, the amount of such payments shall be deemed to constitute a Prime Rate Loan (if such payments were made by the L/C Issuing Canadian Lender in Canadian dollars), a Base Rate Canada Loan (if such payments were made by the L/C Issuing Canadian Lender in U.S. dollars or Euros) or a U.S. Base Rate Loan (if such payments were made by the L/C Issuing U.S. Lender) made by the Canadian Tranche A Lenders or U.S. Tranche A Lenders (as applicable) and which is outstanding, and, without limiting the terms and conditions applicable to such Prime Rate Loan, Base Rate Canada Loan or U.S. Base Rate Loan, shall be due and payable when such Prime Rate Loan, Base Rate Canada Loan or U.S. Base Rate Loan is due and payable in accordance with the provisions hereof. For greater certainty, the obligations in this Section 5.05 shall continue as obligations of the Persons who were relevant Canadian Tranche A Lenders or U.S. Tranche A Lenders at the time each such Letter of Credit was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the relevant L/C Issuing Lender specifically releases such Lender from such obligations in writing or consents in writing to such assignment pursuant to Section 12.07(b).

    5.06 Acceleration

    Upon the Agent making a declaration under Section 10.02, the amount of the contingent liability of the Lenders under any Letter of Credit which is then outstanding shall immediately become due and payable notwithstanding that neither L/C Issuing Lender has at such date been required to make payment under any such Letter of Credit. Any such amount paid to an L/C Issuing Lender shall be held by such L/C Issuing Lender in trust in a separate collateral account of the Canadian Borrower or the U.S. Borrower, as the case may be, to be applied to satisfy the obligations of the Canadian Borrower or the U.S. Borrower, as the case may be, under Section 5.02(b) with respect to such Letter of Credit if and when it is drawn down. All collateral accounts shall bear interest at the rate then paid by such L/C Issuing Lender on interest-bearing current accounts with comparable balances.

    5.07 Conflict

    Each Letter of Credit shall be subject to the applicable L/C Issuing Lender's customary letter of credit terms and procedures from time to time in effect, as applicable, and shall be in a form acceptable to the Lenders. The Borrowers shall execute and deliver such standard form indemnities and other assurances as the L/C Issuing Lenders may reasonably require from time to time with respect to Letters of Credit. A Letter of Credit shall in no event contain provisions requiring the L/C Issuing Lender to satisfy itself, prior to payment thereunder, as to any conditions for a drawing thereunder other than the presentation of prescribed documents. If the provisions set forth in the L/C Issuing Lender's customary letter of credit documentation set forth terms of availability or cross-collateralization of security beyond or inconsistent with that set forth herein, the provisions of this Agreement in respect thereof shall prevail.
    Unless otherwise expressly agreed by the L/C Issuing Lender, the International Standby Practices 1998 ("ISP98") or such later revision as most recently published by the International Chamber of Commerce shall in all respects apply to each Letter of Credit and shall be deemed for such purpose to be a part hereof as if fully incorporated herein. In the event of any conflict between the ISP98 and the laws of any jurisdiction specified in the relevant Letter of Credit, the ISP98 shall prevail to the extent necessary to remove the conflict.

    5.08 Letters of Credit Subject to an Order

    Each Borrower shall pay to the relevant L/C Issuing Lender an amount equal to the maximum amount available to be drawn under any unexpired Letter of Credit which becomes the subject of any Order if the effect of such Order is to extend the expiration date of such Letter of Credit beyond the Final Repayment Date or to delay payment by the L/C Issuing Lender thereunder beyond the Final Repayment Date. Payment in respect of each such Letter of Credit shall be due on the Final Repayment Date and shall be held by the relevant L/C Issuing Lender in trust in a separate collateral account of the Canadian Borrower or the U.S. Borrower, as the case may be, to be applied to satisfy the obligations of the Canadian Borrower or the U.S. Borrower, as the case may be, under Section 5.02(b) with respect to such Letter of Credit if and when it is drawn down. All collateral accounts shall bear interest at the rate then paid by such L/C Issuing Lender on interest-bearing current accounts with comparable balances.

    5.09 Refund of Overpayments

    With respect to each Letter of Credit for which the relevant L/C Issuing Lender has been paid all of its contingent liability pursuant hereto, such L/C Issuing Lender agrees to pay to the relevant Borrower, upon the earlier of:

    the date on which either the original counterpart of such Letter of Credit is returned to such L/C Issuing Lender for cancellation or such L/C Issuing Lender is released by the beneficiary thereof from any further obligations in respect of such Letter of Credit;
    the expiry of such Letter of Credit; and
    such L/C Issuing Lender is permanently enjoined by a court of competent jurisdiction from honouring such Letter of Credit pursuant to a final Order;

    an amount equal to any excess of the amount received by such L/C Issuing Lender hereunder in respect of its contingent liability under such Letter of Credit over the total of amounts applied to reimburse such L/C Issuing Lender for amounts paid by it under or in connection with such Letter of Credit (such L/C Issuing Lender having the right to so appropriate such funds).

    ARTICLE 6
    INTEREST AND FEES

    6.01 Interest Rates

    Subject to Section 6.05, the Canadian Borrower hereby promises to pay to the Canadian Tranche A Lenders interest on the outstanding principal amount from time to time of each Loan (other than BA Rate Loans) to the Canadian Borrower under Tranche A at the rate per annum equal to:
        the Prime Rate in the case of each Prime Rate Loan;
        the Base Rate Canada in the case of each Base Rate Canada Loan; and
        Libor plus the Applicable Margin from time to time in the case of each Libor Loan.
    Subject to Section 6.05, the U.S. Borrower hereby promises to pay to the U.S. Tranche A Lenders interest on the outstanding principal amount from time to time of each Loan to the U.S. Borrower under Tranche A at the rate per annum equal to:
        the U.S. Base Rate in the case of each U.S. Base Rate Loan; and
        Libor (Reserve Adjusted) plus the Applicable Margin from time to time in the case of each Libor Loan.
    Subject to Section 6.05, the U.S. Borrower hereby promises to pay to the Tranche B Lenders interest on the outstanding principal amount from time to time of each Loan under Tranche B at the rate per annum equal to:
        the U.S. Base Rate in the case of each U.S. Base Rate Loan; and
        Libor (Reserve Adjusted) plus the Applicable Margin from time to time in the case of each Libor Loan.

    6.02 Calculation and Payment of Interest

    Interest on Prime Rate Loans and Base Rate Canada Loans shall accrue from day to day, both before and after default, demand, maturity and judgment, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days or 366 days in the case of a leap year and shall be calculated and payable in arrears on the 22nd day of each calendar month (or, if not a Banking Day, on the immediately preceding Banking Day). For greater certainty, where the rate applicable to a Prime Rate Loan or a Base Rate Canada Loan is changed, interest shall be charged for the day on which such change is effective on the basis of the new rate.
    Interest on U.S. Base Rate Loans shall accrue from day to day, both before and after default, demand, maturity and judgment, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 360 days and shall be calculated and payable in arrears on the 22nd day of each calendar month (or, if not a Banking Day, on the immediately preceding Banking Day). For greater certainty, where the rate applicable to a U.S. Base Rate Loan is changed, interest shall be charged for the day on which such change is effective on the basis of the new rate.
    Interest on Libor Loans shall accrue from day to day, both before and after default, demand, maturity and judgment, shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 360 days, and shall be calculated and payable in arrears (i) on the last day of the relevant Interest Period, and (ii) if any Interest Period is longer than three months, each day which is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period.

    6.03 General Interest Rules

    Interest on each Loan shall be payable in the Currency in which such Loan is denominated during the relevant period.
    If a Borrower fails to pay any interest, fee or other amount of any nature payable by it to the Agent or any Lender hereunder (other than principal) on the due date therefor or under any other Loan Document on the due date therefor, such Borrower shall pay to the Agent or the relevant Lender interest on such overdue amount in the same Currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to:
        the U.S. Base Rate plus 2% per annum in the case of overdue amounts denominated in U.S. dollars and owing by the U.S. Borrower;
        the Base Rate Canada plus 2% per annum in the case of overdue amounts denominated in U.S. dollars and owing by the Canadian Borrower; and
        the Prime Rate plus 2% per annum in the case of all other overdue amounts.

    Such interest on overdue amounts shall become due and be paid on demand by the Agent or the relevant Lender, as the case may be.

    6.04 Commitment Fees

    Upon the last Banking Day of each Fiscal Quarter, the Canadian Borrower shall pay to the Agent for the benefit of the Canadian Tranche A Lenders in accordance with their Rateable Portions, in arrears, a commitment fee, calculated and accruing daily from the date of the execution and delivery of this Agreement at the rate per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, equal to the rate per annum shown in Column II below opposite the ratio of Total Debt to Total Capitalization from time to time (the "Applicable Commitment Fee") on the Unutilized Portion of the Canadian Tranche A Commitment Amount during such period.

Level	Column I Ratio of Total Debt to Total Capitalization	Column II Applicable Commitment Fee
I	> { * }%	0.{ * }%
II	> { * }% and < { * }%	0.{ * }%
III	> { * }% and < { * }%	0.{ * }%
IV	< { * }%	0.{ * }%

    Upon the last Banking Day of each Fiscal Quarter, the U.S. Borrower shall pay to the Agent for the benefit of the U. S. Tranche A Lenders in accordance with their Rateable Portions, in arrears, a commitment fee, calculated and accruing daily from the date of the execution and delivery of this Agreement at the rate per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, equal to the Applicable Commitment Fee on the Unutilized Portion of the U.S. Tranche A Commitment Amount during such period.
    Upon the last Banking Day of each Fiscal Quarter, the U.S. Borrower shall pay to the Agent for the benefit of the Tranche B Lenders in accordance with their Rateable Portions, in arrears, a commitment fee, calculated and accruing daily from the date of the execution and delivery of this Agreement at the rate per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, equal to the Applicable Commitment Fee on the Unutilized Portion of the Tranche B Commitment Amount during such period.
    Until December 31, 2002, the Applicable Commitment Fee shall not reduce below Level III. The Applicable Commitment Fee shall change based on any change in the ratio of Total Debt to Total Capitalization effective, subject to the terms of Section 6.08 hereof, the date on which the Canadian Borrower is required to deliver a Compliance Certificate to the Agent.

    6.05 Utilization Fee

    For each day when the U.S. Dollar Value of the Loans outstanding hereunder exceeds { * }% of the Total Commitment Amount, the Applicable Margin shall be increased by 0.{ * }% per annum.
    A change in the utilization level of the Credit Facility subsequent to the funding of a Libor Loan or the issuance of a Bankers' Acceptance or Letter of Credit shall result in the adjustment of the interest or fee payable in respect thereof, prorated for the portion of the Interest Period during which the adjustment is applicable.

    6.06 Payment of Costs and Expenses

    Whether or not either Borrower takes advantage of the Credit Facility, the Canadian Borrower shall pay to the Agent and the Lenders, within 30 days of receipt of an itemized invoice, all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, the agents, officers and employees of each of them, and any receiver or receiver-manager appointed by them or by a court in connection with this Agreement or the Credit Facility, including, without limitation:

    the preparation, negotiation, execution, filing and registration of any of the Loan Documents, any actual or proposed amendment or modification hereof or thereof or any waiver hereunder or thereunder and all instruments supplemental or ancillary thereto;
    the syndication and administration of the Credit Facility;
    obtaining advice as to the rights and responsibilities of the Lenders and the Agent under the Loan Documents; and
    the defence, establishment, protection or enforcement of any of the rights or remedies of the Lenders or the Agent under any of the Loan Documents including, without limitation, all reasonable out-of-pocket costs and expenses of establishing the validity and enforceability of, or of collection of amounts owing under, any of the Loan Documents;

    including, without limitation, all of the reasonable fees, out-of-pocket expenses and disbursements of Lenders' Counsel incurred in connection therewith, and including all sales or value-added taxes payable by the Lenders or the Agent (whether refundable or not) on all such costs and expenses. Such costs and expenses shall not include those costs and expenses incurred in respect of the negotiations among the Agent and the Lenders related to the inter-lender provisions of this Agreement or in respect of their rights in relation to each other whether prior to, during or after the termination of this Agreement. If a Borrower disputes the reasonableness of the fees or expenses set out in any such invoice, it shall submit to the Agent or the Lender, as the case may be, a written objection thereto, setting out the reasons for such objection. From receipt thereof until the expiry of the 30 day payment period, the Agent or the Lender, as the case may be, shall discuss with Senior Management of the Canadian Borrower the fees or expenses objected to or, in the case of invoices rendered by their advisers, shall make bona fide best efforts to cause such advisers to discuss with Senior Management of the Canadian Borrower the fees or expenses objected to, in each case providing (or making bona fide best efforts to cause to be provided) the reasons for the incurrence of such fees or expenses and, to the extent not set out in such invoice, a reasonably itemized and detailed description of such fees or expenses and the services, if any, provided therefor and shall co-operate in taxing or contesting the reasonability (where permitted) of any such fees or expenses.

    6.07 Adjustment of Fees Paid in Advance

    If the Applicable Margin changes by reason of a change in the ratio of Total Debt to Total Capitalization as evidenced by the delivery of a Compliance Certificate (or the failure to do so as and when required) or by reason of the operation of Section 6.05, with respect to each outstanding Bankers' Acceptance, the Acceptance Fee for the balance of the applicable BA Period shall be calculated using both the original Applicable Margin and the new Applicable Margin; if the new Applicable Margin is greater than the original Applicable Margin, the Acceptance Fee differential shall be paid by the Canadian Borrower to the Canadian Tranche A Lenders rateably on the conversion, rollover or repayment of the Bankers' Acceptance; if the new Applicable Margin is less than the original Applicable Margin, the Acceptance Fee differential shall be credited to the Canadian Borrower on the conversion or rollover of the Bankers' Acceptance or shall be repaid to the Borrower if the Bankers' Acceptance is repaid on its Maturity Date; and
    with respect to each outstanding Letter of Credit, the fee payable pursuant to Section 5.04(a) for the balance of the term of such Letter of Credit shall be calculated using both the original Applicable Margin and the new Applicable Margin; if the new Applicable Margin is greater than the original Applicable Margin, the fee differential shall be paid by the applicable Borrower to the applicable Tranche A Lenders rateably within three Banking Days following the date of such change; if the new Applicable Margin is less than the original Applicable Margin, the fee differential shall be refunded to the applicable Borrower by applying such amount to subsequent fees payable to the applicable Tranche A Lenders.

    6.08 Failure to Deliver Compliance Certificate

    Subject to Section 6.03, in the event the Agent does not receive a Compliance Certificate for any Fiscal Quarter that has ended as required pursuant to this Agreement, the Applicable Margin and the Applicable Commitment Fee for the following Fiscal Quarters shall, from the date that the Compliance Certificate was required to be delivered, be based on Level I until such time as the Compliance Certificate is received by the Agent.

    ARTICLE 7
    REPRESENTATIONS AND WARRANTIES

    7.01 Representations and Warranties

    Each of the Borrowers represents and warrants to the Lenders (to the extent it relates to itself) as follows:

    Incorporation and Status. Each of the Borrowers (i) is duly incorporated or amalgamated (as the case may be) and validly existing under the laws of its jurisdiction of incorporation or amalgamation (as the case may be), (ii) has the corporate power and capacity to enter into, and perform its obligations under, each of the Loan Documents to which it is a party, to own, hold under licence or lease its properties and assets and to carry on its business and (iii) holds all Material Authorizations, except where such failure to hold would not result in a Material Adverse Effect;
    Authorization and Enforceability. Each of the Borrowers has taken all necessary corporate action to authorize the execution, delivery and performance of each Loan Document to which it is a party, each of the Borrowers has duly executed and delivered each of the Loan Documents to which it is a party, each of the Loan Documents constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation of the Borrower which is a party thereto (as applicable), enforceable against it in accordance with its terms, and the execution, delivery and performance of the Loan Documents by the Borrowers does not require the consent or approval of any Governmental Body or any other party;
    Financial Statements. The audited consolidated financial statements of the Canadian Borrower dated as at and for the fiscal year ended December 31, 2000 in the form included in the supplemented prep prospectus dated July 31, 2001 and the unaudited consolidated financial statements of the Canadian Borrower dated as at and for the Fiscal Quarter ended June 30, 2001, have been prepared in accordance with GAAP. These financial statements (including the notes thereto) in all material respects fairly present the financial condition of the Canadian Borrower and the financial information presented therein for the period and as at the date thereof. The notes to such financial statements do not contain any misstatement of a material fact nor do they omit to state a material fact required to make any statement contained therein not untrue or misleading in any material respect. Since the date of such financial statements there has been no event or change of circumstances which would result in a Material Adverse Effect;
    No Contravention. The execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrowers of their obligations thereunder:
        does not contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Borrowers (including, without limitation, any unanimous shareholders agreement or declaration relating to either Borrower);
        does not contravene, breach or result in any default under any mortgage, lease, agreement or other legally binding instrument, licence or permit to which either Borrower is a party which will result in or permit the acceleration of the maturity of any indebtedness, liability or obligation of either Borrower under any mortgage, lease, agreement or other legally binding instrument of or affecting the Borrowers; and
        does not contravene any Applicable Law,

    except where such contravention, breach, default or acceleration would not result in a Material Adverse Effect;

    No Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal, or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any Governmental Body; or any similar matter or proceeding (collectively "proceedings") against or involving either Borrower or any of the Restricted Subsidiaries (whether in progress or threatened) individually seeking a judgment or claiming a payment from either Borrower or any Restricted Subsidiary not covered by insurance or reserved for in the financial statements (provided such uninsured amount or such reservation would not exceed an amount equal to { * }) which, in the assessment of Senior Management, could reasonably be expected to result in a decision, judgment or order that would have a Material Adverse Effect or which would materially adversely affect the enforceability of any Loan Document;
    No Default. Neither Borrower is in default or breach under any agreement, commitment or obligation to which it is a party or under any Applicable Law or by which it or any of its property or assets is subject or under the terms and conditions relating to any Material Authorizations and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach, where such default or breach would result in a Material Adverse Effect; and there is no proceeding in progress or pending or threatened which is reasonably likely to result in the revocation, cancellation, suspension or any adverse modification of any Material Authorization, which revocation, cancellation, suspension or modification would result in a Material Adverse Effect;

    (g) Employee Benefit, Pension and Welfare Plans

        The Canadian Borrower has fulfilled in all respects its obligations under the minimum funding standards of its employee benefit and pension plans, except where a failure to fulfill such obligations would not have a Material Adverse Effect. During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to any Borrowing Date hereunder, no steps have been taken to terminate or appoint a trustee to administer any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, except where such termination, appointment or such contribution failure would not have a Material Adverse Effect. Neither the U.S. Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA and except where such liability would not result in a Material Adverse Effect; and
        There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Body, with respect to any Pension Plan which has resulted in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted in a Material Adverse Effect;
        The U.S. Borrower and each member of the Controlled Group have operated and administered each Pension Plan in compliance with all Applicable Laws except for such instances of non-compliance which would not result in a Material Adverse Effect;
        Neither the U.S. Borrower nor any member of the Controlled Group has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the U.S. Borrower or any member of the Controlled Group, or in the imposition of any Lien on any of the rights, properties or assets of the U.S. Borrower or any member of the Controlled Group, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not result in a Material Adverse Effect; and
        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which taxes could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code; and

    (h) Regulations U and X. The U.S. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any extension of credit hereunder will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X, except where such business or use would not result in a Material Adverse Effect. Terms for which meanings are provided in F.R.S. Board Regulations U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

    7.02 Survival of Representations and Warranties

    Each of the Borrowers covenants that the representations and warranties made by it in this 0 shall be true and correct on the date hereof and on each Borrowing Date, with the same effect as if such representations and warranties had been made and given on and as of each such date, notwithstanding any investigation made at any time by or on behalf of the Lenders; except that if any such representation and warranty is specifically given in respect of a particular date or particular period of time and relates only to such date or period of time, then such representation and warranty shall continue to be given as at such date or for such period of time.

    ARTICLE 8
    COVENANTS

    8.01 Affirmative Covenants

    So long as any Obligations remain outstanding, or so long as either Borrower has the right to utilize the Credit Facility and unless the Lenders otherwise consent in writing in accordance with Section 11.07 or 11.08, the Borrowers covenant and agree that:

    Punctual Payment. Each Borrower shall pay or cause to be paid all Obligations falling due hereunder on the dates, in the Currency and in the manner specified herein;
    Comply with Applicable Law. Each Borrower shall do or cause to be done, and shall cause each of its Restricted Subsidiaries to do or cause to be done, all things necessary or desirable to comply with Applicable Law except where such non-compliance would not result in a Material Adverse Effect;
    Corporate Existence.  Each Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain its corporate existence in good standing and shall, and shall cause each of the Restricted Subsidiaries to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary, except where a failure to do so would not result in a Material Adverse Effect.
    Environmental Compliance. Each Borrower shall do or cause to be done, and shall cause each of its Subsidiaries to do or cause to be done, all things necessary or desirable to comply with Environmental Laws, except where such non-compliance would not result in a Material Adverse Effect;
    Insurance. Each Borrower shall maintain insurance, and shall cause each of the Restricted Subsidiaries to maintain insurance, in such amounts and against such risks as are consistent with the practices of companies of a similar size and having regard to the nature and location of their businesses and properties, except where a failure to do so would not result in a Material Adverse Effect;
    Notice. Each Borrower shall, as soon as practicable after it shall become aware of the same (and in any event no later than 10 days thereafter), give notice to the Agent of:
        any Default or Event of Default giving the details thereof and specifying the action proposed to be taken with respect thereto;
        notice of expropriation of material property owned by any member of the Intier Group;
        all actions, suits, claims or proceedings commenced or threatened in writing against or affecting any member of the Intier Group before any government, parliament, legislature, regulatory authority, agency, commission, board or court or before any private arbitrator, mediator or referee which would result in a Material Adverse Effect;
        any violation of any Applicable Law which results in a Material Adverse Effect; and
        any damage to or destruction of any property, real or personal, of a member of the Intier Group having a replacement cost in excess of U.S.${ * };
    Interim Financial Statements. The Canadian Borrower shall, as soon as practicable and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, deliver to the Agent the interim unaudited consolidated financial statements of the Canadian Borrower, including a balance sheet, statement of profit and loss and a statement of cash flows for such Fiscal Quarter and for the Fiscal Year to date, together with comparative figures for the corresponding periods in the previous Fiscal Year;
    Annual Financial Statements. The Canadian Borrower shall, as soon as practicable and in any event within 130 days after the end of each Fiscal Year, deliver to the Agent the annual audited consolidated financial statements of the Canadian Borrower and the unaudited unconsolidated financial statements of the U.S. Borrower including in each case a balance sheet, statement of profit and loss, a statement of cash flows and a statement of retained earnings, together with comparative figures for the previous Fiscal Year;
    Compliance Certificate. The Canadian Borrower shall deliver to the Agent, together with the financial statements in Sections 8.01(g) and (h), a Compliance Certificate certifying (i) that such financial statements were prepared in accordance with GAAP in effect at the date of such financial statements (subject to normal year-end adjustments in the case of interim unaudited financial statements) and fairly present in all material respects the financial condition of the Canadian Borrower on a consolidated basis and the U.S. Borrower on an unconsolidated basis and the financial information presented therein for the period and as at the date thereof, (ii) that no Default or Event of Default has occurred hereunder or, if any Default or Event of Default has occurred, specifying the relevant particulars and the period of existence thereof and the action taken or proposed to be taken by the Canadian Borrower with respect thereto, (iii) the compliance (or, as the case may be, non-compliance) at the end of the relevant Fiscal Quarter or Fiscal Year with the covenants contained in Sections 8.01(j), (k), (l) and (o) and Section 8.02(b) (including calculations in sufficient detail to reasonably demonstrate such compliance or non-compliance), (iv) the amount of Funded Indebtedness of the Restricted Subsidiaries, (v) the Tangible Net Worth, and (vi) the aggregate of the book value of the intangible assets (including, without being limiting, goodwill and Intellectual Property) of the Canadian Borrower on a consolidated basis and determined in accordance with GAAP;
    Total Debt to Total Capitalization. The Canadian Borrower shall at all times maintain for its most recently completed Fiscal Quarter a ratio of Total Debt to Total Capitalization of not greater than { * } to { * };
    EBITDA to Fixed Charges. The Canadian Borrower shall at all times maintain, for its most recently completed Four Quarter Period, a ratio of EBITDA to Fixed Charges of not less than { * } to { * };
    Total Debt to EBITDA. The Canadian Borrower shall at all times maintain, for its most recently completed Four Quarter Period, a ratio of Total Debt to EBITDA of not greater than those ratios set forth below for the periods set forth below:

Period	Ratio
Until December 31, 2002	{ * } to { * }
Thereafter	{ * } to { * }

    Use of Proceeds.  The proceeds of each Advance shall be used for general corporate purposes including, without limitation, acquisitions subject to the terms hereof;
    Taxes. Each Borrower shall pay, and shall cause each Restricted Subsidiary to pay, all Taxes imposed upon them and upon their property or assets, when such Taxes become due and payable, save and except when and so long as the validity of any Taxes are being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with GAAP; and
    Revenue, EBITDA and Assets. Each of the revenue, EBITDA and assets of the Borrowers and the Restricted Subsidiaries, on a consolidated basis and determined in accordance with GAAP, shall at all times constitute for its most recently completed Fiscal Quarter not less than { * }% of the revenue, EBITDA and assets, as the case may be, of the Canadian Borrower on a consolidated basis and determined in accordance with GAAP.

    8.02 Negative Covenants

    So long as any Obligations remain outstanding, or so long as either Borrower has the right to utilize the Credit Facility and unless the Lenders otherwise consent in writing in accordance with Section 11.07 or 11.08, the Borrowers covenant and agree that:

    Encumber Property. Each Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to, create, grant, assume or suffer to exist any Lien upon any of its properties or assets, other than Permitted Encumbrances;
    Funded Indebtedness of Restricted Subsidiaries. Each Borrower shall not suffer or permit the Restricted Subsidiaries to incur Funded Indebtedness in an aggregate amount which, at any time, is greater than or equal to { * }% of Tangible Net Worth at such time;
    Asset Transfers. Each Borrower shall not, and shall not permit any Restricted Subsidiaries to, sell or otherwise dispose of or permit the sale or disposition of, all or substantially all of the consolidated assets of the Canadian Borrower other than (i) to a Borrower or one or more other Restricted Subsidiaries, and (ii) assets sold or otherwise disposed of which individually or in the aggregate would not, following such sale or disposition, reduce Tangible Net Worth by { * }% or more;
    Amalgamations, etc. Each Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to, enter into any reorganization, consolidation, amalgamation, merger, liquidation, dissolution or similar transaction whereby all or any material portion of the undertaking, property and assets of either Borrower or any of the Restricted Subsidiaries would become the property of any other Person which is not a Borrower or a Restricted Subsidiary or, in the case of any such transaction, of the continuing corporation resulting therefrom, unless such transaction would not result in a Material Adverse Effect;
    Change in Business. Each Borrower and the Restricted Subsidiaries considered as a whole shall not materially change the nature of its business as a global supplier of automotive components, systems and modules;
    Take-over Bid. The Borrowers shall not directly or indirectly use the proceeds of the Credit Facility to make, assist, or complete a Take-over Bid;
    Regulation U or X. Each Borrower shall not, and shall not suffer or permit any of the Restricted Subsidiaries to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock. The Borrowers shall not use any of the proceeds of any Advance hereunder for a purpose which violates, or would be inconsistent with, Regulation U or X of the F.R.S. Board.

    ARTICLE 9
    CONDITIONS PRECEDENT

    9.01 Conditions Precedent to Initial Advance under the Credit Facility

    The obligations of the Lenders to make available the Credit Facility or any part thereof to the Borrowers are subject to fulfilment, on or before the initial Borrowing Date, of each of the following conditions precedent:

    the representations and warranties set out in 0 shall be true and correct in all material respects on the initial Borrowing Date as if made on and as of such date;
    no Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default after giving effect to the proposed Advance on the initial Borrowing Date;
    the Lenders shall have received the following in form and substance satisfactory to the Lenders:
        a Borrowing Notice;
        an Officers' Certificate of each Borrower dated the initial Borrowing Date certifying:

(A) that attached thereto are true and correct copies of the articles or constating documents and the by-laws of such Borrower and that such documents are in full force and effect, unamended;
          as to the incumbency of officers and directors of such Borrower, including sample signatures; and
          that attached thereto are true and correct copies of the resolutions or other documentation evidencing that all necessary action, corporate or otherwise, has been taken by such Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and that such resolutions or other documents are in full force and effect, unamended;
      a certificate of status, certificate of good standing or similar certificate issued by the appropriate Governmental Body in the jurisdiction of incorporation of each Borrower;
      an Officers' Certificate of the Canadian Borrower dated the initial Borrowing Date confirming Sections 9.01(a) and (b);
      the Guarantees, duly executed and delivered;
      evidence of capitalization of the Canadian Borrower in the amount of not less than U.S.$720,000,000 pursuant to U.S.$225,000,000 of Preference Shares and U.S.$495,000,000 Class B shares;
      a letter addressed to the Lenders from Magna International Inc. confirming that it will not, during the term of this Agreement, exercise any voting rights, directly or indirectly, to (i) amend the retraction or redemption dates of the Preference Shares, or (ii) change the dividends payable on the Preference Shares to cumulative from non-cumulative, without in each case first receiving the written consent of the Majority Lenders;
      opinions of the Borrowers' Counsel and Lenders' Counsel dated the initial Borrowing Date in form and substance satisfactory to the Lenders, acting reasonably;
    each U.S. Tranche A Lender and each Tranche B Lender which has requested the issuance of a U.S. Note shall have received a U.S. Note duly executed by the U.S. Borrower; and
    the Lead Arrangers, the Agent and the Lenders shall have received payment in full of all fees payable and all costs and expenses reimbursable by the Borrowers on or prior to the initial Borrowing Date hereunder or under any other Loan Document and the Lenders shall have received payment in full upon the execution and delivery of this agreement of the upfront fees as provided in the commitment letter dated August 3, 2001 between the Lead Arrangers and the Borrowers.

    9.02 Conditions Precedent to Subsequent Advances

    The obligation of the Lenders to make any subsequent Advances under the Credit Facility is subject to fulfilment, on or before the relevant Borrowing Date, with each of the following conditions precedent:

    the representations and warranties set out in Section 7.01 shall be true and correct in all material respects on the relevant Borrowing Date as if made on and as of such date;
    no Default or Event of Default shall have occurred and be continuing nor shall there be any Default or Event of Default after giving effect to the proposed Advance on the relevant Borrowing Date; and
    the Agent shall have received a Borrowing Notice and an Officers' Certificate of the Canadian Borrower, dated as of the relevant Borrowing Date, confirming Sections 9.02(a) and (b).

    9.03 Waiver

    The terms and conditions of Sections 9.01 and 9.02 are inserted for the sole benefit of the Lenders and the Lenders may waive such terms and conditions in accordance with Section 11.07 or 11.08, in whole or in part, with or without terms or conditions, without prejudicing their right to assert the terms and conditions of Section 9.02 in whole or in part in respect of any subsequent Advance.

    ARTICLE 10
    EVENTS OF DEFAULT AND REMEDIES

    10.01 Events of Default

    The occurrence of any of the following events shall constitute an Event of Default unless expressly waived by the Lenders in accordance with Section 11.07 or 11.08:

    default by either Borrower in payment when due of any principal in respect of any Loans outstanding under the Credit Facility (whether at scheduled maturity or by acceleration, demand or otherwise);
    default by either Borrower in payment of any interest or fees in respect of any Loans outstanding under the Credit Facility or in payment of any other amount payable hereunder, in either case, within { * } days after notice thereof by the Agent to such Borrower, which notice may be provided orally by the Agent provided that any such oral notice shall be confirmed in writing within 24 hours;
    the Canadian Borrower breaches or fails to observe or perform any covenant contained in Sections 8.01(j), 8.01(k), 8.01(l) or 8.02(b);
    default by either Borrower in the performance or observance of any other covenant, condition or obligation contained in any Loan Document to which it is a party, other than those heretofore or hereinafter dealt with in this Section 10.01, which default (if capable of being remedied) is not substantially remedied by the applicable Borrower within { * } days after written notice thereof by the Agent to the applicable Borrower;
    any representation or warranty made by either Borrower herein or in any Officers' Certificate or other document delivered to the Lenders or the Agent pursuant hereto or under or in connection with any Loan Document is found to be false or incorrect in any way so as to make it materially misleading when made or deemed to have been made and such representation or warranty (if capable of being corrected) continues to be materially incorrect for a period of { * } days after the Agent gives written notice to the applicable Borrower of such incorrect representation or warranty;
    (i) either Borrower or any Restricted Subsidiary fails to pay to any Person any Indebtedness for borrowed money or a Capital Lease Obligation (other than Obligations) in excess of U.S. ${ * } in aggregate when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure continues after any applicable grace period, or (ii) any other event shall occur or condition shall exist, and shall continue after the applicable grace period (including any extension thereof), if any, specified in any agreement or instrument relating to any Indebtedness for borrowed money or Capital Lease Obligation of either Borrower or any Restricted Subsidiary (other than Obligations) in excess of U.S. ${ * } if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for borrowed money or Capital Lease Obligation, or (iii) any Indebtedness for borrowed money or Capital Lease Obligations of either Borrower or any Restricted Subsidiary (other than the Obligations) which is outstanding in an aggregate principal amount exceeding U.S. ${ * } shall be declared to be due and payable prior to the stated maturity thereof;
    the commencement of proceedings for the dissolution, liquidation or winding-up of either Borrower or any Restricted Subsidiary by a Borrower or a Restricted Subsidiary and, in the case of a Restricted Subsidiary, if such dissolution, liquidation or winding-up would result in a Material Adverse Effect;
    either Borrower or any Restricted Subsidiary admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency and, in the case of a Restricted Subsidiary, such admission or acknowledgement would result in a Material Adverse Effect;
    either Borrower or any Restricted Subsidiary ceases or threatens to cease to carry on its business, petitions or applies to any court, Person or tribunal for the appointment of a receiver, custodian, interim-receiver, liquidator, trustee or similar person for any part of its property or debts or institutes any proceeding or takes any corporate action or executes any agreement to authorize its participation in or commencement of any proceeding:
      seeking to adjudicate it a bankrupt or insolvent, or
      seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any proposal under the Bankruptcy and Insolvency Act (Canada), any application under the Companies' Creditors Arrangement Act (Canada) or Chapter 11 of the United States Bankruptcy Code for any reorganization, arrangement or compromise of debt;

    and which, in the case of a Restricted Subsidiary, results in a Material Adverse Effect;

    any proceeding is commenced against or affecting either Borrower or any Restricted Subsidiary:
      seeking to adjudicate it a bankrupt or insolvent;
      seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation); or
      seeking appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets;

    and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested remains outstanding, undismissed and unstayed more than 60 days from the institution of such first mentioned proceeding and which, in the case of a Restricted Subsidiary, would result in a Material Adverse Effect;

    an encumbrancer, lienor, judgment creditor or landlord takes possession of (or privately appoints a receiver, trustee or similar official for) any part of the property of either Borrower or any Restricted Subsidiary or attempts to enforce its security or other remedies against such property and its claim remains unsatisfied for such period as would permit such property to be sold thereunder and the sale or repossession of such property would result in a Material Adverse Effect;
    Magna International Inc. ceases to own shares of the Canadian Borrower entitling it to vote no less than 50.1% of the votes attached to all of the outstanding voting shares of the Canadian Borrower;
    the Canadian Borrower ceases to own, directly or indirectly, 100% of the issued and outstanding shares of the U.S. Borrower;
    at any time after execution and delivery thereof, any Loan Document ceases to be in full force and effect, other than as a direct result of any action or inaction on the part of the Lenders or the Agent (unless within 5 Banking Days of notice of the same being given by the Agent to the Borrowers such Loan Document again has full force and effect as if it had always had full force and effect), or if any Loan Document is declared by a court or tribunal of competent jurisdiction to be null and void, other than as a direct result of any action or inaction on the part of the Lenders or the Agent, or the validity or enforceability of any Loan Document is contested by either Borrower, or either Borrower denies in writing that it has any or further liability or obligations under any Loan Document; and
    any of the following events shall occur with respect to any Pension Plan and the U.S. Borrower fails to cure such event within 60 days of its occurrence: (i) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the U.S. Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of U.S. ${ * }; (ii) the aggregate amount of unfunded pension liability among all Pension Plans at any time exceeds U.S. ${ * }; (iii) either the U.S. Borrower or any member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of U.S. ${ * }; (iv) the U.S. Borrower or any member of the Controlled Group shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plan as defined in Section 3 of ERISA in an aggregate amount in excess of U.S${ * }; or (v) the U.S. Borrower or any Subsidiary establishes or amends any Welfare Plan that provides post-employment welfare benefits in a manner that would increase the liability of the U.S. Borrower or any Subsidiary thereunder by an aggregate amount in excess of U.S. ${ * }.

    10.02 Remedies Upon Default

    Upon the occurrence of any Event of Default, the Lenders, at their option, by notice given to the Borrowers by the Agent at the request of the Majority Lenders may declare: (a) all Obligations to be immediately due and payable and (b) any Unutilized Portion of the Credit Facility to be terminated (whereupon the Lenders shall not be required to make any further Advances) and, in any such event, the Agent shall be entitled to:

    demand that funds in the aggregate face amounts and the applicable Currency of all outstanding Banker's Acceptance and Letters of Credit be deposited by the Canadian Borrower or the U.S. Borrower, as applicable, in a collateral account maintained by the Agent on behalf of the Lenders on terms and conditions satisfactory to the Majority Lenders;
    upon reasonable notice by the Agent, each of the Borrowers will permit any officer, agent or other representative of the Agent and/or the Lenders, with the Borrower being responsible for all reasonable expenses, to examine and make copies of any abstracts from their records and books of account and to enter into and inspect their premises and, subject to Applicable Laws, to discuss any of its business affairs with its Senior Management;
    take such actions and commence such proceedings as may be permitted at law or in equity at such times and in such manner as the Majority Lenders in their sole discretion may consider expedient,

    all without, except as may be required by mandatory provisions of Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action. The rights and remedies of the Lenders hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law.

    10.03 Set-Off

    Upon the occurrence of an Event of Default and a declaration or acceleration pursuant to Section 10.02, each Lender is hereby authorized by the Borrowers at any time and from time to time without notice to the Borrowers, or any of them or to any other Person, any such notice being hereby expressly waived, to combine, consolidate and merge all or any of the Borrowers' accounts with, and liabilities to, such Lender and to set off and to appropriate and to apply any and all deposits (general or special), term or demand including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness and liability at any time held or owing by such Lender to or for the credit or the account of the Borrowers or either of them against and on account of the Obligations and although such obligations and liabilities or any of them may be contingent and unmatured and notwithstanding that the balances of the accounts, deposits or Obligations may or may not be expressed in the same Currency. Any Lender exercising any such set-off shall promptly notify the Agent of such action, provided that the failure to give such notice shall not affect the validity of such set-off.

    ARTICLE 11
    THE AGENT AND THE ADMINISTRATION OF THE CREDIT FACILITY

    11.01 Appointment and Authorization

    Each Lender hereby irrevocably appoints and authorizes the Agent to be its attorney in its name and on its behalf to exercise such rights or powers granted to the Agent or the Lenders under this Agreement and the other Loan Documents on the terms specifically provided herein and therein, including, without limitation, the right to consent in writing to matters requiring consent of the Lenders, to amend this Agreement and to waive any Default or Event of Default under this Agreement, together with such powers as are reasonably incidental thereto, the exercise of all such rights and powers to be done in accordance with Sections 11.07 and 11.08 hereof.
    As to any matters not expressly provided for by this Agreement or the Loan Documents (including, without limitation, enforcement thereof), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders or the Majority Lenders, as the case may be, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity, which could result in the Agent incurring any costs and expenses not contemplated by this Agreement or which is contrary to this Agreement or Applicable Law.

    11.02 Duties and Obligations of Agent

    Neither the Agent acting in such capacity nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

    may assume that there has been no assignment or transfer by any of the Lenders of their rights hereunder unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives a copy of an executed copy of such assignment in the form of Schedule H hereto;
    may consult with legal counsel, independent public accountants and other experts selected by the Lenders and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
    shall incur no liability to the Lenders under or in respect of this Agreement or any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrowers made or deemed to be made hereunder;
    may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge or actual notice to the contrary;
    may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person;
    does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection therewith;
    shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any of the Borrowers or to inspect the property (including the books and records) of the Canadian Borrower or any of its Subsidiaries; and
    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished pursuant thereto.

    Notwithstanding clauses (d) or (g) above:

    the Agent shall promptly notify the Lenders of the occurrence of any Default or Event of Default of which it has actual knowledge or actual notice; and
    the Agent shall, following the receipt from either Borrower of a Borrowing Notice, verify the calculations therein contained and determine that all notices, certificates and other documents required from such Borrower as a condition to such Advance, Conversion or Rollover were properly received by the Agent and appear to comply on their face with the requirements of this Agreement, and shall in due course advise each Lender of any errors or failures by either of the Borrowers revealed by such verification and determination.

    11.03 Agent's Authority to Deal with Borrowers

    With respect to its Rateable Portion of the Credit Facility and the Advances, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, except as otherwise provided in this Agreement. The Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers and their respective Subsidiaries or any Affiliate of any of them and any Person which may do business with any of them, all as if it were not the Agent hereunder and without any duties to account therefor to the Lenders.

    11.04 Independent Credit Decisions

    Each Lender has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Borrower and its Subsidiaries. Accordingly, each Lender confirms with each of the other Lenders and with the Agent that it has not relied, and will not hereafter rely, on any other Lender or on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrowers or any other Person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of each Borrower or any of its Subsidiaries.

    11.05 Indemnification

    The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), in accordance with their respective Rateable Portions, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or admitted by the Agent hereunder or thereunder or in respect hereof or thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's bad faith, gross negligence, wilful misconduct or illegal act. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Rateable Portion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

    11.06 Successor Agent

    The Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with cause as determined by the Lenders (other than the Agent). Upon any such resignation or removal, the Lenders shall have the right to appoint a successor agent (the "Successor Agent") which shall be one of the Lenders satisfactory to the Borrowers, acting reasonably (although the agreement or consent of the Borrowers is not required if the appointment is made when an Event of Default has occurred and is continuing). If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may appoint a Successor Agent from among the Lenders, acceptable to the Borrowers acting reasonably (although the agreement or consent of the Borrowers is not required if the appointment is made when an Event of Default has occurred and is continuing). Upon the acceptance of an appointment as the Agent hereunder by a Successor Agent, such Successor Agent shall thereupon assume the duties and obligations of the retiring Agent and succeed to and become vested with all the rights, powers, privileges of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. The retiring Agent shall cooperate with the Successor Agent in the performance of its duties for a reasonable period of time after such resignation or removal. After any retiring Agent's resignation hereunder as the Agent, the provisions of this 0 shall continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent hereunder.

    11.07 Action by and Consent of Lenders

    Except as provided in 11.08, where the terms of this Agreement or any of the other Loan Documents refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent or other determination of the Lenders, the action taken by and the consent or other determination given or made by the Majority Lenders shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Lenders herein or therein referred to, and the Agent may exercise its powers under Section 11.01 based upon such action, consent or other determination.

    11.08 Waiver and Amendments

    This Agreement and any other Loan Document may be amended or waived in accordance with Section 12.01 provided that any amendment, extension or waiver which changes or relates to:

    the amount or Currency of the Loans available hereunder or any Lender's Commitment;
    the rate or dates of payment of interest or mandatory repayments of principal hereunder;
    the amount or dates of payment of the fees hereunder;
    the Currency of any payment;
    the release or discharge, in whole or in part, of either of the Guarantees;
    the definition of "Majority Lenders"; and
    this Section 11.08;

    shall require the agreement of all the Lenders. An amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto. An amendment or waiver which changes or relates to the rights and/or obligations of either L/C Issuing Lender or the Swingline Lender shall also require the agreement of such L/C Issuing Lender or Swingline Lender, as applicable, thereto. Any such waiver and any consent by the Agent or any Lender or any L/C Issuing Lender under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

    11.09 Taking and Enforcement of Remedies

    Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder and under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised collectively by the Agent upon the decision of the Majority Lenders. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action with respect to the Credit Facility, including, without limitation, any election of remedies in respect of an Event of Default hereunder, but that any such action shall be taken only by the Agent with the prior written agreement of the Majority Lenders provided that notwithstanding the foregoing, in the absence of instructions from the Majority Lenders (or, to the extent Section 11.08 is applicable, all of the Lenders) and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Upon any such written consent being given by the Majority Lenders to the Agent, each Lender shall cooperate fully with the Agent to the extent requested by the Agent in the collective exercise of such rights. Each Lender shall do all acts and things to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purposes of this Section 11.09(a).
    Each of the Lenders shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrowers hereunder or under any other document, instrument, writing or agreement ancillary hereto other than such security as is provided hereunder or thereunder and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.
    Each of the Lenders and the Borrowers further covenants and agrees that all proceeds from the exercise of the rights and remedies (including, without limitation, all amounts for which the Agent is entitled to be indemnified under the provisions hereof) provided hereunder and under the Loan Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders in accordance with the provisions of this Agreement and any other agreement the Lenders may enter into (with or without the approval or acknowledgement of the Borrowers). To the extent any Lender receives or is entitled to receive any amount hereunder in excess of the amount of indebtedness owed to it hereunder it shall hold such excess in trust on behalf of and for the benefit of the other Lenders entitled thereto.

    11.10 Reliance by Borrowers Upon Agent

    The Borrowers shall be entitled to rely upon any certificate, notice or other document (including any facsimile) or other advice, statement or instruction provided to them by the Agent pursuant to this Agreement, and the Borrowers shall be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document (including any facsimile) or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

    11.11 No Liability of Agent

    The Agent shall have no responsibility or liability to the Borrowers or any of them on account of the failure of any Lender to perform its obligations hereunder, or to any Lender on account of the failure of either of the Borrowers or any Lender to perform its obligations hereunder.

    11.12 Set-off

    Each of the Lenders agrees with each of the other Lenders that if any right of set-off shall be exercised in accordance with Section 10.03 hereof in connection with any Obligations, it shall promptly so advise the Agent and, to the extent permitted by Applicable Law, the Lenders shall share all such set-offs in accordance with the provisions of Section 11.09 hereof, provided that none of the Lenders shall be liable hereunder to any of the other Lenders by reason of failure to exercise any right of set-off or validly to exercise any right of set-off or by reason of any restriction upon any such sharing.

    11.13 Procedure for Making Loans

    Each Canadian Tranche A Lender and each U.S. Tranche A Lender and Tranche B Lender shall, in the absence of other arrangements agreed to by the Agent and the Borrowers in writing, in accordance with Section 3.03 make Loans available to the Canadian Borrower and the U.S. Borrower, respectively, as required hereunder by transferring (or causing to be transferred) like funds to the Agent which in turn will transfer such funds in accordance with the instructions of the Canadian Borrower or the U.S. Borrower, as the case may be, as set forth in the Borrowing Notice in respect of each Loan; provided that the obligation of each Lender hereunder shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute prima facie evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent and the Lenders shall not be liable for any damages, claims or costs which may be suffered by the Canadian Borrower or the U.S. Borrower and occasioned by the failure of such Loan to reach the designated destination (in which event the Canadian Borrower or the U.S. Borrower, as the case may be, shall for greater certainty be deemed not to have received an Advance hereunder).
    If and to the extent any Lender fails to make its Rateable Portion of a Loan available to the Canadian Borrower or the U.S. Borrower, as the case may be, in accordance with any Borrowing Notice, the Agent may make such portion of the Loan available to the Canadian Borrower or the U.S. Borrower, as the case may be, on the Borrowing Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and such Lender agrees to pay to the Agent forthwith on demand such Lender's Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable thereunder by the Canadian Borrower or the U.S. Borrower, as the case may be, in respect of such Loan) for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Canadian Borrower or the U.S. Borrower shall without prejudice to any rights the Canadian Borrower or the U.S. Borrower may have against such Lender, repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be as set forth in a certificate delivered by the Agent to such Lender and the Canadian Borrower or the U.S. Borrower, as the case may be, (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence of such amount. If such Lender makes the payment to the Agent required herein, the amount so paid (otherwise than in respect of such costs, charges and expenses of the Agent) shall constitute such Lender's Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of the Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of the Loan on the Borrowing Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of the Loan to be made by such other Lender on the date of any Advance, Rollover or Conversion, as the case may be.

    11.14 Remittance of Payments

    Forthwith upon the receipt of any notice of payment by the Canadian Borrower or the U.S. Borrower hereunder, the Agent shall give notice to each Lender of the amount of the payment to be made to it on such day and all other relevant particulars of such payment. Subject to Section 11.17, forthwith after receipt of any repayment or payment of any Loans under the Credit Facility or any payment of interest or fees payable by the Canadian Borrower or the U.S. Borrower hereunder, the Agent shall remit to each Lender a portion (the "Repayment Portion") of such repayment, payment, interest or fees calculated proportionately in accordance with the respective Loan amounts outstanding funded by each Lender. If the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to each Lender its Repayment Portion of such payment and the Canadian Borrower or the U.S. Borrower fails to make such payment, each of the Lenders agrees to repay to the Agent forthwith on demand such Lender's Repayment Portion of the payment made pursuant hereto together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment was made for each day from the date such amount is remitted to the Lenders.

    11.15 Redistribution of Payments

    If at any time prior to the Lenders' declaration that all Obligations are due and payable pursuant to Section 10.02, any Lender (an "Overpaid Lender") has received or recovered any amount (an "Excess Amount") in payment on account of the Obligations of one of the Borrowers to such Overpaid Lender (whether by means of a voluntary or involuntary payment by such Borrower, through the exercise of a right of set-off or otherwise) which is in excess of the Overpaid Lender's Rateable Portion of the aggregate of all payments on account of the Obligations of such Borrower to the Lenders in respect of the Obligations, then:

    such Overpaid Lender shall pay to the Agent an amount equal to the Excess Amount;
    the Agent shall treat such payment as a payment made to it by the Canadian Borrower or the U.S. Borrower, as the case may be, in respect of Loans outstanding under the applicable Tranche to the applicable Lenders and shall distribute such payment among the applicable Lenders in accordance with their respective Rateable Portions;
    as between the Canadian Borrower or the U.S. Borrower, as the case may be, and each applicable Lender, the portion of the Excess Amount received by the Lender from the Agent shall be treated as having been paid by such Borrower to such Lender in respect of such Obligations on the day of the receipt thereof; and
    the Agent shall give notice to the Canadian Borrower or the U.S. Borrower, as the case may be, of all relevant particulars of the payment to the Agent of the Excess Amount and the redistribution by the Agent of such payment;

    provided that if the Overpaid Lender is subsequently required (whether by order of a court or otherwise) to repay any portion of the Excess Amount to the Canadian Borrower or the U.S. Borrower, each Lender shall forthwith pay its Rateable Portion of such portion to the Agent for the account of the Overpaid Lender. For the purposes of paragraph (b) above and the proviso to this Section 11.15, the Rateable Portion of any Lender shall be calculated with reference to any Loans outstanding under the applicable Tranche in respect of the Overpaid Lender.

    11.16 Several Liability

    The obligations of each Lender and of the Agent under this Agreement are several and not joint or joint and several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrowers of any of their respective obligations hereunder. Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

    11.17 Adjustments to Reflect Rateable Portions

    In connection with any Advance, Conversion or Rollover under the Credit Facility or any reimbursement or repayment of any of the Obligations, the Agent shall, in its sole and unfettered discretion, have the right (but not the obligation) to make adjustments of the amount of such Advance, Conversion or Rollover advanced or paid by any Lender in order to maintain or readjust the aggregate balance of the Loans made by each Lender so that they are in the same proportion as the Rateable Portion of each Lender. Each Lender agrees, upon the request of the Agent at any time and from time to time (whether before or after the occurrence of an Event of Default) to make such payments as may be necessary to maintain or readjust the Obligations in accordance with its Rateable Portion.
    If upon the Lenders' declaration that all Obligations are due and payable pursuant to Section 10.02, with respect to any Lender, the aggregate of all outstanding Loans made by such Lender is less than its Rateable Portion of the aggregate of all outstanding Loans, the Agent may, by written notice, require such Lender to pay to the Agent, for the credit of the other Lenders, such amount as so as to bring the aggregate of all outstanding Loans made by the Lender equal to its Rateable Portion of the aggregate of all outstanding Loans. The Agent shall credit the funds received from such Lender to any other Lender or Lenders, as it may determine in its discretion, so as to render the aggregate of the outstanding Loans made by each Lender equal to the Rateable Portion of each Lender of all outstanding Loans.

    11.18 Distribution of Notices, etc

    Promptly after receipt by the Agent of any notice, document or communication which is delivered to the Agent hereunder on behalf of the Lenders or any group of Lenders, the Agent shall provide a copy thereof to each applicable Lender.

    ARTICLE 12
    GENERAL

    12.01 Amendment

    Except as provided in Section 11.08, any provision of this Agreement or any other Loan Document may be amended only if the Borrowers and the Majority Lenders so agree in writing.

    12.02 Credit Information

    Each Lender shall be entitled from time to time to exchange credit information relating to each Borrower and its Restricted Subsidiaries with any other Lender and to obtain such information, directly or indirectly, from any credit reporting agency or credit bureau, and the Lenders shall not be liable to either Borrower or any Restricted Subsidiary by reason of any act or omission of the Lenders or any other Person in obtaining or exchanging such credit information as aforesaid or declining or failing to do so.

    12.03 No Set-Off by the Borrowers

    The amounts payable by the Borrowers hereunder or by either Borrower under any other Loan Document shall not be subject to any deduction, withholding, set-off or counterclaim by either Borrower for any reason whatsoever.

    12.04 Reliance by the Lenders

    The Lenders and the Agent shall be entitled to rely upon any schedule, certificate, statement, report, notice or other document or written communication (including any facsimile or other means of electronic communication) and upon the advice and statements of agents, legal counsel, accountants, appraisers, consultants and other experts selected by them, in each case believed by them to be genuine and correct.

    12.05 Notices

    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if mailed by prepaid first-class mail at any time other than during or within three Banking Days prior to a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Banking Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Banking Day following the sending (other than in the case of Borrowing Notices, which shall be deemed to have been received on the Banking Day sent), or if delivered by hand shall be deemed to have been received at the time it is delivered, to the applicable address or facsimile number, as the case may be, noted in Schedule I hereto either to the individual designated in Schedule I hereto or to a senior employee of the addressee at such address (and, in the case of the Agent, at the same department within the Agent) with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this Section. Notices and other communications from the Agent to any Lender shall be delivered or transmitted as advised by such Lender to the Agent from time to time.

    12.06 Further Assurances

    Whether before or after the happening of an Event of Default, each Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered by its Subsidiaries or other Persons, all such further acts, documents and things in connection with the Credit Facility and the Loan Documents as the Majority Lenders may reasonably require from time to time for the purpose of giving effect to the Loan Documents, all immediately upon the request of the Agent.

    12.07 Assignment

    Neither Borrower shall assign or transfer all or any part of its rights or benefits hereunder without the prior written consent of all of the Lenders.
    None of the Lenders shall assign, transfer or grant participations in all or any part of its rights and obligations under the Loan Documents without the prior written consent of the Canadian Borrower (such consent not to be unreasonably withheld) (which consent is not required if an Event of Default has occurred and is continuing or if the assignment, transfer or grant is to another Lender) and without the prior written consent of the L/C Issuing Lenders (such consent not to be unreasonably withheld) in the case of an assignment, transfer or grant by a Lender Pair (which consent is not required if an Event of Default has occurred and is continuing and no Letters of Credit are then outstanding or if such assignment, transfer or grant is to another Lender). In the event that such consent is obtained or is not required, each Lender may assign, transfer or grant participations in amounts to any one Person of not less than the lesser of U.S. ${ * } and the entirety of such Lender's rights and obligations under the Loan Documents (subject to no minimum amounts following the occurrence and continuance of an Event of Default) in its Rateable Portion of the Credit Facility and its rights in respect of the Obligations and have its corresponding obligations hereunder assumed by any such Person (without any repayment by the Borrowers in respect thereof), in accordance with the following provisions:
      with respect to the grant of any participation:
        the granting Lender (the "Grantor") shall remain fully liable for all its obligations and responsibilities hereunder to the same extent as if such participation had not been granted;
        the Grantor shall administer the participation of the participating Person (the "Participant") and neither the Participant nor the Borrowers shall have any rights against or obligations to, or deal directly with, each other in respect of the participation of the Participant, except that each Participant shall be entitled to the benefits of Sections 3.09, 3.10, 3.11, 3.15 and 11.05 with respect to its participation hereunder; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Grantor would have been entitled to receive in respect of the amount of the participation transferred by the Grantor to such Participant had no such transfer occurred;
      with respect to any assignment or transfer:
        any such assignment or transfer shall be by a Lender Pair to two financial institutions which qualify as a Lender Pair or by a Tranche B Lender to a financial institution which qualifies as a Tranche B Lender;
        the assigning or transferring Lender (the "Assignor") and the assignee or transferee (the "Assignee") shall enter into an instrument of assignment in the form of Schedule H hereto (the "Assignment");
        the Assignor shall pay a fee to the Agent in respect to such assignment in the amount of $2,500;
        the Borrowers agree that the Assignment shall be effective upon the date provided in the Assignment and the Assignee shall thereafter be and be treated as a Lender for all purposes of this Agreement and the other Loan Documents and shall be entitled to the full benefit hereof and thereof to the extent of such benefits as are transferred to it by the Assignor and subject to the obligations of the Assignor to the same extent as if the Assignee were an original party in respect of the rights and obligations transferred to and assumed by it and the Assignor in respect of such assignment shall be released and discharged accordingly; and
        the Agent shall notify the Borrowers and the Lenders of the identity of the Assignee substituted for such Lender and the rights and obligations assigned or transferred to the Assignee forthwith after the assignment or transfer shall have become effective and shall prepare and distribute to the Lenders and to the Borrowers an amendment to Schedule D reflecting the adjustments to the Commitments after such transfer or assignment, to which amendment the Borrowers hereby agree and the Borrowers shall, upon request made by the Agent, execute and deliver such assurances as may be reasonably requested by the Agent to confirm the release and discharge provided for in clause (C) above.
    Any assignment, transfer or grant by a Lender as contemplated by this Section 12.07 will not constitute a repayment by the Canadian Borrower or the U.S. Borrower to the Grantor or Assignor, as the case may be, of such Lender's Rateable Portion of Loans, nor an advance to the Canadian Borrower or the U.S. Borrower by the Assignee or Participant, as the case may be, and the parties acknowledge that the Borrowers' obligations hereunder with respect to the assigned or transferred portion of Loans will continue and not constitute new obligations.
    Notwithstanding anything herein to the contrary, any U.S. Tranche A Lender and any Tranche B Lender may at any time assign and pledge all or any portion of its U.S. Notes and the Obligations owing to such Lender from time to time under Tranche A or Tranche B to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any applicable Operating Circular issued by such Federal Reserve Bank.

12.08 Exchange of Information

The Lenders may provide to any proposed assignee, transferee or participant such information concerning the financial position and the operations of the Borrowers and the Restricted Subsidiaries as, in the reasonable opinion of the Lenders, may be relevant or useful in connection with the Credit Facility or any portion thereof proposed to be acquired by such assignee or participant, provided that each recipient of such information agrees not to make any other use of the information and to the extent that such information is not public, not to disclose such non-public information to any other Person.

12.09 Currency Conversion and Indemnity

If, in connection with any action or proceeding brought in connection with this Agreement or any of the Loan Documents or any judgment or order obtained as a result thereof, it becomes necessary to convert any amount due hereunder in one Currency (the "first Currency") into another Currency (the "second Currency"), then the conversion shall be made at the Conversion Rate on the first Banking Day prior to the day on which payment is received. If the conversion is not able to be made in the manner contemplated by the preceding sentence in the jurisdiction in which the action or proceeding is brought, then the conversion shall be made at the Conversion Rate on the day on which the judgment is given. If the Conversion Rate on the date of payment is different from the Conversion Rate on such first Banking Day or on the date of judgment, as the case may be, the Borrowers shall pay such additional or lesser amount (if any) in the second Currency as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in the second Currency which, when converted at the Conversion Rate on the date of payment, is the amount due in the first Currency, together with all costs, charges and expenses of conversion. Any additional amount owing by the Borrowers to the Lenders pursuant to the provisions of this Section shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement or any of the other Loan Documents.

12.10 Attorney for Service

The U.S. Borrower irrevocably appoints the Canadian Borrower, at the address specified in Schedule I hereto, its authorized attorney and agent to accept and acknowledge, for and on behalf of the U.S. Borrower, service of any and all process in the Province of Ontario, Canada in any suit, action or proceeding arising out of or relating to this Agreement. The U.S. Borrower agrees that service of process upon such attorney and agent by delivering a copy thereof, addressed to the Corporate Secretary, in care of such attorney and agent, at such address, shall be conclusively deemed to have come to the notice of the U.S. Borrower at the time of such delivery and shall constitute in every respect valid and effective personal service upon the U.S. Borrower at the time of such delivery, and that failure by such attorney and agent to give notice of such service to the U.S. Borrower shall not affect the validity or effect of such service or any judgment or order based thereon or therefrom. The U.S. Borrower irrevocably authorizes and directs such attorney and agent to accept service on its behalf and agrees to appear in such suit, action or proceeding. The U.S. Borrower further agrees to take all action as may be necessary to confirm and continue in full force and effect the appointment of such attorney and agent so that until the repayment in full of all Obligations of the Borrowers hereunder and the termination of the Lenders' Commitments hereunder the U.S. Borrower shall have an attorney and agent for service of process in the Province of Ontario, Canada.

12.11 Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

12.12 Entire Agreement

The Loan Documents constitute the entire agreement between the parties hereto pertaining to the matters therein set forth and supersede and replace any prior understandings, arrangements or indemnities pertaining to the Credit Facility. There are no warranties, representations, agreements or indemnities between the parties in connection with such matters except as specifically set forth or referred to in the Loan Documents.

12.13 Waiver of Jury Trial

THE BORROWERS, THE LENDERS, THE AGENT AND THE L/C ISSUING LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER, AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS, THE AGENT AND THE L/C ISSUING LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

INTIER AUTOMOTIVE INC.

Per:
Name: Michael E. McCarthy
Title: Executive Vice-President Finance

Per:
Name: Bruce R. Cluney
Title: Secretary

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

Per:
Name: Michael E. McCarthy
Title: Executive Vice-President Finance

Per:
Name: Bruce R. Cluney
Title: Secretary

THE BANK OF NOVA SCOTIA, as Agent

Per:
Name: Robert Boomhour
Title: Director

Per:
Name: Kimberley Snyder
Title: Associate Director

THE BANK OF NOVA SCOTIA, as Canadian Tranche A Lender (including as Swingline Lender)

Per:
Name: Eric Read
Title: Director

Per:
Name: Kris Thompson
Title: Associate

BANK OF MONTREAL, as Canadian Tranche A Lender

Per:
Name: Zoltan Szoldatits
Title: Director

Per:
Name: Tracey Vernelli
Title: Director

CANADIAN IMPERIAL BANK OF COMMERCE, as Canadian Tranche A Lender

Per:
Name: Peter Mastromarini
Title: Director

Per:
Name:
Title:

BANK ONE, NA, CANADA BRANCH, as Canadian Tranche A Lender

Per:
Name: Daniel J. Thomson
Title: First Vice President

Citibank, N.A. Canadian branch, as Canadian Tranche A Lender

Per:
Name: Michael Roberts
Title: Principal Officer

BANK OF TOKYO-MITSUBISHI (CANADA) , as Canadian Tranche A Lender

Per:
Name: David C. A. Frost
Title: Senior Vice President

Per:
Name: Ted Vanderlaan
Title: Vice President

ROYAL BANK OF CANADA, as Canadian Tranche A Lender

Per:
Name: Charlene Butler
Title: Senior Account Manager

THE TORONTO-DOMINION BANK, as Canadian Tranche A Lender

Per:
Name: Michael Alfieri
Title: Vice President

Per:
Name: Ed Storz
Title: Senior Manager Credit

EXPORT DEVELOPMENT CORPORATION, as Canadian Tranche A Lender

Per:
Name: Shawn Cusick
Title: Financial Services Manager

Per:
Name: Craig Wiggins
Title: Senior Business Development Advisor

THE BANK OF NOVA SCOTIA, ATLANTA AGENCY, as U.S. Tranche A Lender

Per:
Name: William B. Brown
Title: Managing Director

BANK OF MONTREAL, CHICAGO BRANCH as U.S. Tranche A Lender

Per:
Name: Bruce A. Pietka
Title: Director

CIBC INC. , as U.S. Tranche A Lender

Per:
Name: Nora Catiis
Title: Executive Director

Per:
Name:
Title:

BANK ONE, MICHIGAN, as U.S. Tranche A Lender

Per:
Name: Daniel J. Thomson
Title: First Vice President

CITIBANK N.A., as U.S. Tranche A Lender

Per:
Name:
Title:

Per:
Name:
Title:

THE BANK OF TOKYO MITSUBISHI, LTD. NEW YORK BRANCH, as U.S. Tranche A Lender

Per:
Name: Catherine Moeser
Title: Vice President

ROYAL BANK OF CANADA, as U.S. Tranche A Lender

Per:
Name: Charlene Butler
Title: Senior Account Manager

TORONTO DOMINION (TEXAS), INC., as U.S. Tranche A Lender

Per:
Name: Jill Hall
Title: Credit Administration Manager

EXPORT DEVELOPMENT CORPORATION, as U.S. Tranche A Lender

Per:
Name: Shawn Cusick
Title: Financial Services Manager

Per:
Name: Craig Wiggins
Title: Senior Business Development Advisor

Schedule A

Canadian Borrowing Notice - Tranche A

To: The Bank of Nova Scotia, as Canadian Agent

Wholesale Banking Operations, Loan Operations
44 King Street West
Toronto, Ontario M5H 1H1
Attention: Senior Manager
Fax: 416-866-5991

And To: The Bank of Nova Scotia
Corporate Banking, Loan Syndications
17th Floor
Toronto, Ontario
Attention: Managing Director
Fax: (416) 866-3329

Re: Intier Automotive Inc. (the "Borrower")

Reference is made to a credit agreement (the "Credit Agreement") dated as of September 21, 2001 between Intier Automotive Inc., Intier Automotive of America Holdings, Inc. and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named therein, as amended to the date hereof. All terms used in this Borrowing Notice which are defined in the Credit Agreement have the meanings attributed thereto in the Credit Agreement.

The Borrower hereby requests a Loan under Tranche A as follows:

Type of Loan
Amount of Loan (or, in the case of a Banker's Acceptance Loan, aggregate face amount of BA's to be accepted):
Currency of Loan:
Borrowing Date:
Interest Period, BA Period or Letter of Credit term, as applicable
Beneficiary of Letter of Credit, as applicable:
Maturity Date, as applicable
Account to be credited (if any):
If Rollover or Conversion of another Loan, provide details of other Loan:
Type:
Amount:
Maturity Date

If this Borrowing Notice is delivered in respect of an Advance, the Borrower hereby certifies that all of the representations and warranties of the Borrower in 0 of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof, and that no Default or Event of Default has occurred and is continuing nor will any Default or Event of Default occur upon giving effect to the aforementioned Loan.

All of the covenants contained in 0 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement to be complied with by the Borrowers have been fully complied with.

DATED this day of , .

INTIER AUTOMOTIVE INC.

Per:
Name:
Title:

Per:
Name:
Title:

Schedule B

U.S. Borrowing Notice - Tranche A

To: The Bank of Nova Scotia, as Canadian Agent

Wholesale Banking Operations, Loan Operations
44 King Street West
Toronto, Ontario M5H 1H1
Attention: Senior Manager
Fax: 416-866-5991

And To: The Bank of Nova Scotia
Corporate Banking, Loan Syndications
17th Floor
Toronto, Ontario
Attention: Managing Director
Fax: (416) 866-3329

Re: Intier Automotive of America Holdings, Inc. (the "Borrower")

Reference is made to a credit agreement (the "Credit Agreement") dated as of September 21, 2001 between Intier Automotive Inc., Intier Automotive of America Holdings, Inc. and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named therein, as amended to the date hereof. All terms used in this Borrowing Notice which are defined in the Credit Agreement.

The Borrower hereby requests a Loan under Tranche A as follows:

Type of Loan
Amount of Loan
Currency of Loan
Borrowing Date:
Interest Period, or Letter of Credit term, as applicable
Beneficiary of Letter of Credit, as applicable:
Maturity Date, as applicable
Account to be credited (if any):
If Rollover or Conversion of another Loan, provide details of other Loan:
Type:
Amount:
Maturity Date

If this Borrowing Notice is delivered in respect of an Advance, the Borrower hereby certifies that all of the representations and warranties in 0 of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof, and that no Default or Event of Default has occurred and is continuing nor will any Default or Event of Default occur upon giving effect to the aforementioned Loan.

All of the covenants contained in 0 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement to be complied with by the Borrowers have been fully complied with.

DATED this day of , .

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

Schedule C

U.S. Borrowing Notice - Tranche B

To: The Bank of Nova Scotia, as Canadian Agent

Wholesale Banking Operations, Loan Operations
44 King Street West
Toronto, Ontario M5H 1H1
Attention: Senior Manager
Fax: 416-866-5991

And To: The Bank of Nova Scotia
Corporate Banking, Loan Syndications
17th Floor
Toronto, Ontario
Attention: Managing Director
Fax: (416) 866-3329

Re: Intier Automotive of America Holdings, Inc. (the "Borrower")

Reference is made to a credit agreement (the "Credit Agreement") dated as of September 21, 2001 between Intier Automotive Inc., Intier Automotive of America Holdings, Inc. and the Canadian Tranche A Lenders, the U.S. Tranche A Lender, the Tranche B Lenders and the Agent named therein, as amended to the date hereof. All terms used in this Borrowing Notice which are defined in the Credit Agreement.

The Borrower hereby requests a Loan under Tranche B as follows:

Type of Loan
Amount of Loan
Currency of Loan
Borrowing Date:
Interest Period, as applicable
Maturity Date, as applicable
Account to be credited (if any):
If Rollover or Conversion of another Loan, provide details of other Loan:
Type:
Amount:
Maturity Date

If this Borrowing Notice is delivered in respect of an Advance, the Borrower hereby certifies that all of the representations and warranties in 0 of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof, and that no Default or Event of Default has occurred and is continuing nor will any Default or Event of Default occur upon giving effect to the aforementioned Loan.

All of the covenants contained in 0 of the Credit Agreement together with all of the conditions precedent to an Advance and all other terms and conditions contained in the Credit Agreement to be complied with by the Borrowers have been fully complied with.

DATED this day of , .

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

Schedule D

Commitment Amounts

Tranche A

Canadian Tranche A Lender	Commitment	U.S. Tranche A Lender	Commitment
The Bank of Nova Scotia	U.S. ${ * }	The Bank of Nova Scotia, Atlanta Agency	U.S. ${ * }
Bank of Montreal	U.S. ${ * }	Bank of Montreal, Chicago Branch	U.S. ${ * }
Canadian Imperial Bank Of Commerce	U.S. ${ * }	CIBC Inc.	U.S. ${ * }
Bank One, NA, Canada Branch	U.S. ${ * }	Bank One, Michigan	U.S. ${ * }
Citibank, N.A., Canadian Branch	U.S. ${ * }	Citibank, N.A.	U.S. ${ * }
Bank of Tokyo - Mitsubishi (Canada)	U.S. ${ * }	The Bank of Tokyo- Mitsubishi, Ltd., New York Branch	U.S. ${ * }
Royal Bank of Canada	U.S. ${ * }	Royal Bank of Canada	U.S. ${ * }
The Toronto-Dominion Bank	U.S. ${ * }	Toronto-Dominion (Texas), Inc.	U.S. ${ * }
Export Development Corporation	U.S. ${ * }	Export Development Corporation	U.S. ${ * }

Canadian Tranche A Commitment Amount	U.S. $192,500,000	U.S. Tranche A Commitment Amount	U.S. $192,500,000
Tranche B Nil

Schedule E

U.S. Note

U.S. $ Date: , ____

FOR VALUE RECEIVED, the undersigned, Intier Automotive of America Holdings, Inc. (the "U.S. Borrower"), promises to pay to the order of [Applicable U.S. Tranche A Lender or Tranche B Lender] (the "Lender") the principal sum of MILLION DOLLARS (U.S. $ ,000,000) or, if less, the aggregate unpaid principal amount of the Lender's Rateable Portion of all Loans to the U.S. Borrower under Tranche [A or B] of the Credit Facility pursuant to that certain credit agreement, dated as of September 21, 2001 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among Intier Automotive Inc., the U.S. Borrower, the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders, the Agent and such other Persons as are, or may from time to time become, parties thereto.

The U.S. Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding to the U.S. Borrower from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Agent pursuant to the Credit Agreement.

This promissory note is a U.S. Note referred to in, and evidences Loans made under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the U.S. Borrower is permitted and required to make prepayments and repayments of principal of the Loans evidenced by this U.S. Note and on which such Loans may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonour, and diligence in collection or bringing suit.

All terms and expressions used herein with initial capital letters not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

This U.S. Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the U.S. Borrower and the Lender hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

Per:
Name:
Title:

Per:
Name:
Title:

Schedule F-I

Form of Canadian Guarantee

GUARANTEE AGREEMENT
To:

The Bank of Nova Scotia, in its capacity as agent for and on behalf of the Lenders referred to below (the "Agent")

Corporate Banking, Loan Syndications

44 King Street West

17th Floor

Toronto, Ontario M5H 1H1

Attention: Managing Director
Telefax: (416) 866-3329

And To:	The lenders (collectively, the "Lenders") referred to below

WHEREAS Intier Automotive of America Holdings, Inc., (hereinafter called the "Borrower") is a direct wholly-owned subsidiary of Intier Automotive Inc. (hereinafter called the "Guarantor");

AND WHEREAS, pursuant to the terms of a credit agreement, dated as of September 21, 2001 (as it may be amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement") between the Guarantor, the Borrower and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named therein, the Lenders established a certain revolving term credit facility in favour of the Borrower and the Guarantor;

AND WHEREAS, as security for the payment of the full amount of the indebtedness, liabilities and obligations of the Borrower to the Lenders under the Loan Documents (as defined herein), the Guarantor has agreed to guarantee payment of such indebtedness, liabilities and obligations on the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, for good and valuable consideration, the Guarantor hereby covenants to and for the benefit of the Agent and the Lenders as follows:

ARTICLE 1
INTERPRETATION

1.01 Defined Terms

In this agreement or any amendment to this agreement, unless the context clearly indicates to the contrary:

"Banking Day" means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario.

"Credit Agreement" is defined in the second recital.

"Designated Currency" shall have the meaning ascribed thereto in Section 2.01.

"Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

"Loan Documents" shall have the meaning ascribed thereto in the Credit Agreement.

"Obligations" means all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, of any nature or kind, at any time owing by the Borrower to the Lenders or remaining unpaid by the Borrower to the Lenders under or in connection with the Loan Documents.

"Other Taxes" shall have the meaning ascribed thereto in Section 2.11(b).

"Person" means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Taxes" shall have the meaning ascribed thereto in Section 2.11(a).

"Tranche B Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

"U.S. Tranche A Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

1.02 Other Usages

References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Guarantee Agreement, as amended, modified, supplemented or replaced from time to time, and not to any particular Article, Section or other subdivision of this agreement.

1.03 Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.04 Headings

The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.05 Applicable Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Nothing herein shall limit the right of the Lenders to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

1.06 Time of the Essence

Time shall in all respects be of the essence of this agreement, and no extension or variation of this agreement or any obligation hereunder shall operate as a waiver of this provision.

ARTICLE 2
GUARANTEE

2.01 Guarantee

The Guarantor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Lenders, as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations in the same currency (the "Designated Currency") as the currency of the Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

2.02 Nature of Guarantee

This agreement shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Obligations have been paid in full, all obligations of the Guarantor hereunder have been paid in full and the commitments of the Lenders under the Credit Agreement have been permanently terminated. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto (provided the Guarantor shall not be in breach of any such law, regulation or order by doing so). The Lenders shall apply all payments received from the Guarantor hereunder against the Obligations in such manner as they see fit.

2.03 Liability Not Lessened or Limited

Subject to the provisions hereof, the liability of the Guarantor under this agreement shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:

      any lack of validity, legality, effectiveness or enforceability of any Loan Document;
      the failure of the Lenders:

      (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of any Loan Document, or otherwise, or

      (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

      any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise, indulgence or renewal of any Obligation;
      any reduction, limitation, variation, impairment, discontinuance or termination of the Obligations for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations or otherwise (other than by reason of any payment which is not required to be rescinded);
      any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of any Loan Document or any other guarantees or security;
      any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security for the Obligations or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Lenders as security for any of the Obligations;
      the loss of or the unenforceability of any other guarantee or other security which the Lenders may now or hereafter hold in respect of the Obligations, whether occasioned by the fault of the Lenders or otherwise;
      any change in the name of the Borrower or in the constating documents, capital structure, capacity or constitution of the Borrower, the bankruptcy or insolvency of the Borrower, the sale of any or all of the Borrower's business or assets or the Borrower being consolidated, merged or amalgamated with any other Person; or
      any other circumstance (other than final payment in full of all Obligations) which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

2.04 Lenders not Bound to Exhaust Recourse

The Lenders shall not be bound to pursue or exhaust their recourse against the Borrower or others or any security or other guarantees they may at any time hold before being entitled to payment hereunder from the Guarantor.

2.05 Enforcement

Upon any of the Obligations becoming due and payable, the Guarantor shall forthwith pay to the Agent, for the benefit of the Lenders, the total amount of such Obligations and the Lenders may apply the sum so paid against such Obligations as the Lenders may see fit and change any such application in whole or in part from time to time. A written statement of the Lenders as to the amount remaining unpaid to the Lenders by the Borrower at any time shall be conclusive evidence against the Guarantor, absent manifest error, as to the amount remaining unpaid to the Lenders by the Borrower at such time.

2.06 Guarantee in Addition to Other Security

This guarantee shall be in addition to and not in substitution for any other guarantee or other security which the Lenders may now or hereafter hold in respect of the Obligations, and the Lenders shall be under no obligation to marshal in favour of the Guarantor any other guarantee or other security or any moneys or other assets which the Lenders may be entitled to receive or may have a claim upon.

2.07 Reinstatement

This guarantee and all other terms of this agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be returned or restored by the Lenders by reason of the insolvency, bankruptcy or reorganization of the Borrower or for any other reason not involving the wilful misconduct of the Lenders, all as though such payment had not been made.

2.08 Waiver of Notice, etc.

The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this agreement.

2.09 Subrogation Rights

Until satisfaction in full of all of the Obligations, all dividends, compositions, proceeds of security or payments received by the Lenders from the Borrower or others in respect of the Obligations shall be regarded for all purposes as payments in gross without any right on the part of the Guarantor to claim the benefit thereof in reduction of the liability under this agreement. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Obligations. Any amount paid to the Guarantor on account of any such subrogation rights prior to the satisfaction in full of all Obligations shall be held in trust for the Lenders and shall immediately be paid to the Lenders and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents; provided, however, that if

(a) the Guarantor has made payment to the Lenders of all or any part of the Obligations, and

(b) all Obligations have been paid in full and all commitments of the Lenders to the Borrower have been permanently terminated,

the Lenders agree that, at the Guarantor's request, the Lenders will execute and deliver to the Guarantor appropriate documents (without recourse and without representation and warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or any commitments of the Lenders to the Borrower remain outstanding, the Guarantor hereby postpones any and all claims it may have against the Borrower to the Obligations and agrees to refrain from taking any action or commencing any proceeding against the Borrower or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made under this agreement to the Lenders, although the Guarantor may take such actions as may be necessary to preserve its claims against the Borrower. In the event any payments are made by the Borrower to the Guarantor in contravention of the preceding sentence, the Guarantor shall hold the amount so received in trust for the Lenders and shall forthwith pay such amount to the Lenders.

2.10 Advances After Certain Events

All advances, renewals and credits made or granted by the Lenders purportedly to or for the Borrower after the bankruptcy or insolvency of the Borrower, but before the Lenders have received notice thereof, shall be deemed to form part of the Obligations, and all advances, renewals and credits obtained from the Lenders purportedly by or on behalf of the Borrower shall be deemed to form part of the Obligations, notwithstanding any lack or limitation of power, incapacity or disability of the Borrower or of the directors or agents thereof and notwithstanding that the Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Lenders have knowledge thereof. The Guarantor will indemnify the Lenders for any such advance, renewal or credit that is not repaid to the Lenders.

2.11 Payments Free and Clear of Taxes, etc.

The Guarantor hereby agrees that:

(a) Any and all payments made by the Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, taxes imposed on its net income (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders:

(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Lenders receive an amount equal to the sum it would have received had no such deductions been made,

(ii) the Guarantor shall make such deductions, and

(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this agreement (hereinafter referred to as "Other Taxes").

(c) The Guarantor hereby indemnifies and holds harmless the Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by the Lenders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed.

(d) The Guarantor will furnish to the Lenders the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes within 30 days after such receipt becomes available to the Guarantor. If no Taxes or Other Taxes are payable in respect of any payment hereunder to the Lenders, the Guarantor will furnish to the Lenders a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lenders, in either case stating that such payment is exempt from or not subject to Taxes or Other Taxes.

(e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 2.11 shall survive the payment in full of the Obligations.

ARTICLE 3
GENERAL CONTRACT PROVISIONS

3.01 Notices

All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be personally delivered to an officer of the addressee or sent by telefacsimile, charges prepaid, at or to, in the case of the Lenders, the address or telefacsimile number of the Agent set forth on the first page hereof and, in the case of the Guarantor, the address or telefacsimile number set opposite its name on the signature page hereof, or to such other address or addresses or telefacsimile number or numbers as either party hereto may from time to time designate to the other party in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

3.02 Further Assurances

The Guarantor shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Agent may reasonably request for the purpose of giving effect to this agreement.

3.03 Severability

Wherever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

3.04 Successors and Assigns

This agreement shall enure to the benefit of the Lenders and their successors and permitted assigns and shall be binding upon the Guarantor and its successors and assigns.

3.05 Amendments and Waivers

No amendment to or waiver of any provision of this agreement, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent at the request of and on behalf of all of the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

3.06 Entire Agreement

This agreement and the agreements referred to herein constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

3.07 Judgment Currency

(a) If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 3.07 referred to as the "Judgment Currency") an amount due in a Designated Currency under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 3.07(a)(ii) being hereinafter in this Section 3.07 referred to as the "Judgment Conversion Date").

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 3.07(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Designated Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c) Any amount due from the Guarantor under the provisions of Section 3.07(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d) The term "rate of exchange" in this Section 3.07 means the noon rate of exchange of the Judgment Currency into the Designated Currency published by the Bank of Canada for the day in question for Canadian interbank transactions.

3.08 Set-Off

In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, each Lender is authorized upon any amounts being payable by the Guarantor to such Lender hereunder, without notice to the Guarantor or to any other Person, any such notice being expressly waived by the Guarantor, to setoff, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by such Lender to or for the credit of or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor which are due and payable to such Lender under this agreement.

3.09 No Waiver; Remedies; No Duty

In addition to, and not in limitation of, Section 2.03 and Section 2.08, no failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Lenders have no duty or responsibility to provide the Guarantor with any credit or other information concerning the Borrower's affairs, financial condition or business which may come into the Lenders' possession.

3.10 Authority of Agent

The rights, powers, authority, duties and responsibilities of the Agent as agent for and on behalf of the Lenders for the purposes of this agreement shall be as provided in the Credit Agreement.

3.11 Paramountcy

In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail and be paramount.

IN WITNESS WHEREOF the Guarantor has executed this agreement as of the 21st day of September, 2001.

INTIER AUTOMOTIVE INC. 521 Newpark Boulevard Newmarket, Ontario L3Y 4X7	INTIER AUTOMOTIVE INC.

Per:
Name:
Attention: Chief Financial Officer		Title:
Telefax: (905) 898-6093		c.s.
Per:
With a copy to:		Name:
Attention: Corporate Secretary		Title:
Telefax: (905) 898-6053

Schedule F-2

Form of US Guarantee

GUARANTEE AGREEMENT
To:

The Bank of Nova Scotia, in its capacity as agent for and on behalf of the Lenders referred to below (the "Agent")

Corporate Banking, Loan Syndications

44 King Street West

17th Floor

Toronto, Ontario M5H 1H1

Attention: Managing Director
Telefax: (416) 866-3329

And To:	The lenders (collectively, the "Lenders") referred to below

WHEREAS Intier Automotive Inc. (hereinafter called the "Borrower") owns all of the issued and outstanding shares of Intier Automotive of America Holdings, Inc. (hereinafter called the "Guarantor");

AND WHEREAS, pursuant to the terms of a credit agreement, dated as of September 21, 2001 (as it may be amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement") between the Guarantor, the Borrower and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named therein, the Lenders established a certain revolving term credit facility in favour of the Borrower and the Guarantor;

AND WHEREAS, as security for the payment of the full amount of the indebtedness, liabilities and obligations of the Borrower to the Lenders under the Loan Documents (as defined herein), the Guarantor has agreed to guarantee payment of such indebtedness, liabilities and obligations on the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, for good and valuable consideration, the Guarantor hereby covenants to and for the benefit of the Agent and the Lenders as follows:

ARTICLE 1
INTERPRETATION

1.01 Defined Terms

In this agreement or any amendment to this agreement, unless the context clearly indicates to the contrary:

"Banking Day" means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario.

"Credit Agreement" is defined in the second recital.

"Designated Currency" shall have the meaning ascribed thereto in Section 2.01.

"Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

"Loan Documents" shall have the meaning ascribed thereto in the Credit Agreement.

"Obligations" means all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, of any nature or kind, at any time owing by the Borrower to the Lenders or remaining unpaid by the Borrower to the Lenders under or in connection with the Loan Documents.

"Other Taxes" shall have the meaning ascribed thereto in Section 2.11(b).

"Person" means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Taxes" shall have the meaning ascribed thereto in Section 2.11(a).

"Tranche B Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

"U.S. Tranche A Lenders" shall have the meaning ascribed thereto in the Credit Agreement.

1.02 Other Usages

References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Guarantee Agreement, as amended, modified, supplemented or replaced from time to time, and not to any particular Article, Section or other subdivision of this agreement.

1.03 Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.04 Headings

The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.05 Applicable Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Nothing herein shall limit the right of the Lenders to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction. Each of the Guarantor and the Lenders hereby waives any right it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement and every other Loan Document and acknowledges that it has received sufficient consideration for such waiver and that this waiver is a material inducement for each party agreeing to enter into the Credit Agreement.

1.06 Time of the Essence

Time shall in all respects be of the essence of this agreement, and no extension or variation of this agreement or any obligation hereunder shall operate as a waiver of this provision.

ARTICLE 2
GUARANTEE

2.01 Guarantee

The Guarantor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Lenders, as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations in the same currency (the "Designated Currency") as the currency of the Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

2.02 Nature of Guarantee

This agreement shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Obligations have been paid in full, all obligations of the Guarantor hereunder have been paid in full and the commitments of the Lenders under the Credit Agreement have been permanently terminated. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto (provided the Guarantor shall not be in breach of any such law, regulation or order by doing so). The Lenders shall apply all payments received from the Guarantor hereunder against the Obligations in such manner as they see fit.

2.03 Liability Not Lessened or Limited

Subject to the provisions hereof, the liability of the Guarantor under this agreement shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:

(a) any lack of validity, legality, effectiveness or enforceability of any Loan Document;

(b) the failure of the Lenders:

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of any Loan Document, or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise, indulgence or renewal of any Obligation;

(d) any reduction, limitation, variation, impairment, discontinuance or termination of the Obligations for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations or otherwise (other than by reason of any payment which is not required to be rescinded);

(e) any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of any Loan Document or any other guarantees or security;

(f) any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security for the Obligations or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Lenders as security for any of the Obligations;

(g) the loss of or the unenforceability of any other guarantee or other security which the Lenders may now or hereafter hold in respect of the Obligations, whether occasioned by the fault of the Lenders or otherwise;

(h) any change in the name of the Borrower or in the constating documents, capital structure, capacity or constitution of the Borrower, the bankruptcy or insolvency of the Borrower, the sale of any or all of the Borrower's business or assets or the Borrower being consolidated, merged or amalgamated with any other Person; or

(i) any other circumstance (other than final payment in full of all Obligations) which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

2.04 Lenders not Bound to Exhaust Recourse

The Lenders shall not be bound to pursue or exhaust their recourse against the Borrower or others or any security or other guarantees they may at any time hold before being entitled to payment hereunder from the Guarantor.

2.05 Enforcement

Upon any of the Obligations becoming due and payable, the Guarantor shall forthwith pay to the Agent, for the benefit of the Lenders, the total amount of such Obligations and the Lenders may apply the sum so paid against such Obligations as the Lenders may see fit and change any such application in whole or in part from time to time. A written statement of the Lenders as to the amount remaining unpaid to the Lenders by the Borrower at any time shall be conclusive evidence against the Guarantor, absent manifest error, as to the amount remaining unpaid to the Lenders by the Borrower at such time.

2.06 Guarantee in Addition to Other Security

This guarantee shall be in addition to and not in substitution for any other guarantee or other security which the Lenders may now or hereafter hold in respect of the Obligations, and the Lenders shall be under no obligation to marshal in favour of the Guarantor any other guarantee or other security or any moneys or other assets which the Lenders may be entitled to receive or may have a claim upon.

2.07 Reinstatement

This guarantee and all other terms of this agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be returned or restored by the Lenders by reason of the insolvency, bankruptcy or reorganization of the Borrower or for any other reason not involving the wilful misconduct of the Lenders, all as though such payment had not been made.

2.09 Waiver of Notice, etc.

The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this agreement.

2.10 Subrogation Rights

Until satisfaction in full of all of the Obligations, all dividends, compositions, proceeds of security or payments received by the Lenders from the Borrower or others in respect of the Obligations shall be regarded for all purposes as payments in gross without any right on the part of the Guarantor to claim the benefit thereof in reduction of the liability under this agreement. The Guarantor will not exercise any rights which it may acquire by way of subrogation under this agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Obligations. Any amount paid to the Guarantor on account of any such subrogation rights prior to the satisfaction in full of all Obligations shall be held in trust for the Lenders and shall immediately be paid to the Lenders and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents; provided, however, that if

(a) the Guarantor has made payment to the Lenders of all or any part of the Obligations, and

(b) all Obligations have been paid in full and all commitments of the Lenders to the Borrower have been permanently terminated,

the Lenders agree that, at the Guarantor's request, the Lenders will execute and deliver to the Guarantor appropriate documents (without recourse and without representation and warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or any commitments of the Lenders to the Borrower remain outstanding, the Guarantor hereby postpones any and all claims it may have against the Borrower to the Obligations and agrees to refrain from taking any action or commencing any proceeding against the Borrower or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made under this agreement to the Lenders, although the Guarantor may take such actions as may be necessary to preserve its claims against the Borrower. In the event any payments are made by the Borrower to the Guarantor in contravention of the preceding sentence, the Guarantor shall hold the amount so received in trust for the Lenders and shall forthwith pay such amount to the Lenders.

2.11 Advances After Certain Events

All advances, renewals and credits made or granted by the Lenders purportedly to or for the Borrower after the bankruptcy or insolvency of the Borrower, but before the Lenders have received notice thereof, shall be deemed to form part of the Obligations, and all advances, renewals and credits obtained from the Lenders purportedly by or on behalf of the Borrower shall be deemed to form part of the Obligations, notwithstanding any lack or limitation of power, incapacity or disability of the Borrower or of the directors or agents thereof and notwithstanding that the Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Lenders have knowledge thereof. The Guarantor will indemnify the Lenders for any such advance, renewal or credit that is not repaid to the Lenders.

2.11 Payments Free and Clear of Taxes, etc.

The Guarantor hereby agrees that:

(a) Any and all payments made by the Guarantor hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, taxes imposed on its net income (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders:

(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the Lenders receive an amount equal to the sum it would have received had no such deductions been made,

(ii) the Guarantor shall make such deductions, and

(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) The Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this agreement (hereinafter referred to as "Other Taxes").

(c) The Guarantor hereby indemnifies and holds harmless the Lenders for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by the Lenders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally assessed.

(d) The Guarantor will furnish to the Lenders the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes within 30 days after such receipt becomes available to the Guarantor. If no Taxes or Other Taxes are payable in respect of any payment hereunder to the Lenders, the Guarantor will furnish to the Lenders a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lenders, in either case stating that such payment is exempt from or not subject to Taxes or Other Taxes.

(e) Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 2.11 shall survive the payment in full of the Obligations.

ARTICLE 3
GENERAL CONTRACT PROVISIONS

3.01 Notices

All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be personally delivered to an officer of the addressee or sent by telefacsimile, charges prepaid, at or to, in the case of the Lenders, the address or telefacsimile number of the Agent set forth on the first page hereof and, in the case of the Guarantor, the address or telefacsimile number set opposite its name on the signature page hereof, or to such other address or addresses or telefacsimile number or numbers as either party hereto may from time to time designate to the other party in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

3.02 Further Assurances

The Guarantor shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Agent may reasonably request for the purpose of giving effect to this agreement.

3.03 Severability

Wherever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this agreement.

3.04 Successors and Assigns

This agreement shall enure to the benefit of the Lenders and their successors and permitted assigns and shall be binding upon the Guarantor and its successors and assigns.

3.05 Amendments and Waivers

No amendment to or waiver of any provision of this agreement, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent at the request of and on behalf of all of the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

3.06 Entire Agreement

This agreement and the agreements referred to herein constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

3.07 Judgment Currency

(a) If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 3.07 referred to as the "Judgment Currency") an amount due in a Designated Currency under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 3.07(a)(ii) being hereinafter in this Section 3.07 referred to as the "Judgment Conversion Date").

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 3.07(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Designated Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c) Any amount due from the Guarantor under the provisions of Section 3.07(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d) The term "rate of exchange" in this Section 3.07 means the noon rate of exchange of the Judgment Currency into the Designated Currency published by the Bank of Canada for the day in question for Canadian interbank transactions.

3.08 Set-Off

In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, each Lender is authorized upon any amounts being payable by the Guarantor to such Lender hereunder, without notice to the Guarantor or to any other Person, any such notice being expressly waived by the Guarantor, to setoff, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by such Lender to or for the credit of or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor which are due and payable to such Lender under this agreement.

3.09 No Waiver; Remedies; No Duty

In addition to, and not in limitation of, Section 2.03 and Section 2.08, no failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Lenders have no duty or responsibility to provide the Guarantor with any credit or other information concerning the Borrower's affairs, financial condition or business which may come into the Lenders' possession.

3.10 Authority of Agent

The rights, powers, authority, duties and responsibilities of the Agent as agent for and on behalf of the Lenders for the purposes of this agreement shall be as provided in the Credit Agreement.

3.11 Paramountcy

In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail and be paramount.

IN WITNESS WHEREOF the Guarantor has executed this agreement as of the 21st day of September, 2001.

INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC. 521 Newpark Boulevard Newmarket, Ontario L3Y 4X7	INTIER AUTOMOTIVE OF AMERICA HOLDINGS, INC.

Per:
Name:
Attention: Chief Financial Officer		Title:
Telefax: (905) 898-6093		c.s.
Per:
With a copy to:		Name:
Attention: Corporate Secretary		Title:
Telefax: (905) 898-6053

Schedule G

Restricted Subsidiaries

{ * }

Schedule H

Form of Assignment

Dated ,

Reference is made to the Credit Agreement made as of September 21, 2001 (as it may be amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement"), between Intier Automotive Inc., Intier Automotive of America Holdings, Inc. and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named therein. Terms defined in the Credit Agreement are used herein as therein defined.

(the "Assignor") and (the "Assignee") agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a % interest in and to all of the Assignor's rights and obligations under the Credit Agreement to the extent they relate to Tranche as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Assignor's Commitment with respect to Tranche as in effect on the Effective Date, the Obligations owing to the Assignor under Tranche and outstanding on the Effective Date and the corresponding rights and obligations of the Assignor under all of the Loan Documents).

2. The Assignor (i) represents and warrants that as of the date hereof its Commitment with respect to Tranche is U.S. $ (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby), and the aggregate outstanding amount of Obligations owing to it under Tranche is U.S. $                      (without giving effect to assignments thereof which have not yet become effective, including, but not limited to, the assignment contemplated hereby); (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the members of the Intier Group or the performance or observance by the Borrowers of any of their obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (v) gives notice to the Agent, the Lenders and the Borrowers of the assignment to the Assignee hereunder.

3. The effective date of this Assignment (the "Effective Date") shall be .

4. The Assignee hereby agrees to the specific Commitment of U.S. $ with respect to Tranche .

5. As of the Effective Date (i) the Assignee shall, in addition to any rights and obligations under the Loan Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Loan Documents that have been assigned to it pursuant to this Assignment and (ii) the Assignor shall, to the extent provided in this Assignment and the Credit Agreement, relinquish its rights and be released from its obligations under the Loan Documents.

6. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Documents for periods prior to the Effective Date directly between themselves.

7. This Assignment shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

[ASSIGNOR]
By:
Title

[ASSIGNEE]
By:
Title

Address

Attention:
Telefax:

Schedule I

Addresses for Notice

    if to the Canadian Borrower:

    Intier Automotive Inc.

    521 Newpark Boulevard

    Newmarket, Ontario L3Y 4X7

    Attention: Chief Financial Officer
    Fax number: (905) 726-7109

    with a copy to:

    Attention: Corporate Secretary
    Fax number: (905) 726-2603

    if to the U.S. Borrower:

    Intier Automotive of America Holdings, Inc.

    521 Newpark Boulevard

    Newmarket, Ontario L3Y 4X7

    Attention: Chief Financial Officer
    Fax number: (905) 898-6093

    with a copy to:

    Attention: Corporate Secretary
    Fax number: (905) 898-6053

    if to the Agent, for Schedules A through C inclusive:

    The Bank of Nova Scotia, as Canadian Agent

    Wholesale Banking Operations, Loan Operations

    44 King Street West

    Toronto, Ontario M5H 1H1

    Attention: Senior Manager
    Fax number: (416) 866-5991

    if to Agent, other than for Schedules A through C:

The Bank of Nova Scotia
Corporate Banking, Loan Syndications
44 King Street West
17th Floor
Toronto, Ontario M5H 1H1

Attention: Managing Director
Fax Number: (416) 866-3329

Schedule J

Compliance Certificate
TO:	THE BANK OF NOVA SCOTIA, as agent for the Lenders (the "Agent")
AND TO:	THE FINANCIAL INSTITUTIONS PARTY TO THE CREDIT AGREEMENT (as defined below), as lenders (the "Lenders")
RE:

Credit agreement (as it may be amended, modified, supplemented, restated or replaced from time to time, the "Credit Agreement") dated as of September 21, 2001 among Intier Automotive Inc., Intier Automotive of America Holdings, Inc. and the Canadian Tranche A Lenders, the U.S. Tranche A Lenders, the Tranche B Lenders and the Agent named thereto, as amended to the date hereof. All items used in this Compliance Certificate which are defined in the Credit Agreement have the meanings attributed thereto in the Credit Agreement.

We, the • and • of Intier Automotive Inc. (the "Canadian Borrower") hereby certify, without personal liability, on behalf of the Canadian Borrower as follows:

  This Certificate is furnished pursuant to paragraph 8.01(i) of the Credit Agreement.
  We have read and are familiar with the Credit Agreement including, in particular, the definitions of the various financial terms used in the Credit Agreement, the representations and warranties contained in Article Seven, the covenants contained in Article Eight and the Events of Default described in Article Ten of the Credit Agreement.
  We have made or caused to be made such examinations or investigations as are, in our opinion, necessary to furnish this Certificate, and we have furnished this Certificate with the intent that it may be relied upon by the Agent and the Lenders as a basis for determining compliance by the Borrower with its respective covenants and obligations under the Credit Agreement and the other Loan Documents as of the date of this Certificate.
  The representations and warranties contained in each of the Loan Documents are true and correct on the date of this Certificate with reference to facts subsisting on such date, with the same effect as if made on such date except for those representations and warranties which speak to a specific date which shall be true as of such date except _____________.
  All of the covenants required by the Credit Agreement have been observed, performed or satisfied, as applicable, and no Default or Event of Default has occurred and is continuing on the date of this Certificate except ______________.
  The attached financial statements for the [Fiscal Quarter/Fiscal Year] ending [insert date] (the "Reference Date") fairly present in all material respects the information contained in such financial statements, and such financial statements, and all calculations of financial covenants and presentation of financial information in this Certificate and the Appendices to this Certificate, have been prepared in accordance with GAAP.
  The Canadian Borrower is in compliance with the ratio of Total Debt to Total Capitalization as set forth in Subsection 8.01(j) as demonstrated in the calculations set forth in Appendix A to this Certificate. The ratio of Total Debt to Total Capitalization, is ______:1 which puts the Borrower in Level ______ for the purpose of the Applicable Margin and the Applicable Commitment Fee.
  The Canadian Borrower is in compliance with the ratio of EBITDA to Fixed Charges as set forth in Section 8.01(k) of the Credit Agreement as at the Reference Date as demonstrated in the calculations set forth in Appendix A to this Certificate. The ratio of EBITDA to Fixed Charges as at the Reference Date for is _______:1.
  The Canadian Borrower is in compliance with the ratio of Total Debt to EBITDA as set forth in Section 8.01(l) of the Credit Agreement as at the Reference Date as demonstrated in the calculations set forth in Appendix A to this Certificate. The ratio of Total Debt to EBITDA as at the Reference Date is _______:1.
  The Tangible Net Worth as at the Reference Date as demonstrated in the calculations set forth in Appendix A to this Certificate is U.S. $____________.
  The Funded Indebtedness of the Restricted Subsidiaries as at the Reference Date as demonstrated in the calculations set forth in Appendix A to this Certificate is U.S. $__________.
  The Borrowers are in compliance with Section 8.01(o) of the Credit Agreement as at the Reference Date as demonstrated in the calculations set forth in Appendix A to this Certificate.

  Dated this _______ day of _______________, 200___.

  By:

  Name:

  Title:

  By:

  Name:

  Title:

  APPENDIX A TO QUARTERLY FINANCIAL COMPLIANCE CERTIFICATE

  The following calculations are applicable at the Reference Date.

  Reference Date:

  All monetary references are in U.S. dollars.

  { * }

Legend { * } = confidential treatment requested